LOAN AGREEMENT

Dated as of January 15, 2015

between

AHR FIRST BORROWER LLC,

as Borrower,

and

B2R FINANCE L.P.,

as Lender

TABLE OF CONTENTS

Schedules and Exhibits

Schedules:

Schedule I	-	Allocated Loan Amount
Schedule II	-	Rent Roll
Schedule III	-	Exceptions to Representations and Warranties
Schedule IV	-	Chief Executive Office, Prior Names, Employer Identification Number and Organizational Chart
Schedule V	-	Capital Expenditure Reserve Amounts
Schedule VI	-	Deferred Maintenance Properties

Exhibits:

Exhibit A	-	General Terms
Exhibit B	-	Insurance Requirements
Exhibit C	-	Form of Request for Release
Exhibit D	-	State Specific Provisions
Exhibit E	-	Definition of Special Purpose Entity
Exhibit F	-	Intentionally Omitted
Exhibit G	-	Form of Compliance Certificate
Exhibit H	-	Intentionally Omitted
Exhibit I	-	Form of Tenant Direction Letter
Exhibit K	-	Interest Rate Cap Provisions

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of January 15, 2015 (this “Agreement”), between B2R FINANCE L.P., a Delaware limited partnership (together with its successors and assigns, collectively, “Lender”) and AHR FIRST BORROWER LLC, a Delaware limited liability company (together with its permitted successors and assigns, collectively, “Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms and conditions of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

ARTICLE 1

THE LOAN

Section 1.1 The Loan.

1.1.1 Agreement to Lend and Borrow.  Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower, and Borrower shall borrow the same from Lender.  Any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

1.1.2 The Note.  The Loan shall be evidenced by that certain Promissory Note dated as of the Closing Date, in the stated principal amount of Five Million and No/100 Dollars ($5,000,000.00) executed by Borrower and payable to the order of Lender (the “Note”).

1.1.3 Use of Proceeds.  Borrower shall use proceeds of the Loan (a) to make initial deposits of the Reserve Funds, (b) to pay costs and expenses related to the closing of the Loan, including fees payable to Lender, (c) to release any Lien encumbering the Collateral, (d) to pay any delinquent Property Taxes and Other Charges and (e) if any proceeds remain thereafter, for such lawful purpose as Borrower shall determine.

Section 1.2 Interest Rate.

1.2.1 Interest Rate.  The Outstanding Principal Balance shall accrue interest throughout the Term at the Interest Rate.  On each Payment Date, Borrower shall pay to Lender all interest accrued or to be accrued during the Interest Period in which such Payment Date occurs.

1.2.2 Default Rate.  For so long as any Event of Default shall have occurred and be continuing, the Outstanding Principal Balance and all other portions of the Debt, shall accrue interest at the Default Rate.  Interest at the Default Rate shall be paid immediately upon demand, which demand may be made as frequently as Lender shall determine.

1.2.3 Interest Calculation.  Interest on the Loan and other Obligations shall be calculated by multiplying (a) the actual number of days in the Interest Period or other period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (i.e., the Interest Rate expressed as an annual rate divided by 360) by (c) the Outstanding Principal Balance as of the first day of the applicable Interest Period or the amount of such other Obligations, as applicable.

Section 1.3 Loan Payments.

1.3.1 Payments.  On the Closing Date, Borrower shall pay interest on the Outstanding Principal Balance from the Closing Date through and including February 7, 2015 (the “Initial Interest Period”).  On March 8, 2015, and on the 8th day of each month thereafter during the Term (each, a “Payment Date”), Borrower shall make a payment of principal and interest equal to the Monthly Debt Service Payment.

1.3.2 Payments Generally.  After the Initial Interest Period, each interest accrual period (the Initial Interest  Period and each such accrual period, an “Interest Period”) shall commence on the 8th day of a calendar month and shall end on (and include) the 7th day of the following calendar month.  Lender shall have the right from time to time, in its sole discretion, upon not less than ten (10) days’ prior written notice to Borrower, to change the Payment Date to a different calendar day and, if requested by Lender, Borrower shall promptly execute an amendment to this Agreement to evidence such change; provided that (a) if Lender shall change the Payment Date as aforesaid, Lender shall make a corresponding change to the Interest Period and (b) the Maturity Date and any other date in the Loan Documents which corresponds with a Payment Date shall be automatically amended to reflect the Payment Date as so adjusted.

1.3.3 Payment on Maturity Date.  Borrower shall pay to Lender on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest and all other amounts due under the Loan Documents.

1.3.4 Late Payment Charge.  If any amount due under the Loan Documents is not paid on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of three percent (3.00%) of such unpaid sum or the maximum amount permitted by Legal Requirements in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.

1.3.5 Method and Place of Payment.  Except as otherwise specifically provided herein, all payments shall be made to Lender not later than 2:00 p.m., New York City time, on the date when due and shall be made in U.S. Dollars in immediately available funds at such place as Lender from time to time shall designate.  Any funds received by Lender after such time shall be deemed to have been paid on the following Business Day.  Whenever any payment to be made under any Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the immediately preceding Business Day.  All payments required to be made by Borrower under the Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

1.3.6 Allocated Loan Amounts.  All reductions of principal, whether prepayments or regularly scheduled amortization, shall reduce the Allocated Loan Amounts of the Properties on a pro rata basis, except only that prepayments of the Release Amount for any Release Property shall reduce the Allocated Loan Amount for such Property until the same is zero, and then any excess of such principal prepaid shall reduce the Allocated Loan Amounts of the remaining Properties on a pro rata basis.

Section 1.4 Prepayments.

1.4.1 Voluntary Prepayments.  If Borrower delivers to Lender a Prepayment Notice, Borrower may, on any Business Day, prepay the Debt in whole or in part, which prepayment shall be made together with the amounts required by Section 1.4.4.  Except for mandatory prepayments, each such prepayment shall be in a minimum principal amount of at least $100,000 and in integral multiples of $25,000 in excess thereof.  On one (1) occasion prior to the Stated Maturity Date and one (1) additional occasion prior to any final Maturity Date thereafter, Borrower may revoke a Prepayment Notice previously sent to Lender with ten (10) Business Days advance written notice to Lender and payment to Lender of any costs, fees and expenses incurred by Lender in connection with the revocation of such Prepayment Notice.

1.4.2 Mandatory Prepayments.  Borrower shall prepay the Outstanding Principal Balance in the amounts set forth below, which prepayments shall be made together with the amounts required by Section 1.4.4.

(a) Transfer.  If at any time any Property is Transferred to a third party, then no later than the applicable Transfer Date, Borrower shall prepay the Outstanding Principal Balance in an amount equal to the applicable Release Amount.

(b) Condemnation or Casualty.  If Borrower is required to make any prepayment under Section 4.3 or Section 4.4 as a result of a Condemnation or Casualty, on the next occurring Payment Date following the date on which Lender actually receives the applicable Net Proceeds, the lesser of (i) the applicable Release Amount and any other amounts required to be paid to Transfer such affected Property under Section 1.5 hereof, and (ii) one hundred percent (100%) of such Net Proceeds and all other amounts required to be prepaid pursuant to Section 4.3 or Section 4.4, as applicable, shall be applied to the prepayment of the Debt in accordance with Section 1.4.4.

(c) Payment from Cash Management Account.  Lender may collect any prepayment required under this Section 1.4.2 from the Cash Management Account on the date such prepayment is payable hereunder.

1.4.3 Prepayments After Default.  If, during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower and accepted by Lender or is otherwise recovered by Lender (including through application of any Reserve Funds), such tender or recovery shall be deemed to be a voluntary prepayment by Borrower and Borrower shall pay, as part of the Debt, all amounts required under Section 1.4.4.

1.4.4 Prepayment Requirements.

(a) On the date on which a prepayment, voluntary or mandatory, is made, Borrower shall pay to Lender the following:

(i) all accrued and unpaid interest calculated at the Interest Rate on the amount of principal being prepaid through and including the date of such prepayment, together with an amount equal to the interest that would have accrued at the Interest Rate on the amount of principal being prepaid through the end of the Interest Period in which such prepayment occurs (the “Prepayment Interest Period”), notwithstanding that such Interest Period extends beyond the date of prepayment;

(ii) if such prepayment is made after the Payment Date in the Prepayment Interest Period, an amount (the “Interest Shortfall”) equal to all interest on the principal amount being prepaid which would have accrued during the Interest Period immediately following the Prepayment Interest Period (the “Succeeding Interest Period”), calculated at (A) the Interest Rate if such prepayment occurs on or after the Determination Date for the Succeeding Interest Period or (B) the Assumed Note Rate if such prepayment occurs before such Determination Date, subject to adjustment as provided below;

(iii) if the prepayment is made prior to the Spread Maintenance Date, the Spread Maintenance Premium applicable to such prepayment, other than with respect to a prepayment under Section 1.4.2(b) or (c); and

(iv) all other sums, then due under the Loan Documents.

(b) If (i) the Interest Shortfall is paid upon an Assumed Note Rate and (ii) the actual Interest Rate for the Succeeding Interest Period is greater or less than such Assumed Note Rate, then excess Interest Shortfall (calculated based on the actual Interest Rate) shall be refunded promptly by Lender, and any underpayment of Interest Shortfall (calculated in the same manner) shall be paid by Borrower on the Payment Date following the applicable prepayment.

(c) Borrower shall pay all reasonable costs and expenses of Lender incurred in connection with the prepayment (including reasonable attorneys’ fees).

(d) Except during an Event of Default, funds delivered to Lender in connection with any prepayment shall be applied in the following order of priority: (i) first, to any amounts (other than principal, interest, Interest Shortfall and Spread Maintenance Premium) then due and payable under the Loan Documents, including any costs and expenses of Lender in connection with such prepayment; (ii) second, interest on the principal amount being prepaid at the Interest Rate through the end of the Prepayment Interest Period; (iii) third, any Interest Shortfall on the principal amount being prepaid; (iv) fourth, Spread Maintenance Premium on the principal amount being prepaid; and (v) fifth, to principal.  Notwithstanding anything contained herein to the contrary, during the continuance of any Event of Default, any payment of principal, interest and other amounts payable under the Loan Documents from whatever source (including Rents collected by Lender from Tenants) may be applied by Lender among the Obligations in such order, priority and proportions as Lender shall determine.

(e) If a prepayment is made pursuant to Section 1.4.2(a) or (b), then commencing with the first Payment Date that is more than ten (10) Business Days after the date of prepayment, Lender shall have the right to adjust the Monthly Debt Service Payment and/or Monthly Amortization Amount to reflect the decrease in the Outstanding Principal Balance as a result of such prepayment, which adjustments shall only result in the same amount of annual amortization of the principal balance of the Loan, as a percentage thereof as specified herein, both prior to such decrease in the Outstanding Principal Balance and after such adjustment.  Lender will notify Borrower in writing of its determination of the adjusted Monthly Debt Service Payment amount, which notice shall be conclusive and binding absent manifest error.

(f) Lender shall, upon the written request and at the expense of Borrower, upon payment in full of the Debt in accordance with the terms and provisions of the Loan Documents, release the Liens of the Collateral Documents and cause the trustees under any of the Mortgages to reconvey the applicable Properties to Borrower.  In connection with the releases of the Liens, Borrower shall submit to Lender, forms of releases of Liens (and related Loan Documents) for execution by Lender.  Such releases shall be the forms appropriate in the jurisdictions in which the Properties are located and contain standard provisions protecting the rights of Lender.  In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such releases, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement.  Borrower shall pay all out-of-pocket costs, Taxes and expenses associated with the release of the Liens of the Collateral Documents, including Lender’s reasonable attorneys’ fees.

Section 1.5 Transfers of Properties.  Borrower may Transfer any Property (each, a “Release Property”) and Lender shall release the Release Property from the applicable Mortgage and release its Lien on any Collateral located at such Property if the following conditions are satisfied (the “Release Conditions”):

(a) the Transfer occurs more than six (6) months after the Closing Date;

(b) no Event of Default has occurred and is continuing, other than if such Release Property is a Disqualified Property and each Event of Default that is specific to such Disqualified Property (a “Qualified Release Property Default”) would be cured as a result of the release of the Disqualified Property;

(c) Borrower shall submit to Lender, not less than ten (10) nor more than thirty (30) Business Days prior to the Transfer Date, a Request for Release, together with all attachments thereto and evidence reasonably satisfactory to Lender that the Release Conditions will be satisfied upon the consummation of such Transfer; provided, however, that as to any release of a Disqualified Property to cure a Qualified Release Property Default, such notice shall be given within five Business Days after the occurrence of the first Qualified Release Property Default with respect to such Property, and the Transfer Date shall be not later than ten (10) Business Days thereafter;

(d) intentionally omitted;

(e) the Debt Service Coverage Ratio as of the most recent Calculation Date, after giving pro forma effect for the elimination of the Underwritten Net Cash Flow for the applicable Release Property and reduction of Debt Service as determined by Lender pursuant to Section 1.4.4(d), is at least equal to the Closing Date DSCR;

(f) the Release Property shall be Transferred to a Person who is not a Relevant Party or an Affiliate of a Relevant Party, pursuant to a bona fide all-cash sale on arms-length terms and conditions; except that if the Transfer and release is to cure a Qualified Release Property Default, then the Release Property may be Transferred to a Person who is an Affiliate of Borrower or Equity Owner but is not a direct or indirect subsidiary of either of them, for consideration then paid in cash equal to not less than the BPO Value of the Property, as determined by Lender;

(g) on the Transfer Date, Borrower shall pay to Lender the applicable Release Amount together with the amounts required by Section 1.4.4, which aggregate amount shall be transferred directly to the Cash Management Account by the closing title company or escrow agent for the Transfer;

(h) Borrower shall submit to Lender, not less than five (5) Business Days’ prior to the Transfer Date, a draft release for the applicable Mortgage (and, in the event the Mortgage applicable to the Release Property encumbers other Property(ies) in addition to the Release Property, such release shall be a partial release that relates only to the Release Property and does not affect the Liens and security interests encumbering or the other Property(ies)) in form and substance appropriate for the jurisdiction in which the Release Property is located and which shall contain standard provisions protecting the rights of Lender; and in addition, Borrower shall provide all other documentation of a ministerial or administrative nature that Lender reasonably requires to be delivered by Borrower in connection with such release or assignment;

(i) Borrower shall pay all Taxes and all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) of Lender and/or its Servicer in connection with the release and, in addition, the current reasonable and customary fee being assessed by Lender and/or its Servicer to effect the release;

(j) notwithstanding anything to the contrary contained herein or in any other Loan Document, if the Loan is included in a REMIC Trust and the ratio of the unpaid principal balance of the Loan to the value of the remaining Properties (as determined by Lender using any commercially reasonable method permitted to a REMIC Trust, and which shall exclude the value of any personal property (other than fixtures) or going concern value, if any) exceeds or would exceed 125% immediately after giving effect to the release of the Release Property, no release will be permitted unless the principal balance of the Loan is prepaid by an amount not less than the greater of (i) the Release Amount or (ii) the least amount that is a “qualified amount” as that term is defined in Internal Revenue Service Revenue Procedure 2010-30, as the same may be amended, replaced, supplemented or modified from time to time, unless Lender receives an opinion of counsel that, if this paragraph is applicable but not followed or is no longer applicable at the time of such release, the REMIC Trust will not fail to maintain its status as a REMIC Trust as a result of the release of the Release Property; and

(k) no later than the close of business on the Transfer Date, Borrower shall provide written notice of the Transfer of the Release Property to Lender.

Section 1.6 Increased Costs.  If as a result of any Regulatory Change or compliance of Lender therewith, the basis of taxation of payments to Lender or any company in Control of Lender of the principal of or interest on the Loan is changed or Lender or the company in Control of Lender shall be subject to (i) any Tax (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; (ii) any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities, of Lender or any company in Control of Lender is imposed, modified or deemed applicable; (iii) any other condition (other than Taxes) affecting loans or borrowers subject to LIBOR-based interest rates imposed on Lender or any company in Control of Lender and Lender determines that, by reason thereof, the cost to Lender or any company in Control of Lender of making, maintaining or extending the Loan to Borrower is increased; or (iv) any amount receivable by Lender or any company in Control of Lender hereunder in respect of any portion of the Loan to Borrower is reduced, in each case by an amount deemed by Lender in good faith to be material (such increases in cost and reductions in amounts receivable being herein called “Increased Costs”), then Lender shall provide notice thereof to Borrower and Borrower agrees that it will pay to Lender upon Lender’s written request such additional amount or amounts as will compensate Lender or any company in Control of Lender for such Increased Costs to the extent Lender determines that such Increased Costs are allocable to the Loan.  If Lender requests compensation under this Section 1.6, Lender shall, if requested by notice by Borrower to Lender, furnish to Borrower a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof.

Section 1.7 Taxes.

1.7.1 Payments Free of Taxes.  Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Legal Requirements.  If any Legal Requirement (as determined in the good faith discretion of Borrower) requires the deduction or withholding of any Tax from any such payment by Borrower, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Legal Requirements and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 1.7) Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

1.7.2 Indemnification by Borrower.  Borrower shall indemnify Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 1.7) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

1.7.3 Payment of Indemnified Taxes.  Borrower shall pay (i) to the applicable Governmental Authority as and when due all Indemnified Taxes, in accordance with applicable Legal Requirements, and (ii) to Lender, within fifteen (15) days after written request by Lender, all other Indemnified Taxes.  Promptly following written request by Lender, Borrower shall deliver to Lender evidence, reasonably satisfactory to Lender, of payment of Indemnified Taxes.

1.7.4 Foreign Taxes.  All payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, assessments, fees, charges, reserves or withholdings (including, without limitation, backup withholdings) imposed, levied, collected, withheld or assessed by any Governmental Authority, which are imposed, enacted or become effective after the date hereof (such taxes being referred to collectively as “Foreign Taxes”), excluding income and franchise taxes of the United States of America imposed by the jurisdiction under the laws of which Lender is organized or any political subdivision or taxing authority thereof or therein or imposed by the jurisdiction of Lender’s applicable lending office where Lender is resident or engaged in business or any political subdivision or taking authority thereof or therein and Taxes imposed under FATCA as a result of Lender’s failure to comply with Section 1.7.5 hereof.  If any Foreign Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Foreign Taxes) principal, interest and/or any such other amounts payable hereunder at the rate or in the amounts specified hereunder.  Whenever any Foreign Taxes are payable pursuant to applicable law by Borrower, as promptly as possible thereafter, Borrower shall send to Lender an original official receipt, if available, or certified copy thereof showing payment of such Foreign Taxes.  Borrower hereby indemnifies Lender for any incremental taxes, interest or penalties that may become payable by Lender which may result from any failure by Borrower to pay any such Foreign Taxes when due to the appropriate taxing authority or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence.

1.7.5 Tax Forms.  Prior to the date that any Lender organized under the laws of a jurisdiction outside the United States of America becomes a party hereto, such Lender shall deliver to Borrower such certificates, documents or other evidence, as required by the Code issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender establishing that payments to it hereunder and under the Note are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Code.  Each such Lender shall (y) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower and (z) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by Borrower.  If a payment made to a Lender under or in respect of this Agreement or any other Loan Document would be subject to United States federal withholding tax imposed by FATCA and such Lender fails to comply with the applicable reporting requirements of FATCA, such Lender shall deliver (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller, and (B) other documentation reasonably requested by the Borrower sufficient for Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements.  Borrower shall not be required to pay any amount pursuant to Section 1.7.4 above to any Lender that is organized under the laws of a jurisdiction outside of the United States of America if such Lender fails to comply with the requirements of this Section 1.7.5.  Borrower will not be required to pay any additional amounts in respect of United States federal income tax pursuant to Section 1.7.4 above to Lender if the obligation to pay such additional amounts would not have arisen but for a failure by Lender to comply with its obligations under this Section 1.7.5.

1.7.6 Survival.  Each party’s obligations under this Section 1.7 shall survive any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 1.8 Substitution of Property.  Notwithstanding anything to the contrary contained herein, including Sections 1.5, 4.2 and 4.3 hereof, Borrower may substitute a Property (each, a “Specified Property”) with a substitute Eligible Property (each, a “Substitute Property”) provided that the following conditions are satisfied:

(a) each substitute Eligible Property shall be a residential real property of a similar property type as the Substitute Property, but excluding housing cooperatives and manufactured housing;

(b) no Event of Default or Trigger Period shall have occurred and be continuing;

(c) Lender shall have obtained, at Borrower’s sole cost and expense, an appraisal for the Substitute Property and the Specified Property and based on such appraisal, the Substitute Property shall have the same or greater “as is” value as the greater of (x) the “as is” value of the Specified Property as of the Closing Date and (y) the “as is” value of the Specified Property at the time of substitution;

(d) Lender shall have completed at Borrower’s sole cost and expense, an inspection of the Substitute Property, and Lender shall be satisfied with the results thereof;

(e) Borrower shall deliver to Lender an Officer’s Certificate stating that each Substitute Property is an Eligible Property on the date of the substitution after giving effect to the substitution;

(f) The Substitute Property must be occupied by an unrelated tenant meeting Lender’s underwriting criteria pursuant to a Lease which shall have a remaining contractual term of at least six (6) months (without giving effect to any extension option in such Lease);

(g) the in place Rents under the Lease for the Substitute Property shall be equal to or greater than the greater of (A) the in place Rents under the Lease for the Specified Property measured as of the time of substitution (assuming such Specified Property is leased at market rent even if it is not leased at market rent or not leased) and (B) the in place Rents under the Lease for the Specified Property measured as of the Closing Date;

(h) the net operating income for the Substitute Property shall be equal to or greater than the greater of (A) the net operating income of the Specified Property measured as of the time of substitution (assuming such Specified Property is leased at market rent even if it is not leased at market rent or not leased) and (B) the net operating income of the Specified Property measured as of the Closing Date;

(i) simultaneously with the substitution, Borrower shall convey all of Borrower’s right, title and interest in, to and under the Specified Property to a Person other than Sponsor and Borrower shall deliver to Lender a copy of the deed conveying all or Borrower’s right, title and interest in the Specified Property;

(j) Borrower shall deliver on or prior to the date of substitution evidence satisfactory to Lender that each Substitute Property is insured pursuant to Policies meeting the requirements of Section 4.1;

(k) Borrower shall deliver to Lender the deed in the name of Borrower, owner’s title insurance policy which evidences clean and marketable title vesting in the name of Borrower and the Lease with respect to the Substitute Property;

(l) Borrower shall have executed and delivered to Lender, a Mortgage with respect to the Substitute Property, which shall be in substantially the same form as the Mortgage executed and/or delivered on the Closing Date with such changes as may be necessitated or appropriate (as reasonably determined by Lender) for the jurisdiction in which the Substitute Property is located, and which may, in Lender’s discretion, be a Mortgage with respect to only such Substitute Property (and in the event the Substitute Property is located in the same county or parish in which one or more other Properties (other than the Specified Property) is located, such Mortgage may be in the form of an amendment and spreader agreement to the existing Mortgage covering such Property or Properties located in the same county or parish as the Substitute Property, in each case, in form and substance reasonably acceptable to Lender) (the “Substitute Mortgage Documents”);

(m) Borrower shall deliver to Lender the following opinions of counsel in Lender’s standard form or, in Lender’s discretion if a similar opinion was not provided on the Closing Date, other evidence satisfactory to Lender regarding the following:  (A) an opinion of counsel admitted to practice under the laws of the state in which the Substitute Property (or Substitute Properties, if a portfolio of Specified Properties are being substituted) is located in form and substance reasonably satisfactory to Lender opining as to the enforceability of the Substitute Mortgage Documents with respect to the Substitute Property and (B) an opinion stating that the Substitute Mortgage Documents were duly authorized, executed and delivered by Borrower and that the execution and delivery of such Substitute Mortgage Documents and the performance by Borrower of its obligations thereunder will not cause a breach or a default under, any agreement, document or instrument to which Borrower is a party or to which it or the Properties are bound and otherwise in form and substance satisfactory to Lender;

(n) Borrower shall deliver to Lender such Tax Funds, Insurance Funds, Capital Expenditure Funds and Deferred Maintenance Funds as Lender determines is necessary with respect to the Substitute Property and shall agree to perform any repairs that Lender determines are necessary with respect to the Substitute Property prior to the substitution;

(o) Lender shall have received a lender’s title insurance policy for the Substitute Property (or, in the event a Substitute Property is located in the same county or parish in which one or more other Properties (other than an Specified Property) is located, an endorsement to the existing lender’s title insurance policy with respect to such Property or Properties located in the same county or parish as such Substitute Property in form and substance satisfactory to Lender) insuring the Lien of the Mortgage encumbering such Substitute Property as a valid first lien on such Substitute Property, free and clear of all exceptions other than as approved by Lender;

(p) each Substitute Property shall be located in a metropolitan statistical area that contains at least one Property as of the Closing Date,

(q) the “as is” value of the Specified Property, together with the “as is” value of all other Specified Properties since the Closing Date, shall be no more than twenty percent (20%) of the aggregate “as is” values of all Properties as of the Closing Date, as determined by Lender;

(r) no acquisition of a Substitute Property will result in Borrower or any guarantor for the Loan incurring any indebtedness (except as permitted by this Agreement);

(s) if any Lien, litigation or governmental proceeding is existing or pending or, to the knowledge of Borrower or Manager, threatened against any Specified Property or Substitute Property which may result in liability for Borrower, Borrower shall have deposited with Lender reserves satisfactory to Lender as security for the satisfaction of such liability;

(t) simultaneously with the substitution, Lender shall release the Specified Property from the applicable Mortgage and related Lien, provided, that Borrower has executed and delivered to Lender such release and assignment documentation as Lender reasonably requests (and, in the event the Mortgage applicable to the Specified Property encumbers other Property(ies) in addition to the Specified Property, such release shall be a partial release that relates only to the Specified Property and does not affect the Liens and security interests encumbering or on the other Property(ies)) in form and substance appropriate for the jurisdiction in which such Specified Property is located which contains standard provisions protecting the rights of Lender, as determined by Lender;

(u) the Eligible Property otherwise satisfies Lender’s then current underwriting guidelines; and

(v) Borrower shall pay to Lender all reasonable out-of-pocket costs and expenses incurred by Lender in connection with the substitution (including, without limitation, costs and expenses incurred by Lender in connection with the release of the Specified Property from applicable Mortgage) and, in addition, the current reasonable and customary fee being assessed by Lender and/or its Servicer to effect releases or assignments.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, if the Loan is included in a REMIC Trust, no substitution will be permitted unless (1) either (a) immediately after such substitution the ratio of the unpaid principal balance of the Loan to the value of the remaining Properties (as determined by Lender using any commercially reasonable method permitted to a REMIC Trust; and which shall exclude the value of personal property (other than fixtures) or going concern value, if any) is equal to or less than 125% or (b) the ratio of the unpaid principal balance of the Loan to the value of the Properties (including the Substitute Property) will not increase as a result of the substitution of the Substitute Property for the Specified Property, or (2) Lender receives an opinion of counsel that the REMIC Trust will not fail to maintain its status as a REMIC Trust as a result of the substitution of the Substitute Property for the Specified Property.

Section 1.9 Extension Options.  Borrower shall have the option to extend the Stated Maturity Date to February 8, 2018 (the “First Extended Maturity Date”); and only if the Maturity Date shall have been validly so extended, then Borrower shall have a second option to extend the Maturity Date to February 8, 2019 (the “Second Extended Maturity Date”); and only if the Maturity Date shall have been validly so extended, then Borrower shall have a third option to extend the Maturity Date to February 8, 2020 (the “Third Extended Maturity Date”).  Each such option (an “Extension Option”) shall be exercised only by written notice (an “Extension Notice”) delivered to Lender no earlier than one hundred twenty (120) nor later than thirty (30) days prior to the then-scheduled Maturity Date, and in each case the valid exercise of the option shall be subject to the satisfaction of the following conditions precedent:

(a) no Event of Default shall exist when Lender receives the applicable Extension Notice, nor on the Maturity Date as the same is scheduled prior to giving effect to the Extension Option then being exercised;

(b) Not later than the first day of the applicable extension period, Borrower shall obtain, execute as applicable, and deliver to Lender (i) one or more Replacement Interest Rate Cap Agreements from an Approved Counterparty, in a notional amount equal to the Outstanding Principal Balance, which Replacement Interest Rate Cap Agreement(s) shall be (A) effective for the period commencing not later than said first day of the extension period and ending on the last day of the Interest Period in which the applicable extended Maturity Date occurs and (B) otherwise on same terms set forth in Exhibit K and at the applicable Strike Price; (ii) an Acknowledgement with respect to each such Replacement Interest Rate Cap Agreement; (iii) a Counterparty Opinion with respect to each such Replacement Interest Rate Cap Agreement and the related Acknowledgment; and (iv) a Collateral Assignment of Interest Rate Protection Agreement for each such Replacement Interest Rate Cap Agreement;

(c) All amounts due and payable by Borrower pursuant to the Loan Documents as of the applicable Maturity Date, and all reasonable, out-of-pocket costs and expenses of Lender, including Lender’s reasonable attorneys’ fees and disbursements shall have been paid in full;

(d) Borrower shall pay to Lender an extension fee, for each such Extension Option, equal to 0.25% of the Outstanding Principal Balance; and

(e) The Debt Service Coverage Ratio as of the applicable Maturity Date, and as of the date of exercise of any Extension Option, shall be not less than 1.30 : 1.00.

If Borrower is unable to satisfy all of the foregoing conditions within the applicable time frames for each, Lender shall have no obligation to extend the Maturity Date hereunder.  Borrower may rescind any Extension Notice prior to commencement of the applicable extension period, in which case Borrower shall have no right to deliver a subsequent Extension Notice.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

Section 2.1 General Representations.  Borrower represents and warrants to Lender as of the Closing Date that, except to the extent (if any) disclosed on Schedule III with reference to a specific subsection of this Section 2.1:

2.1.1 Organization.  Each Loan Party (a) is duly organized and validly existing under the laws of the State of Delaware, (b) is duly qualified to do business and in good standing in each jurisdiction where it is required to be so, and (c) has all requisite power and authority and all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged.  The sole business of Borrower is the acquisition, ownership, operation, leasing, and sale of the Properties; and the sole business of Equity Owner is acting as the sole member of Borrower, including, providing the Equity Owner Guaranty and the Pledge Agreement.

2.1.2 Proceedings; Enforceability.  The Loan Documents have been duly authorized, executed and delivered by or on behalf of each Relevant Party that is a party thereto and constitute legal, valid and binding obligations of each such Relevant Party, enforceable against each such Relevant Party in accordance with their respective terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).  The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Relevant Party including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

2.1.3 No Conflicts.  The execution, delivery and performance of the Loan Documents by each Relevant Party party thereto (a) will not contravene such Relevant Party’s governing documents, (b) will not result in any violation of the provisions of any Legal Requirement, (c) will not conflict with or result in a breach or default under any agreement or instrument to which any Relevant Party is a party or to which any Relevant Party’s property or assets is subject, and (d) will not result in or require the creation or imposition of any Lien upon any assets of any Relevant Party, except for Liens created under the Loan Documents.

2.1.4 Litigation.  There are no orders, injunctions, decrees, judgments, actions, suits or proceedings at law or in equity by or before any Governmental Authority or other entity now pending or, to Borrower’s knowledge, threatened, against or affecting any Relevant Party, Manager or any Property, except as disclosed on Schedule III.  All information with respect to the same that has been provided to Lender by any Relevant Party or Affiliate is true and complete.  No such matter disclosed on Schedule III (a) involves any of the Loan Documents or the transactions contemplated thereby or (b) if adversely determined, would reasonably be expected to have a Material Adverse Effect or an Individual Material Adverse Effect with respect to any Property.

2.1.5 Consents.  Any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority or other Person that is required for the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party has been obtained and is in full force and effect.

2.1.6 Agreements.  No Relevant Party is a party to any agreement or instrument or subject to any restriction which has had or would reasonably be expected to have a Material Adverse Effect or an Individual Material Adverse Effect.  No Relevant Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Property Document, and no default exists under any Property Document.  No Loan Party has any material financial obligations other than under the Loan Documents and the Management Agreement.  No Property nor any part thereof is subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of any Tenant or any other Person.

2.1.7 Solvency.  Each Relevant Party (a) has received reasonably equivalent value in exchange for its obligations under the Loan Documents and (b) has not entered into the transactions contemplated by the Loan Documents or executed any Loan Document with the actual intent to hinder, delay or defraud any creditor.  After giving effect to the transactions contemplated by the Loan Documents, each Relevant Party is Solvent.  In the last seven years, there has not occurred any Event of Bankruptcy in respect of any Relevant Party.  No Relevant Party is contemplating an Event of Bankruptcy and to Borrower’s knowledge no other Person contemplating an Event of Bankruptcy in respect of any Relevant Party.

2.1.8 Employee Benefit Matters  Neither any Loan Party nor any ERISA Affiliate of any Loan Party has incurred or could be subjected to any liability under Title IV or Section 302 of ERISA or Section 412 or 430 of the Code or maintains or contributes to, or is or has been required to maintain or contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 or Part III of Subchapter D, Chapter 1, Subtitle A of the Code.  The consummation of the transactions contemplated by this Agreement will not constitute or result in any non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or substantially similar provisions under federal, state or local laws, rules or regulations.  With respect to each multiemployer plan (as defined in Section 414(f) of the Code or Section 3(37) of ERISA) to which any Loan Party or any of its ERISA Affiliates is or has been required to make a contribution, each Loan Party and all of its ERISA Affiliates have satisfied all required contributions and installments on or before the applicable due dates and have not incurred a complete or partial withdrawal under Section 4203 or 4205 of ERISA.

2.1.9 Compliance with Legal Requirements.  Each Loan Party and each Property (including the leasing, management and collections practices and the use of each Property) is in compliance in all material respects with all applicable Legal Requirements including building and zoning ordinances and codes and all certifications, permits, licenses, consents and approvals required for the legal leasing, use, occupancy and operation of each Property.  No Loan Party is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority.  There is no certification, permit, license, consent, approval, order or authorization of, and no filing with or notice to, any court or Governmental Authority related to the leasing, use, occupancy and operation of any Property that has not been obtained.  There has not been committed by Borrower or by any other Person in occupancy of or involved with the operation, use or leasing of any Property any act or omission affording any Governmental Authority the right of forfeiture as against such Property or any part thereof.  None of the Properties has been purchased with proceeds of any illegal activity.

2.1.10 Indebtedness.  Borrower has no Indebtedness outstanding other than Permitted Indebtedness.  Equity Owner has no Indebtedness other than Equity Owner Permitted Indebtedness.

2.1.11 Property/Title.  Borrower has good and marketable fee simple legal and equitable title to the real property comprising each Property, free and clear of any Liens other than Permitted Liens.  Each Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of such Property.  The Mortgages, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements to be filed in connection therewith, will create (a) valid, perfected first priority Liens on the Properties and the Rents therefrom, enforceable as such against creditors of Borrower, subject only to Permitted Liens, and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty referred to therein (including the Leases to the extent the same are personal property under applicable Legal Requirements), subject only to Permitted Liens.  The grant of the security interest in the Collateral by Borrower to Lender is in the ordinary course of Borrower’s business and is not subject to the bulk transfer or similar laws.  Schedule IV accurately and completely discloses, (a) the chief executive office and the location of Borrower’s records regarding the Collateral, (b) Borrower’s legal name, and each other name by which Borrower has been known since its formation, including prior legal names, and any tradenames, fictitious names, or “doing business as” names, and (c) Borrower’s federal employer identification number and Delaware organizational identification number.

2.1.12 Property Condition.  Except for any deferred maintenance conditions specified on Schedule VI, each Property is in a good, safe and habitable condition and repair, and free of and clear of any damage or waste that may have an Individual Material Adverse Effect on such Property.

2.1.13 Leasing.  Except as set forth on Schedule III, each Property is leased by Borrower to an Eligible Tenant pursuant to an Eligible Lease, and each such Lease is in full force and effect and was not in default in any material respect, and no Leases (written or oral) existed for any Properties except for Eligible Leases previously delivered to Lender.  No Person (other than the Borrower) has any possessory interest in any Property or right to occupy the same except for the Tenants under and pursuant to such Eligible Leases and any Person claiming invitee rights through such Tenant.  Borrower has delivered to Lender true and complete copies of all Leases, and there are no material oral agreements with respect thereto.  Except as set forth on Schedule III, no Advance Rent for any Property has been paid and no right to free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements have been given or are required to be given to any Tenant.  To Borrower’s knowledge, (a) except as set forth on Schedule III, each Property is being used exclusively as a residence and (b) no illegal activity has taken place on any Property.

2.1.14 Utilities and Public Access.  Each Property has rights of access to public ways and is served by (a) electricity (b) water, (c) sewer or septic system, and (d) storm drain facilities adequate to service such Property for its intended uses and all public utilities necessary or convenient to the full use and enjoyment of such Property are located either in the public right-of-way abutting such Property (which are connected so as to serve such Property without passing over other property) or in recorded easements serving such Property and such easements are set forth in and insured by Lender’s Title Insurance Policy, and all roads necessary for the use of such Property for its intended purposes have been completed and dedicated to public use and accepted by the applicable Governmental Authorities.

2.1.15 Management Agreements.  No Person has any right or obligation to manage, lease or collect rent from any of the Properties except Existing Manager pursuant to the Existing Management Agreement.  Borrower is not party to, and none of the Properties is subject to, any Management Agreement other than the Existing Management Agreement.  Borrower has delivered a true and complete copy of the Existing Management Agreement to Lender.  All fees and other compensation due and payable for services performed under the Existing Management Agreement have been paid in full.

2.1.16 Insurance.  Borrower has obtained and delivered to Lender certificates evidencing the Policies required under Section 4.1(a).  All such Policies are in full force and effect, with all premiums prepaid thereunder.  No claims have been made that are currently pending under any such Policies.  Neither Borrower nor, to Borrower’s knowledge, any other Person, has done, by act or omission, anything which would impair the coverage of any of the Policies.

2.1.17 Eminent Domain.  There is no proceeding pending or, to Borrower’s knowledge, threatened, for the total or partial Condemnation of any Property or for the taking or relocation of roadways serving any Property.

2.1.18 Flood Zone.  No Property is located in an area identified by the Federal Emergency Management Agency as a special flood hazard area, or, if so located the flood insurance required pursuant to Section 4.1(a) is in full force and effect with respect to such Property.

2.1.19 Taxes and Other Charges.  Borrower has filed on a timely basis all Tax returns (including all foreign, federal, state, local and other Tax returns) required to be filed by it and is not delinquent in payment of any Taxes payable by Borrower.  Borrower is not liable for Taxes payable by any other Person.  All transfer Taxes, deed stamps, intangible Taxes and other amounts required to be paid under applicable Legal Requirements in connection with the transfer of each Property to Borrower have been paid.  All Taxes and governmental assessments due and owing in respect of each Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder, and none of the same is delinquent.  There are no delinquent Other Charges outstanding with respect to any Property and there are no pending or, to Borrower’s knowledge, proposed, special or other assessments for homeowner’s association improvements affecting any Property.

2.1.20 Organizational Chart.  The organizational chart attached to Schedule IV accurately and completely as of the Closing Date sets forth the structural relationships, identities (including entity type and jurisdiction of organization), and interests of all Persons owning a direct or indirect, legal or beneficial interest in each Loan Party through all tiers of ownership.  Other than those Persons shown on Schedule IV no Person has any ownership interest in, or right of control, directly or indirectly, in any Loan Party.  Borrower has no subsidiaries.

2.1.21 Federal Reserve Regulations.  No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (“Margin Stock”) or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements in any material respects or by the terms and conditions of this Agreement or the other Loan Documents.  None of the Collateral is comprised of Margin Stock and less than twenty-five percent (25%) of the assets of each Loan Party are comprised of Margin Stock.

2.1.22 Federal Regulations, FIRPTA, Investment Company Act.  No Loan Party is a (a) ”bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System or (b) ”foreign person” within the meaning of Section 1445(f)(3) of the Code.  No Loan Party or any Person controlling such Loan Party (including Sponsor), is required to register as an “investment company” under the Investment Company Act of 1940, as amended.

2.1.23 Patriot Act.  No Loan Party nor any owner of a direct or indirect interest in any Loan Party (a) is listed on any Government Lists, (b) is a Person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (c) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (d) is currently under investigation by any Governmental Authority for alleged criminal activity.  “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (i) the criminal laws against terrorism; (ii) the criminal laws against money laundering, (iii) the Bank Secrecy Act, as amended, (iv) the Money Laundering Control Act of 1986, as amended, or (v) the Patriot Act.  “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.

2.1.24 Accuracy of Information.  No documents or information heretofore delivered by, or on behalf of Sponsor or Borrower to Lender in respect of the Properties, Borrower or Sponsor contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein not misleading unless subsequently corrected (except that the foregoing representation, as it relates to any title policy or Tenant related information delivered to Lender in connection with the closing of the Loan, shall be limited to Borrower’s knowledge).  All financial data that have been delivered to Lender in connection with the Loan (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of the Properties as of the date of such reports, and (c) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein (provided, however, that Borrower does not guarantee any forward looking projections or estimates, but does represent and warrant that such forward looking projections or estimates were prepared in good faith and in a commercially reasonable and prudent manner).  Borrower has disclosed to Lender in writing each event, condition and contingent liability, if any, that has had or would reasonably be expected to have a Material Adverse Effect or Individual Material Adverse Effect.

Section 2.2 Survival of Representations.  The representations and warranties set forth in this Article 2 and elsewhere in this Agreement and the other Loan Documents shall (a) survive until the Debt has been paid in full and (b) be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

                       ARTICLE 3

COVENANTS

        Section 3.1 Compliance with Laws, Etc.  Borrower shall, and shall cause Equity Owner to, at all times conduct their businesses, including ownership, leasing and operation of the Properties, in compliance with all Legal Requirements, and shall keep in full force and effect all licenses, permits, consents and approvals (including certificates of occupancy) necessary for the same.  Borrower shall, and shall cause Equity Owner to, not commit or suffer to be committed any act or omission affording any Governmental Authority the right of forfeiture as against any Property or any part thereof.

Section 3.2 Preservation of Entity Existence.  Borrower shall and shall cause Equity Owner to (a) be a single member Delaware limited liability company, (b) comply with all procedures required by its organizational documents, (c) maintain its entity existence, rights, franchises and privileges in the State of Delaware and (d) qualify and remain in good standing in each other jurisdiction where the same is required under applicable Legal Requirements.

Section 3.3 Dissolution, Merger, Consolidation, Etc.  Borrower shall not, and shall cause Equity Owner not to (a) engage in any dissolution, liquidation or consolidation or merger with or into any other Person, (b) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower or Equity Owner except to the extent permitted by the Loan Documents, or (c) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction, in each case, without obtaining the prior written consent of Lender.

Section 3.4 Indebtedness.  Borrower shall not create, incur, assume or suffer to exist any Indebtedness other than (a) the Debt and (b) unsecured trade payables that (i) are incurred in the ordinary course of business relating to the ownership and operation of the Properties, (ii) are not evidenced by a note, (iii) do not exceed, at any time, three percent (3%) of the original principal amount of the Loan and (iv) are paid within thirty (30) days of the date incurred (collectively, “Permitted Indebtedness”).  Borrower shall cause Equity Owner not to create, incur, assume or suffer to exist any Indebtedness other than:  (A) Indebtedness incurred under the Equity Owner Guaranty and (B) unsecured trade payables that (1) are incurred in the ordinary course of business relating to the ownership of its membership interest in Borrower, (2) are not evidenced by a note, (3) do not exceed, at any time, $10,000 and (4) are paid within thirty (30) days of the date incurred (collectively, “Equity Owner Permitted Indebtedness”).

Section 3.5 Liens Against Collateral.  Borrower shall not, and shall cause Equity Owner not to, create, incur, assume or suffer to exist any direct or indirect Lien upon any direct or indirect interest in any Collateral except for Liens under the Collateral Documents and Permitted Liens.  Borrower shall take all necessary action to retain title to each Property and the related Collateral irrevocably in Borrower, free and clear of any Liens other than Permitted Liens.  Borrower shall warrant and defend the title to each Property and every part thereof, subject only to Permitted Liens, in each case against the claims of all Persons whomsoever.

Section 3.6 Taxes and Other Charges.  Borrower shall, and shall cause Equity Owner to, timely (which may occur pursuant to lawful extensions) file all returns and reports that it is required by Legal Requirements to file with respect to any Taxes.  Borrower shall, and shall cause Equity Owner to, pay or cause to be paid (a) not later than thirty (30) days prior to delinquency all Taxes and Other Charges now or hereafter levied, assessed or imposed on it or on any of the Properties and shall deliver to Lender receipts for the payment of Taxes and Other Charges prior to the date the same shall become delinquent and (b) shall promptly pay for all utility services provided to each Property as they become due and payable (other than any such utilities, which are, pursuant to the terms of any Lease, required to be paid by the Tenant thereunder directly to the applicable service provider).

Section 3.7 No Joint Assessment.  Borrower shall not suffer, permit or initiate the joint assessment of any Property with (a) any other real property constituting a tax lot separate from the applicable Property, or (b) any portion of the applicable Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any Taxes which may be levied against any such  personal property shall be assessed or levied or charged to the applicable Property.

Section 3.8 Right to Contest Legal Requirements, Taxes and Other Charges.  Notwithstanding Sections 3.1 and 3.6, after prior written notice to Lender, a Loan Party may contest by appropriate legal proceedings conducted in good faith and with due diligence, the applicability of any Legal Requirement, or the amount or validity of any Taxes and Other Charges and, in such event, may permit the Legal Requirement, Taxes and Other Charges being so contested to remain unsatisfied or unpaid during such contest so long as (a) no Event of Default shall exist, (b) such proceeding shall be permitted under and conducted in accordance with all applicable Legal Requirements, (c) no Property or other Collateral nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost, as determined by Lender in good faith, (d) enforcement of the contested Legal Requirement, Taxes or Other Charges is effectively stayed for the entire duration of such contest, (e) any Taxes, Other Charges and other amounts in connection with such Legal Requirements determined to be due, together with any interest or penalties thereon, shall be promptly paid as required after final resolution of such contest, (f) the applicable Loan Party has set aside on its books adequate reserves in accordance with GAAP, (g) Borrower shall deliver to Lender cash security in an amount determined by Lender to be sufficient to insure the payment of such Taxes, Other Charges and other amounts, together with all interest and penalties thereon, (h) failure to comply with such Legal Requirements or to pay such Taxes, Other Charges and other amounts will not, as determined by Lender, present an unreasonable risk of any civil or criminal liability to Lender or any Material Adverse Effect or Individual Material Adverse Effect, (i) such contest shall not affect the ownership, use or occupancy of any Property or other Collateral, and (j) Borrower shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth above.  Notwithstanding the foregoing, Borrower shall, and shall cause Equity Owner to, comply with all Legal Requirements and pay any contested Taxes, Other Charges and other amounts (or, if cash or other security has been provided, Lender may pay over any such cash or other security held by Lender to the claimant) if, in the Lender’s reasonable judgment, any of the foregoing conditions is not satisfied at any time or there shall be any danger of the Lien of any Collateral Document being primed.

Section 3.9 Business and Operations.  Borrower at all times shall, directly or through the Manager, continuously (a) engage in the businesses of ownership, leasing, maintenance, management and operation of the Properties, and (b) own or lease all equipment, fixtures and personal property which are necessary to operate the Properties.  Borrower shall not engage in any business activity other than the ownership, leasing, maintenance, management, operation and permitted sale of the Properties, performance of its obligations under the Loan Documents to which it is a party and the conduct of lawful business that is incident, necessary and appropriate to accomplish the foregoing.  Borrower shall not own any real property other than the Properties and shall not own any personal property other than personal property necessary or incidental to its ownership and operation of the Properties.  Borrower shall cause Equity Owner not to engage in any business activity other than the acting as the sole member of Borrower and performance of its obligations under the Loan Documents to which it is a party and the conduct of lawful business that it incidental, necessary and appropriate to accomplish the foregoing.  Borrower shall cause Equity Owner not to own any assets other than its membership interest in Borrower.

Section 3.10 Condition and Operation of the Properties.  Except if a Property has suffered a Casualty and is in the process of being restored in accordance with Section 4.4, Borrower shall keep and maintain each Property in a good, safe and habitable condition and state of repair in compliance with all applicable Legal Requirements in all material respects.  Without limitation, Borrower shall timely cause to be made all reasonably necessary repairs and replacements to each Property; provided that Borrower shall not make any structural alterations to any Property (including, without limitation, any alterations to the roof of a Property) that exceed $10,000 (in the aggregate, together with all other alterations then being undertaken) or any repairs or alterations that might have a Material Adverse Effect, without Lender’s prior written consent thereto.  Borrower shall not commit or knowingly permit any waste on any Property nor take any action that might invalidate any insurance carried on any of the Properties (and Borrower shall promptly correct any such actions of which Borrower becomes aware).  Borrower will promptly pay (or cause to be paid) when due all operating expenses and Capital Expenditures necessary for the operation of the Properties.

Section 3.11 Compliance with Agreements and Property Documents.  Borrower shall not, and shall cause Equity Owner not to, enter into any agreement or instrument or become subject to any restriction which would reasonably be expected to have a Material Adverse Effect or an Individual Material Adverse Effect.  Borrower shall observe and perform in all material respects each and every term to be observed or performed by Borrower pursuant to the terms of any agreement to which Borrower is a party and each Property Document.  Borrower shall enforce in a commercially reasonable manner the performance and observance of each and every agreement to which Borrower is a party and each Property Document, shall do all things reasonably necessary to preserve and to keep unimpaired its material rights thereunder and cause each Property to be operated in accordance therewith.  Borrower shall not, without the prior written consent of Lender, consent to the increase of the amount of any charges under any Property Document or the reduction of any material right thereunder.  During the continuance of an Event of Default Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Property Documents without Lender’s prior written consent.

Section 3.12 Property Management.

(a) Borrower at all times shall provide competent and responsible management for the Properties by a Qualified Manager pursuant to the Existing Management Agreement or a Replacement Management Agreement.  Except for replacing an Existing Manager with a Qualified Manager pursuant to a Replacement Management Agreement and the terms hereof, without Lender’s prior written consent both as to the form of the Management Agreement and the identity of Manager, Borrower shall not enter into, modify, amend or terminate any Management Agreement, or permit any change in control or identity of any Manager, or otherwise retain or terminate the services of any property management company.  Without limitation, each Management Agreement shall provide (i) that the compensation to the Manager shall not exceed the Management Fee Cap and (ii) that the Management Agreement shall be terminable at Borrower’s option without penalty or premium (including without any transition or termination fees or expenses) on thirty (30) days’ notice or if required pursuant to the Loan Documents.  Any action or inaction of Manager within the scope of the rights and obligations of Borrower that are delegated to Manager under the Management Agreement shall be deemed attributed to Borrower for purposes of determining compliance with or Default under the Loan Documents.  Borrower shall (x) in a commercially reasonable manner, perform all of its obligations and enforce all obligations of the Manager under each Management Agreement, (y) promptly notify Lender of any default under any Management Agreement of which it is aware, and (z) promptly deliver to Lender a copy of each financial statement, business plan, Capital Expenditures plan, report and estimate received by it under each Management Agreement.

(b) Lender shall have the right to require Borrower to replace the Manager and enter into a Replacement Management Agreement with a Qualified Manager if any of the following occurs:  (i) an Event of Default, (ii) any default by Manager under the Management Agreement beyond any applicable cure period, (iii) in connection with any of the Properties or the Management Agreement, Manager is grossly negligent or commits any act of fraud or willful misconduct, misappropriates funds or violates any criminal law, or (iv) an Event of Bankruptcy occurs with respect to the Manager.  Borrower shall select the replacement Qualified Manager and enter into a Replacement Management Agreement with the replacement Qualified Manager within thirty (30) days of Lender’s demand to replace the Manager; provided that if (x) an Event of Default has occurred and is continuing, (y) the Manager being replaced is an Affiliate of Borrower or (z) Borrower fails to enter into a Replacement Management Agreement with a replacement Qualified Manager within said period of thirty (30) days, then Lender shall have the right to select the replacement Qualified Manager.  At the time the Replacement Management Agreement is executed, Borrower shall cause (and Lender shall have the right to cause) the Qualified Manager to execute and deliver an Assignment of Management Agreement, a Rent Deposit Account Control Agreement, and such other documents as Lender shall require to implement the purposes of the Loan Documents, all in form and substance satisfactory to Lender.  Borrower hereby grants to Lender an irrevocable power of attorney, coupled with an interest, to enter into the foregoing agreements and documents on behalf of Borrower.

Section 3.13 Leasing.  Borrower shall not enter into any Lease (including any renewal or extension of any existing Lease) for any Property unless such Lease is an Eligible Lease with an Eligible Tenant.  Borrower shall, in a commercially reasonable manner, perform the obligations of the lessor under all Leases, and enforce the obligations of the Tenants under such Leases.

Section 3.14 Security Deposits.

(a) At all times, Borrower shall maintain one or more (if more than one, only the minimum number required by Legal Requirements) Eligible Accounts in Borrower’s name for the safe keeping of security deposits (each and collectively, the “Security Deposit Account”) in compliance in all material respects with all applicable Legal Requirements and, from and after the commencement of a Trigger Period, as to which Borrower, Lender and the depository bank shall have executed and delivered a Rent Deposit Account Control Agreement.  From and after such event, within three (3) Business Days after receipt of any security deposit, Borrower shall deposit the same into the Security Deposit Account (except only as provided below with respect to combined payments).  Except only for deposits of de minimis Borrower funds to maintain a minimum balance or to pay fees of the depository bank, Borrower shall insure that no funds of from any source shall be deposited into the Security Deposit Account other than security deposits and interest paid thereon, and no funds shall be withdrawn except, in accordance with Legal Requirements, (i) to pay refunds of security deposits, (ii) to pay (or reimburse for payment of) expenses chargeable against security deposits, or (iii) to transfer forfeited security deposits to the Rent Deposit Account or Cash Management Account.  Borrower shall maintain complete and accurate books and records of all transactions pertaining to security deposits and the Security Deposit Account, with sufficient detail to identify all security deposits separate and apart from other payments received from or by Tenants.  Only if Borrower receives a check or other payment that combines a security deposit together with rent or other amounts owing by a Tenant, then Borrower shall deposit the combined payment into the Rent Deposit Account or Cash Management Account.  Promptly thereafter, Borrower shall submit written notice to Lender identifying the applicable combined payment and requesting a distribution of the security deposit amount from the Cash Management Account to the applicable Security Deposit Account pursuant to Section 5.9.1(a) and Lender shall deposit such Security Deposit to the applicable Account.  The security deposits shall be held and disbursed in accordance with the terms of the applicable Leases and all Legal Requirements.  In the event the Tenant under any Lease defaults such that the applicable security deposit may be drawn upon on account of such default, the proceeds of such draw shall constitute Collections and Borrower shall immediately deposit the proceeds thereof into a Rent Deposit Account or the Cash Management Account.  Borrower shall pay for all expenses of opening and maintaining the Security Deposit Accounts.

(b) Any bond or other instrument which Borrower is permitted to hold in lieu of cash security deposits under applicable Legal Requirements (i) shall be maintained in full force and effect in the full amount of such deposits unless replaced by cash deposits as above described, (ii) shall be issued by an institution reasonably satisfactory to Lender, (iii) shall, if permitted pursuant to Legal Requirements, name Lender as payee or mortgagee thereunder (or at Lender’s option, be fully assignable to Lender), and (iv) shall in all respects comply with applicable Legal Requirements and otherwise be satisfactory to Lender.  Upon Lender’s written request during an Event of Default or upon any foreclosure of any Property or transfer in lieu thereof, Borrower shall deliver (or cause to be delivered) all security deposits to Lender for safe-keeping, and not for application against the Debt.

Section 3.15 Keeping of Records and Books of Account.  Borrower shall, and shall cause Equity Owner to, keep and maintain on a calendar year basis, in accordance with (a) GAAP, (b) the applicable requirements for a Special Purpose Entity set forth herein, (c) the Cooperation Agreement and (d) Regulation AB, complete and accurate books and records of all transactions,  revenues, income, costs and expenses in connection with the ownership and operation of each Property, including all information reasonably necessary for the collection of Rents and other Collections and payment of its obligations.  Further, Borrower shall, and shall cause Equity Owner to, maintain systems and procedures reasonably designed to permit the ability to recreate all material Records in the event of destruction.  Lender shall have the right from time to time (but, absent an Event of Default, not more than twice in any calendar year), at Borrower’s cost, during normal business hours upon reasonable notice, to examine and copy any and all systems and Records of the Loan Parties and Manager at the offices of the Loan Parties or any other Person maintaining the same.  Borrower shall, and shall cause Equity Owner to, keep its chief place of business and chief executive office and the offices where it keeps the Records at the address(es) referred to on Schedule IV or upon thirty (30) days’ prior written notice to Lender, at any other location in the United States where all actions reasonably requested by Lender to protect and perfect the interests of Lender in the Collateral have been taken and completed.

Section 3.16 Access to Properties.  Subject to the rights of Tenants, Borrower shall permit and assist Lender and its representatives to inspect the Properties at reasonable hours upon reasonable advance notice.

Section 3.17 Further Assurances.  Promptly following request by Lender, Borrower shall, and shall cause Equity Owner to, at its sole cost and expense:  (a) execute and deliver, or cause to be executed and delivered, such documents, instruments, certificates, assignments and other writings, and do such other acts as Lender may reasonably request, to correct any defects or omissions in the Loan Documents, and to grant, evidence, preserve, perfect and protect the Collateral and Lender’s Liens thereupon and the priority thereof; and (b) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of the Loan Documents, as Lender may reasonably require from time to time.

Section 3.18 Anti-Money Laundering.  Borrower shall, and shall cause Equity Owner to, comply in all material respects with all applicable anti-money laundering laws and regulations, including without limitation, the Patriot Act (collectively, the “Anti-Money Laundering Laws”) and shall provide notice to Lender, within two (2) Business Days, of any Anti-Money Laundering Law regulatory notice or action involving Borrower or Equity Owner.

Section 3.19 Cooperate in Legal Proceedings.  Borrower shall, and shall cause Equity Owner to, cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender under the Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

Section 3.20 Costs and Expenses.

(a) Except as otherwise expressly set forth herein, Borrower shall pay or, as applicable, reimburse Lender upon receipt of notice from Lender, for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender, whether before or after the date hereof, in connection with the Loan Documents, the Obligations or the Collateral, including such costs and expenses pertaining to:  (i) negotiation, preparation, execution, delivery, performance, exercise of rights, and enforcement of the Loan Documents, (ii) any consents, waivers or amendments to or under the Loan Documents, (iii) any requests by any Relevant Party, (iv) filing and recording fees and costs; (v) title insurance, appraisals and broker price opinions; (vi) Property inspections and condition reports; provided that, unless an Event of Default is continuing, Borrower shall not be responsible for the cost of more than one inspection per Property in any 12 month period and the cost of any inspection related to the Restoration or repair of a Property; (vii) creation, perfection and protection of Lender’s Liens in the Collateral (including title and lien searches, intangibles Taxes, personal property Taxes, mortgage recording Taxes, due diligence expenses, travel expenses, accounting firm fees, and Lender’s diligence consultant); (viii)  claims, actions and proceedings involving any Relevant Party, the Loan Documents, or any Collateral; (ix) the regular monthly fees payable to the master servicer of the Loan, not to exceed one tenth of one percent (0.1%) per annum of the Outstanding Principal Balance; (x) enforcing any Obligations of any Relevant Party under the Loan Documents or with respect to any Collateral, (xi) any refinancing or restructuring of the Obligations, including in any “work-out,” and (xii) related to any Event of Bankruptcy of any Relevant Party and related ancillary proceedings and appeals.

(b) In connection with any Rating Agency Confirmation or other Rating Agency consent, approval, review or waiver requested or required hereunder (other than the initial review of the Loan by the Rating Agencies in connection with a Secondary Market Transaction), Borrower shall pay all of the costs and expenses of Lender, Servicer and each Rating Agency in connection therewith, and, if applicable, any fees of such Rating Agencies.

(c) Any costs and expenses due and payable by Borrower hereunder which are not paid by Borrower within ten (10) days after demand may be paid by Lender from any amounts in the Cash Management Account, with notice thereof to Borrower.  The obligations and liabilities of Borrower under this Section 3.21 shall survive repayment of the Loan and exercise by Lender of any rights or remedies under the Loan Documents.

Section 3.21 Indemnity.  Borrower shall, and shall cause Equity Owner to, indemnify, defend and hold harmless the Indemnified Persons from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever, including the reasonable fees and expenses of counsel for the Indemnified Persons (including in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not any Indemnified Person shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Person in any manner relating to or arising out of any actual or alleged (a) breach by any Relevant Party of its Obligations or any misrepresentation by such Relevant Party contained in, any Loan Document; and (b) the use or intended use of the proceeds of the Loan; provided, however, that this indemnity shall not apply to the extent that such indemnified liabilities arise from the gross negligence, fraud or willful misconduct of Lender.

Section 3.22 ERISA Matters.  Borrower shall not and shall cause Equity Owner and their respective ERISA Affiliates not to establish or be a party to any employee benefit plan within the meaning of Section 3(2) of ERISA that is a defined benefit pension plan that is subject to Section 412 or Part III of Subchapter D, Chapter 1, Subtitle A of the Code.  Borrower shall not, and shall cause Equity Owner not to, engage in any transaction that would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Loan Documents) to be a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.  Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the Term, as requested by Lender, that (a) no Loan Party is an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (b) no Loan Party is subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (c) assuming that no portion of the assets used by Lender to fund the Loan constitutes the assets of any ERISA Plan, none of the assets of a Loan Party constitute “plan assets” within the meaning of 29 C.F.R §2510.3-101, as modified by Section 3(42) of ERISA.

Section 3.23 Limitation on Transactions with Affiliates.  Borrower shall not, and shall cause Equity Owner not to, enter into, or be a party to any transaction with any Affiliate of any Loan Party except for:  (a) the Loan Documents; (b) capital contributions by (i) Sponsor to Equity Owner or (ii) Equity Owner to Borrower; (c) Restricted Junior Payments which are in compliance with Section 3.28; (d) if applicable, a Management Agreement; and (e) to the extent not otherwise prohibited under this Agreement, other transactions that are disclosed in writing in advance to Lender and that are upon fair and reasonable terms materially no less favorable to the obligor Loan Parties than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 3.24 Transfers.  Borrower shall not, and shall cause Equity Owner not to, cause or suffer to occur any Transfer other than the following Transfers (“Permitted Transfers”):  (a) an Eligible Lease entered into in accordance with the Loan Documents; (b) a Permitted Lien; (c) a Transfer of a Property in accordance with Section 1.5 or Section 1.8, (d) Transfers (of the interest itself, but not any pledge or grant or creation of any Lien) of direct or indirect equity interest in Equity Owner or Sponsor which in the aggregate during the Term (i) do not exceed forty-nine percent (49%) of the total direct or indirect legal or beneficial ownership interests in Equity Owner or Sponsor, (ii) do not result in any shareholder’s, partner’s, member’s or other Person’s interest in Equity Owner or Sponsor exceeding forty-nine percent (49%) of the total direct or indirect legal or beneficial ownership interests in Borrower (other than a Person that owned forty-nine percent (49%) of the total indirect legal or beneficial ownership interests in Borrower on the date hereof) and (iii) do not result in a change in Control of Borrower; (e) an inter vivos or testamentary Transfer of a direct or indirect equity interest in Equity Owner or Sponsor to (i) one or more immediate family members (ancestors, spouse or lineal descendants) of the current holders of such equity interests (a “Current Owner”), or (ii) a trust or other entity in which all of the beneficial interest is held by a Current Owner or one or more immediate family members of a Current Owner; provided, that in each case (x) such Transfer is made in connection with a Current Owner’s bona fide, good faith estate planning, (y) no change in Control of Borrower results therefrom, and (z) no such Transfer has an adverse effect on the bankruptcy remote status of Borrower or Equity Owner under the requirements of any Rating Agency; (f) either (Y) Lender will not unreasonably withhold its consent to the one-time transfer of one hundred percent (100%) of the direct equity interests in Equity Owner or of all of the Properties and the related assumption of the Loan by a satisfactory transferee and replacement guarantor of the Loan and such Person’s obligations hereunder, in each case as approved by Lender and upon the terms and conditions which are satisfactory to Lender, or (Z) with the prior written consent of Lender, any other Transfer of any direct or indirect interest in Borrower; and (g) the Permitted Public Transfer.  Borrower shall pay all costs and expenses of Lender in connection with such Transfer, whether or not such Transfer is approved by Lender, including all fees and expenses of Lender’s counsel, whether internal or outside, and the cost of any required counsel opinions related to REMIC or other securitization or tax issues and any Rating Agency fees.  Borrower shall provide prior written notice to Lender of any Transfer contemplated by clauses (d) and (f) above.  Borrower shall provide to Lender all documents requested by Lender that relate to a Transfer contemplated by clause (f) above.  Borrower shall pay to Lender a fee equal to the greater of (i) 1% of the Outstanding Principal Balance and (ii) $25,000 as of the date of any Transfer contemplated by clause (f) above.

Section 3.25 No Embargoed Persons.  At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, Borrower shall, and shall cause Equity Owner to, ensure that (a) none of the funds or other assets of any Loan Party shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, with the result that the investment in any Loan Party (whether directly or indirectly), would be prohibited by law (each, an “Embargoed Person”) or that the Loan would be in violation of law, (b) no Embargoed Person shall have any interest of any nature whatsoever in any Loan Party with the result that the investment in any Loan Party (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law, and (c) none of the funds of any Loan Party shall be knowingly derived from any unlawful activity with the result that the investment in such Loan Party (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law.

Section 3.26 Loan Documents.  Borrower shall not, and shall cause Equity Owner not to, terminate, amend or otherwise modify any Loan Document, or grant or consent to any such termination, amendment, waiver or consent, except in accordance with the terms thereof.

Section 3.27 Limitation on Investments.  Borrower shall not, and shall cause Equity Owner not to, make or suffer to exist any loans or advances to, or extend any credit to, purchase any property or asset or make any investment (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except for acquisition of the Properties and related Collateral and Permitted Investments.

Section 3.28 Restricted Junior Payments.  Borrower shall not, and shall cause Equity Owner not to, make any Restricted Junior Payment; provided that the Loan Parties may make Restricted Junior Payments so long as (a) no Default or Event of Default shall then exist or would result therefrom and (b) such Restricted Junior Payments are paid from (i) Available Cash released to Borrower (when no Trigger Period is in effect) or (ii) from capital contributions received by such Loan Party from its parent.

Section 3.29 Special Purpose Entity.  Borrower at all times shall, and shall cause Equity Owner to, be a Special Purpose Entity.  Without limitation, Borrower at all times shall, and shall cause Equity Owner to, comply with all criteria applicable to it set forth in the definition of Special Purpose Entity.  Borrower shall not, and shall cause Equity Owner not to, directly or indirectly make any change, amendment or modification to its governing documents, or otherwise take any action, which could result in Borrower or Equity Owner not being a Special Purpose Entity.

Section 3.30 Changes to Accounts.  Borrower shall not, and shall cause Equity Owner not to, (a) open or permit to remain open any account for the collection of Rent other than a Rent Deposit Account subject to a Rent Deposit Account Control Agreement, (b) open or permit to remain open any account for the deposit and safekeeping of security deposits other than a Security Deposit Account subject to a Rent Deposit Account Control Agreement, (c) change or permit to change any account number of the Cash Management Account, the Subaccounts, any Rent Deposit Account or any Security Deposit Account, (d) open or permit to remain open any sub-account of the Cash Management Account (except any Subaccount), any Rent Deposit Account or any Security Deposit Account or (e) permit any funds of Persons other than Borrower to be deposited or held in any of the Cash Management Account, the Subaccounts, the Rent Deposit Accounts or any Security Deposit Account.

Section 3.31 Reporting Covenants.  Borrower shall, unless Lender shall otherwise consent in writing, furnish or cause to be furnished to Lender the following reports, notices and other documents:

                              3.31.1 Financial Reporting.  Borrower shall furnish the following financial reports to Lender:

(a) annually within ninety (90) days following the end of each calendar year (taking into account any extensions to a later date for filing as may be agreed in writing by the Internal Revenue Service and/or Securities and Exchange Commission, provided Borrower provides Lender with advance written notice and evidence thereof together with the date on which such financial statements will be provided to Lender), a true, complete, correct and accurate copy of each of Borrower’s reviewed financial statements for such period, including (i) a statement of operations (profit and loss), (ii) a statement of cash flows, (iii) a calculation of Underwritten Net Cash Flow, (iv) a balance sheet, (v) an aged accounts receivable report and (vi) such other information or reports as shall be reasonably requested by Lender in connection therewith with respect to the financial condition of Borrower or the operation of the Properties, in each case prepared in reasonable detail, such reviewed financial statements to be accompanied by a report of an independent accountant selected by Borrower that is reasonably acceptable to Lender (which report on such information shall be without (A) any qualification as to the scope of such audit or (B) a “going concern” or the like qualification (other than a going concern qualification that relates solely to the near term maturity of the Loan hereunder)), together with a written statement of such accountants (x) to the effect that, in making the examination necessary for their review of such financial statements, the independent accountant has not obtained any knowledge of the existence of an Event of Default or a Default and (y) if the independent accountant has obtained any knowledge of the existence of an Event of Default or Default, describing the nature thereof;

(b) within forty-five (45) days following the end of each calendar quarter (taking into account any extensions to a later date for filing as may be agreed in writing by the Internal Revenue Service and/or Securities and Exchange Commission, provided Borrower provides Lender with advance written notice and evidence thereof together with the date on which such financial statements will be provided to Lender), a true, complete, correct and accurate copy of each of Borrower’s unaudited financial statements for such period, including (i) a statement of operations (profit and loss), (ii) a statement of cash flows, (iii) a calculation of Underwritten Net Cash Flow, (iv) a balance sheet, (v) an aged accounts receivable report and (vi) such other information or reports as shall be requested by Lender; provided that upon the occurrence of an Event of Default, and at the request of Lender, such unaudited financial statements may be required to be delivered within thirty (30) days following the end of each calendar month;

(c) within thirty (30) days following the end of each calendar month, a true, complete, correct and accurate Rent Roll for such calendar month and such other occupancy and leasing statistics as Lender shall request in Lender’s sole discretion;

(d) simultaneously with the delivery of the financial statements required by clause (b) above, a duly completed Compliance Certificate, with appropriate insertions, containing the data and calculations set forth on Exhibit G;

3.31.2 Reporting on Adverse Effects.  Within five (5) Business Days after Borrower obtains knowledge of the occurrence of any event or circumstance that has or would reasonably be expected to have a Material Adverse Effect, written notice thereof that includes the details of such event or circumstance and the action which Borrower is taking or proposes to take with respect thereto.

3.31.3 Litigation.  Within five (5) Business Days after Borrower obtains knowledge of any litigation or governmental proceedings, pending or threatened, against any Relevant Party or against Manager with respect to any Property, written notice thereof that includes a reasonably detailed summary of such litigation or proceeding.

3.31.4 Event of Default.  Within five (5) Business Days after Borrower obtains knowledge of any Event of Default or Default, Borrower shall deliver to Lender a written statement setting forth the details of such Event of Default or Default and the action that the Relevant Parties are taking or propose to take to cure such Default or Event of Default.

3.31.5 Defaults Under Agreements and Property Documents.  Within five (5) Business Days of receipt or service thereof, as applicable, Borrower shall deliver to Lender a true and complete copy of each and every notice of default received or served by Borrower with respect to any obligations under any agreement to which Borrower is a party or any Property Document if same could reasonably be expected to have a Material Adverse Effect.

3.31.6 Security Deposits.  Within five (5) days of the last day of each calendar month, written notice of the aggregate amount of security deposits deposited into the Cash Management Account during such month.

3.31.7 Other Reports.

(a) Borrower shall deliver to Lender, within ten (10) Business Days of the receipt thereof by Borrower, a copy of all material reports prepared by Manager pursuant to the Management Agreement, including the Annual Budget and each financial statement, business plan, Capital Expenditures plan, report and estimate received by it under each Management Agreement.

(b) Borrower shall deliver to Lender, within ten (10) Business Days of Lender’s request therefor, copies of any requested Property Tax, Other Charge or insurance bills, statements or invoices received by any Loan Party with respect to the Properties.

(c) Borrower shall, as soon as reasonably practicable after request by Lender, furnish or cause to be furnished to Lender in such manner and in such detail as may be reasonably requested by Lender, such evidence of compliance with the Loan Documents and such additional information, documents, records or reports as may be reasonably requested with respect to any Property or the conditions or operations, financial or otherwise, or the Relevant Parties.

3.31.8 Delivery Standards.

(a) All financial statements and other documents to be delivered pursuant to this Agreement shall (i) be prepared in accordance with GAAP consistently applied, and (ii) be certified by a Responsible Officer of Borrower as being true, correct, complete and accurate in all material respects and fairly reflecting the results of operations and financial condition of Borrower for the relevant period.

(b) In addition to Lender’s other rights and remedies hereunder, if any financial statement or other document to be delivered pursuant to this Agreement is not timely delivered, Borrower shall promptly pay to Lender, as a late charge, the sum of $500 per delinquent item.  In addition, Borrower shall promptly pay to Lender an additional late charge of $500 per delinquent item for each full month during which such item remains undelivered following written notice from Lender.  Borrower acknowledges that Lender will incur additional expenses as a result of any such late deliveries, which expenses would be impracticable to quantify, and that Borrower’s payments under this Section 3.31.8(b) are a reasonable estimate of such expenses.  Borrower acknowledges further that the payment by Borrower of this late charge does not in any manner affect or otherwise impair or waive any rights and remedies Lender may have hereunder, under the Loan Documents or pursuant to any Legal Requirements for any Event of Default.

    ARTICLE 4

INSURANCE, CASUALTY AND CONDEMNATION

Section 4.1 Insurance.

(a) Borrower shall, at its sole cost and expense, obtain and maintain during the entire Term, or cause to be maintained, insurance policies for Borrower and the Properties providing at least the coverages set forth in Exhibit B.

(b) All insurance required by Section 4.1(a) shall (i) be obtained by Borrower under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), (ii) be issued by financially sound and responsible insurance companies authorized to do business in the states where the applicable Properties are located and having a claims paying ability or financial strength (as applicable) rating of either (x) ”A-:VIII” or better with an outlook of “Positive” or “Stable” in the current Best’s Insurance Reports, (y) ”A” or better by S&P or (z) ”A2” or better by Moody’s, and (iii) be subject to the approval of Lender as to form and substance, including insurance companies, amounts, deductibles, loss payees and insureds.  Not later than ten (10) days prior to the expiration of each Policy, Borrower shall pay the premiums (“Insurance Premiums”) for renewal or replacement (with a Policy conforming in all respects to the requirements set forth herein) of the same, and shall deliver to Lender certificates of insurance evidencing such renewal or replacement Policy (and, upon the written request of Lender, a copy of such Policy) accompanied by evidence satisfactory to Lender of payment of such Insurance Premiums.

(c) The insurance coverage required by Section 4.1(a) may be effected under a blanket policy or policies covering the Properties and other property and assets not constituting a part of the Properties; provided that any such blanket policy has been approved in advance by Lender in writing.  Prior to any approval of such blanket policy, Lender shall be satisfied by evidence required by Lender that such any blanket policy shall provide coverage in an amount and scope which is at least equal to what would be provided if the required coverage was purchased on an individual basis and which shall in any case comply in all other respects with the requirements of this Article 4.

(d) All Policies of insurance required by Section 4.1(a), except for the worker’s compensation Policy referenced in paragraph 7 of Exhibit B, shall name Borrower as the insured and Lender and its successors and/or assigns as mortgagee and loss payee, as its interests may appear, and in the case of property damage, windstorm, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender unless below the threshold for Borrower to handle such claim without Lender intervention as provided in Section 4.2.  Additionally, if Borrower obtains property insurance coverage in addition to or in excess of that required by paragraph 1 on Exhibit B, then such insurance policies shall also contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e) All Policies of insurance required by Section 4.1(a), except for the worker’s compensation Policy referenced in paragraph 7 of Exhibit B, shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policy shall not be canceled without at least thirty (30) days’ written notice to Lender and any other party named therein as an additional insured (other than in the case of non-payment in which case only ten days prior notice, or the shortest time allowed by applicable Legal Requirement (whichever is longer), will be required) and shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice;

(iii) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder; and

(iv) the issuers thereof shall give notice to Lender if a Policy has not been renewed ten (10) days prior to its expiration.

(f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems reasonably necessary to protect its interest in the Properties, including the obtaining of such insurance coverage as Lender reasonably determines and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Collateral Documents and shall bear interest at the Default Rate.

Section 4.2 Casualty.  If a Property is damaged or destroyed, in whole or in part, by fire or other casualty (in either case, a “Casualty”), Borrower shall give prompt notice thereof to Lender.  Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower.  In addition, Lender may participate in any settlement discussions with any insurance companies and Borrower shall, not settle or permit any settlement without Lender’s approval, (i) if an Event of Default is continuing or (ii) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are reasonably expected to be equal to or greater than the Restoration Threshold Amount and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.  Any Insurance Proceeds in connection with any Casualty (whether or not Lender elects to settle and adjust the claim or Borrower settles such claim) shall be due and payable solely to Lender and held and disbursed by Lender in accordance with the terms of this Agreement.  If Borrower or any party other than Lender receives any Insurance Proceeds, Borrower shall immediately deliver such proceeds to Lender and shall endorse, and cause all such third parties to endorse, check payable therefor to the order of Lender.  Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to endorse any such check payable to the order of Lender.  Borrower hereby releases Lender from any and all liability with respect to the settlement and adjustment by Lender of any claims in respect of any Casualty.

Section 4.3 Condemnation.  Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of all or any portion of a Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings.  Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation.  Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings which is reasonably expected to involve an Award of an amount greater than the Restoration Threshold Amount.  Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt.  If Borrower or any party other than Lender receives any Award, Borrower shall immediately deliver such proceeds to Lender and shall endorse, and cause all such third parties to endorse, a check payable therefore to the order of Lender.  Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note.  Net Proceeds from a Condemnation shall be applied as follows:

(a) If a partial Condemnation of a Property does not interfere with the use of such Property as a residential rental property, then the Net Proceeds paid by the condemning authority shall be applied to the prepayment of the Debt in accordance with Section 1.4.2(b).

(b) If a partial Condemnation of a Property does interfere with the use of such Property as a residential rental property or if there occurs a complete Condemnation of a Property (each, a “Fully Condemned Property”), then (i) Lender may retain any Net Proceeds received by it, (ii) Borrower shall immediately deliver to Lender any Net Proceeds paid to Borrower, (iii) Net Proceeds shall be applied to the prepayment of the Debt in accordance with Section 1.4.2(b) and (iv) Borrower shall prepay the Loan in an amount equal to the positive difference between such Net Proceeds and the Allocated Loan Amount for the Fully Condemned Property, together with all interest and other amounts required to be paid in connection therewith under Section 1.4.4 (collectively, the “Fully Condemned Property Prepayment Amounts”).  Following Borrower’s written request after receipt by Lender of the Net Proceeds and payment by Borrower of the Fully Condemned Property Prepayment Amounts, Lender shall release the Fully Condemned Property from the applicable Mortgages and related Lien, provided that (x) Borrower has delivered to Lender a draft release (and, in the event the Mortgage applicable to the Fully Condemned Property encumbers other Property(ies) in addition to the Fully Condemned Property, such release shall be a partial release that relates only to the Fully Condemned Property and does not affect the Liens and security interests encumbering or on the other Property(ies)) in form and substance appropriate for the jurisdiction in which such Fully Condemned Property is located and shall contain standard provisions protecting the rights of Lender and (y) Borrower shall pay all costs, Taxes and expenses associated with such release (including cost to file and record the release and Lender’s reasonable attorneys’ fees).

Section 4.4 Restoration.  The following provisions shall apply in connection with the Restoration of Properties affected by a Casualty:

(a) If (i) the Net Proceeds reasonably expected to be received in connection with any single Casualty event is less than the Restoration Threshold Amount and (ii) the Restoration Conditions are satisfied, then (A) if Net Proceeds are paid by the insurance company directly to Borrower subsequent to delivering the undertaking required by the Restoration Conditions, such Net Proceeds may be retained by Borrower (for the avoidance of doubt, Net Proceeds received by Borrower prior to delivering the undertaking required by the Restoration Conditions shall be immediately paid to Lender as required by Section 4.2), (B) if Net Proceeds are paid by the insurance company to Lender, such Net Proceeds will be disbursed by Lender to Borrower and (C) Borrower shall conduct the Restoration of the affected Properties in accordance with the terms of Section 4.4(d) and 4.4(e).

(b) If (i) the Net Proceeds reasonably expected to be received in connection with any single Casualty event is greater than the Restoration Threshold Amount and (ii) the Restoration Conditions are satisfied, then (A) Borrower shall immediately deliver to Lender any Net Proceeds paid to Borrower and (B) Borrower shall conduct the Restoration of the affected Properties in accordance with the terms of and subject to the conditions of Sections 4.4(d) and 4.4(e).

(c) If following a Casualty, the Restoration Conditions are not satisfied, then (i) Lender may retain any Net Proceeds received by it, (ii) Borrower shall immediately deliver to Lender any Net Proceeds paid to Borrower, (iii) such Net Proceeds shall be applied to the prepayment of the Debt in accordance with Section 1.4.2(b), (iv) Borrower shall prepay the Loan in an amount equal to the positive difference between such Net Proceeds and the Allocated Loan Amount for the affected Properties, together with all interest and other amounts required to be paid in connection therewith under Section 1.4.4, and (v) following Borrower’s written request and receipt by Lender of the Net Proceeds and payment by Borrower of the amounts set forth in clause (iv) above, Lender shall release the affected Properties from the applicable Mortgages and related Liens, provided that (A) Borrower has delivered to Lender draft releases (and, in the event any of the Mortgages applicable to any of the affected Properties encumber other Property(ies) in addition to the affected Properties, such release shall be a partial release that relates only to the affected Property(ies) and does not affect the Liens and security interests encumbering or on the other Property(ies)) in form and substance appropriate for the jurisdiction in which such affected Properties are located and shall contain standard provisions protecting the rights of Lender and (B) Borrower shall pay all costs, Taxes and expenses associated with such release (including cost to file and record the release and Lender’s reasonable attorneys’ fees).

(d) If the Restoration Conditions are satisfied under Section 4.4(a) or 4.4(b) then (i) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty occurs) and shall diligently pursue the Restoration to satisfactory completion; (ii) Borrower shall cause the affected Property and the use thereof after the Restoration to be in compliance with and permitted under all applicable Legal Requirements and such Property, after Restoration, shall be of the same character as prior to such damage or destruction; (iii) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements and (iv) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be reasonably acceptable to Lender.  If at any time the Net Proceeds or the unused portion thereof shall not, in the opinion of Lender, be sufficient to pay in full the balance of the costs which are estimated by Lender to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further use or disbursement of the Net Proceeds shall be made.  The Net Proceeds Deficiency deposited with Lender shall be deposited by Lender into the Casualty and Condemnation Subaccount and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds pursuant to Section 4.4(e), and until so disbursed, shall constitute additional security for the Obligations.

(e) If the Restoration Conditions are satisfied under Section 4.4(b), then Lender may impose such reasonable requirements on the use or expenditure of Net Proceeds as Lender may require, in accordance with Lender’s standard construction lending practices or in any other manner approved by Lender.  Without limiting the generality of the foregoing, Lender may, at its option, condition disbursement of Net Proceeds on (i) delivery of an Expenditures Certificate reasonably satisfactory to Lender, (ii) completion of a property inspection reasonably satisfactory to Lender, (iii) Lender’s approval of plans and specifications of an architect satisfactory to Lender; (iv) the identity, experience, reputation and financial condition of contractors and subcontractors; (v) contractor’s cost estimates; (vi) architect’s certificates; (vii) waivers of liens; (viii) sworn statements of mechanics and materialmen and such other evidence of costs; (ix) percentage completion of construction; (x) frequency of disbursements; (xi) application of payments; (xii) customary retainage and satisfaction of liens, in each case, as Lender may reasonably require.  The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Restoration has been completed in accordance with the provisions of this Section 4.4(e), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing.

(f) All reasonable out-of-pocket costs and expenses incurred by Lender in connection with any Restoration including  reasonable attorneys’ fees and disbursements, shall be paid by Borrower within ten (10) days of Lender’s written request therefor.

(g) Notwithstanding anything to the contrary set forth in this Agreement, including the provisions of Section 4.3 or Section 4.4, if the Loan is included in a REMIC Trust and, immediately following a release of any portion of the Lien of a Mortgage following a Casualty or Condemnation of a Property (but taking into account any proposed Restoration of the remaining portion of such Property), the ratio of the Outstanding Principal Balance to the value of the remaining Properties is greater than 125% (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust; and which shall exclude the value of personal property (other than fixtures) or going concern value, if any), the Outstanding Principal Balance must be paid down (by application of the Net Proceeds or Award, as applicable, or if such amounts are not sufficient, by Borrower) by a “qualified amount” as that term is defined in the IRS Revenue Procedure 2010-30, as the same may be amended, replaced, supplemented or modified from time to time, unless Lender receives an opinion of counsel that if such amount is not paid, the applicable REMIC Trust will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of such Mortgage.  If and to the extent the preceding sentence applies, only such amount of the net Award or net Insurance Proceeds (as applicable), if any, in excess of the amount required to pay down the principal balance of the Loan may be released for purposes of Restoration or released to Borrower as otherwise expressly provided in Section 4.3 or Section 4.4.

(h) In the event of foreclosure of a Mortgage, or other transfer of title to a Property or Properties in extinguishment in whole or in part of the Debt, then all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning such Property or Properties and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

Section 4.5 Insurance Proceeds and Awards.  Borrower shall cooperate with Lender, in accordance with this Agreement, to enable Lender to receive the benefits of any Insurance Proceeds or Awards payable in connection with any Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the reasonable expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting any Property or any part thereof) out of such Insurance Proceeds or Awards.

ARTICLE 5

CASH MANAGEMENT AND RESERVE FUNDS

Section 5.1 Cash Management Arrangements.

5.1.1 Cash Management Account.  Borrower will cooperate with Lender’s opening, maintaining, and, if Lender so elects, changing a Cash Management Account, which shall be an Eligible Account as to which Borrower, Lender and the Cash Management Account Bank shall have entered into a Cash Management Agreement.  The Cash Management Account shall be under the sole control and dominion of Lender, and neither Borrower nor Manager shall have any right of access thereto or to withdraw funds therefrom.  Lender may also establish subaccounts of the Cash Management Account (which may be ledger or book entry accounts and not actual accounts) (such subaccounts are referred to herein as “Subaccounts”).  All amounts paid by the Counterparty to Borrower under the Interest Rate Cap Agreement shall be immediately deposited with Lender.

5.1.2 Rent Deposit Account.  Borrower shall establish and at all times maintain one or more “Rent Deposit Accounts,” each being an Eligible Account in Borrower’s name as to which Borrower, Lender and the depository bank (the “Rent Deposit Bank”) shall have executed and delivered a Rent Deposit Account Control Agreement.  Borrower shall cause all electronic payments of Rents to be remitted directly into a Rent Deposit Account and shall cause all Rents and other Collections (other than Transfer Proceeds, Insurance Proceeds and Awards, which are required to be deposited into the Cash Management Account pursuant hereto) to be deposited in the Rent Deposit Account by the end of the second Business Day following Borrower’s or Manager’s receipt thereof.  Notwithstanding the foregoing, if Borrower receives from a Tenant a check or other payment in an amount that is less than the Tenant then owes, then Borrower may return the same to the Tenant (without first depositing the same into a Rent Deposit Account) solely in order to preserve its right of eviction, provided that in any month the aggregate of such returned amounts shall not exceed two percent (2.0%) of the Rents collected in the immediately preceding month.  Funds deposited into a Rent Deposit Account shall be swept by the Rent Deposit Bank on a daily basis into Borrower’s operating account at the rent Deposit Bank, unless a Trigger Period is continuing, in which event Lender may exercise sole control and dominion over all Rent Deposit Accounts, neither Borrower nor Manager shall have any right of access thereto or to withdraw funds therefrom and funds on deposit in the Rent Deposit Accounts shall be swept on a daily basis into the Cash Management Account and applied and disbursed in accordance with this Agreement and the Cash Management Agreement; provided that Borrower may retain de minimis funds not to exceed five thousand dollars ($5,000) per Rent Deposit Account on deposit in the Rent Deposit Accounts to the extent required to maintain a minimum balance or to pay fees of the applicable depository bank.  Without in any way limiting the foregoing, all Rents and other Collections shall be collateral for the Obligations and shall be held by Borrower and Manager in trust for the benefit, and as the property, of Lender, and such amounts shall not be commingled with any other funds or property of Borrower or Manager.  Except for security deposits that are deposited into a Rent Deposit Account in accordance herewith, Borrower shall not deposit and shall not suffer to be deposited into any Rent Deposit Account any funds of any Person other than Borrower.

5.1.3 Lockbox.  During the continuance of a Trigger Period, Lender may, in addition to all other rights and remedies available to Lender, require that Borrower notify and advise each current and future Tenant via an instruction letter in the form of Exhibit I attached hereto (a “Tenant Direction Letter”) to send all payments of Rent (whether by cash, check or electronic means) directly to a Rent Deposit Account or, if required by Lender, an Eligible Account in the name of Lender (a “Lockbox Account”) and, in each case, subject to a lockbox services agreement in form and substance satisfactory to Lender.  Without the consent of Lender, neither Borrower nor Manager shall terminate, amend, revoke or modify any Tenant Direction Letter in any manner whatsoever, or direct or cause any Tenant to pay any amount in any manner other than as provided in such Tenant Direction Letter, whether or not a Trigger Period is continuing.  Borrower hereby grants to Lender an irrevocable power of attorney, coupled with an interest, to execute and deliver to Tenants such Tenant Direction Letters.  Funds deposited into a Lockbox Account shall be swept on a daily basis into the Cash Management Account and applied and disbursed in accordance with this Agreement and the Cash Management Agreement.

5.1.4 Investment of Funds in Cash Management Account, Subaccounts and Rent Deposit Account; Expenses.  Lender shall have the right to direct Cash Management Account Bank to invest sums on deposit in the Cash Management Account (including in any Subaccounts) in Permitted Investments.  Sums on deposit in the Rent Deposit Accounts shall not be invested, and shall be held solely in cash.  Borrower shall pay for all expenses of opening and maintaining the Cash Management Account (and the Subaccounts) and the Rent Deposit Accounts, including any lockbox arrangement pursuant to Section 5.1.3.

5.1.5 Security Interest.  As security for the Obligations, Borrower hereby grants to Lender a first-priority security interest in the Cash Management Account, each Subaccount, each Rent Deposit Account and any Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions reasonably necessary to maintain in favor of Lender a perfected first priority security interest therein, including, without limitation, executing and delivering to Lender deposit account control agreements and filing UCC-1 financing statements and continuations thereof.

Section 5.2 Tax Funds.  Borrower shall deposit with Lender (a) on the Closing Date $57,139.49 and (b) on each Payment Date, an amount equal to one-twelfth of the Property Taxes that Lender estimates will be payable with respect to the Properties during the next ensuing twelve (12) months (initially, $14,964.45 per month), which amounts shall be transferred into a Subaccount (the “Tax Subaccount”).  Amounts deposited into the Tax Subaccount are referred to herein as the “Tax Funds”.  If at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay Property Taxes becoming due, Lender may so notify Borrower, and then commencing with the first Payment Date thereafter, the monthly deposits for Tax Funds shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Property Taxes; provided that if Borrower receives notice of any deficiency after the tenth day prior to the date that Property Taxes are due, Borrower will deposit with Lender such amount within one Business Day after receipt of such notice.  Lender shall release Tax Funds to pay Property Taxes due, subject to such conditions as Lender may reasonably require, including that Lender shall have received Property Tax statements for the same not less than thirty (30) days before the due dates thereof, the Tax Funds on deposit with Lender shall be sufficient therefor and no Event of Default shall exist.

Section 5.3 Insurance Funds.  Borrower shall deposit with Lender (a) on the Closing Date $24,653.93 and (b) on each Payment Date, an amount equal to one-twelfth of the Insurance Premiums that Lender estimates will be payable for renewal or replacement of the Policies upon the expiration thereof (initially $7,100.45 per month), which amounts shall be transferred into a Subaccount (the “Insurance Subaccount”).  Amounts deposited into the Insurance Subaccount are referred to herein as the “Insurance Funds”.  If at any time Lender reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums becoming due, Lender may so notify Borrower, and then commencing with the first Payment Date thereafter, the monthly deposits for Insurance Funds shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies.  Lender shall release Insurance Funds to pay Insurance Premiums due, subject to such conditions as Lender may reasonably require, including that Lender shall have received invoices for the same not less than thirty (30) days before the due dates thereof, the Insurance Funds on deposit with Lender shall be sufficient therefor and no Event of Default shall exist.

Section 5.4 Capital Expenditure Funds.  Borrower shall deposit with Lender on each Payment Date, an amount equal to the sum of the amounts set forth on Schedule V for each Property, which amounts shall be transferred into a Subaccount (the “Capital Expenditure Subaccount”).  Amounts deposited in the Capital Expenditure Subaccount are referred to herein as the “Capital Expenditure Funds”.  Provided no Event of Default is continuing, Lender shall release Capital Expenditure Funds to reimburse Borrower for completed work constituting Capital Expenditures actually paid for by Borrower, subject to the satisfaction or waiver by Lender of the following conditions:  (i) the disbursement shall not exceed the Capital Expenditure Funds on deposit with Lender for the applicable Property, (ii) Borrower shall have complied with Section 3.10 if applicable to the work for which the release is sought, (iii) the request for disbursement shall be accompanied by an Expenditures Certificate reasonably satisfactory to Lender and (iv) Lender shall have completed a Property inspection reasonably satisfactory to Lender.  Borrower shall not be entitled to Capital Expenditure Funds for work as to which Borrower is entitled to reimbursement from any security deposit, Insurance Proceeds or Awards.

Section 5.5 Casualty and Condemnation Funds.  Borrower shall pay, or cause to be paid, to Lender all Insurance Proceeds and Awards in accordance with the provisions of Section 4.2 and Section 4.3, which amounts shall be transferred into a Subaccount (the “Casualty and Condemnation Subaccount”).  Amounts deposited into the Casualty and Condemnation Subaccount are referred to herein as the “Casualty and Condemnation Funds”.  All Casualty and Condemnation Funds shall be held, disbursed and/or applied in accordance with the provisions of Section 4.3 or Section 4.4, as applicable.

Section 5.6 Cash Collateral Funds.  During any Trigger Period, but subject to Lender’s paramount rights during an Event of Default described in Section 5.9.2, all Available Cash (after payment of the Monthly Budgeted Amount and any Approved Extraordinary Operating Expenses) shall be transferred into a Subaccount (the “Cash Collateral Subaccount”) to be held by Lender as cash collateral for the Obligations.  Amounts deposited into the Cash Collateral Subaccount are referred to as the “Cash Collateral Funds”.  Lender shall have the right, but not the obligation, at any time during the continuance of an Event of Default, in its sole and absolute discretion to apply any Cash Collateral Funds (and any other Collateral) to the Obligations, in such order and in such manner as Lender shall determine.  Following written request by Borrower after a Trigger Period ends, and provided that no new Trigger Period then exists, Lender shall release Cash Collateral Funds to Borrower.

Section 5.7 Deferred Maintenance Funds.  Borrower shall deposit with Lender on the Closing Date $0.00, which shall be transferred to a Subaccount (the “Deferred Maintenance Subaccount”).  Amounts deposited into the Deferred Maintenance Subaccount are referred to herein as the “Deferred Maintenance Funds”.  Borrower shall perform (and pay in full for) complete correction of all deferred maintenance at the Properties identified on Schedule VI not later than the date set forth on Schedule VI for the applicable Property.  Provided no Event of Default is continuing, Lender shall release Deferred Maintenance Funds to reimburse Borrower for completed deferred maintenance work on a Property-by-Property basis, subject to the satisfaction or waiver by Lender of the following conditions:  (i) the disbursement shall not exceed the Deferred Maintenance Funds on deposit with Lender for the applicable Property, (ii) the request for disbursement shall be accompanied by an Expenditures Certificate reasonably satisfactory to Lender and (iii) Lender shall have completed a Property inspection reasonably satisfactory to Lender.  Borrower shall not be entitled to Deferred Maintenance Funds for work as to which Borrower is entitled to reimbursement from any security deposit, Insurance Proceeds or Awards, or for work other than deferred maintenance at a Property listed on said schedule.

Section 5.8 Advance Rent Funds.  If Borrower receives any Advance Rent during a Trigger Period, then Borrower shall, within two (2) Business Days of receipt thereof, transfer such Advance Rents to the Cash Management Account, notify Lender thereof and shall deliver to Lender a fully current Advance Rent Disbursement Schedule.  Lender shall transfer such Advance Rent to a Subaccount (the “Advance Rent Subaccount”).  Amounts deposited into the Advance Rent Subaccount are referred to herein as the “Advance Rent Funds”.  Provided that no Event of Default exists, Advance Rent Funds shall be included in Collections to be disbursed under Section 5.9 on the respective Payment Dates properly designated in the Advance Rent Disbursement Schedule.

Section 5.9 Property Cash Flow Allocation.

5.9.1 Order of Priority of Funds in Cash Management Account.  On each Payment Date during a Trigger Period, except during the continuance of an Event of Default, Collections received since the prior Payment Date then remaining on deposit in the Cash Management Account shall be applied in the following order of priority:

(a) first, to the applicable Security Deposit Account (or to Borrower for deposit therein), the amount of any security deposits that have been deposited into the Cash Management Account during the prior calendar month (as set forth in a written notice from Borrower pursuant to Section 3.14(a)) and have not previously been so disbursed;

(b) second, to the Advance Rent Subaccount, in the amount of the Advance Rent Funds (if any) then required under Section 5.8 to be transferred thereto, to the extent such transfers have not yet occurred;

(c) third, to Lender the amount of any mandatory prepayment of the Outstanding Principal Balance pursuant to Section 1.4.2 then due and payable and all other amounts payable in connection therewith, such amounts to be applied in the manner set forth in Section 1.4.4(d);

(d) fourth, to the Tax Subaccount, in the amount of Tax Funds then required under Section 5.2 to be transferred thereto, to the extent such transfer has not yet occurred;

(e) fifth, to the Insurance Subaccount, in the amount of Insurance Funds then required under Section 5.3 to be transferred thereto, to the extent such transfer has not yet occurred;

(f) sixth, to Lender, funds sufficient to pay the Monthly Debt Service Payment to the extent then due and payable;

(g) seventh, to the Manager, management fees payable for the prior calendar month (but not in excess of the Management Fee Cap);

(h) eighth, to the Capital Expenditure Subaccount in the amount of Capital Expenditure Funds then required under Section 5.4 to be transferred thereto, to the extent such transfer has not yet occurred;

(i) ninth, to the Casualty and Condemnation Subaccount, in the amount of Casualty and Condemnation Funds (if any) then required under Section 5.5 to be transferred thereto, to the extent such transfers have not yet occurred;

(j) tenth, to Lender, any other fees, costs, expenses or indemnities then due or payable under this Agreement or any other Loan Document;

(k) eleventh, all amounts remaining after payment of the amounts set forth in clauses (a) through (j) above (the “Available Cash”) either:

(i) if no Trigger Period is in effect, any remaining amounts to Borrower; and

(ii) if a Trigger Period is continuing (but subject to the paramount rights of Lender if an Event of Default exists as described in Section 5.9.2):

(1) first, to Borrower, funds in an amount equal to the Monthly Budgeted Amount;

(2) second, to Borrower, payments for Approved Extraordinary Operating Expenses, if any; and

(3) third, to the Cash Collateral Subaccount to be held or disbursed in accordance with Section 5.6.

5.9.2 Application During an Event of Default.  Notwithstanding anything to the contrary contained herein (including this Article 5) or elsewhere in the Loan Documents, upon the occurrence and during the continuance of an Event of Default, Lender, at its option, may apply any Collections then in the possession of Lender, Servicer or the Cash Management Account Bank (including any Reserve Funds on deposit in the Subaccounts) or any Rent Deposit Bank to the payment of the Obligations in such order, proportion and priority as Lender may determine in its sole and absolute discretion.  Lender’s right to withdraw and apply any of the foregoing funds shall be in addition to all other rights and remedies provided to Lender pursuant to any Legal Requirements and the Loan Documents.

5.9.3 Annual Budget.  Within fifteen (15) days of the commencement of any Trigger Period, Borrower shall submit to Lender the Annual Budget for the succeeding twelve (12) calendar month period.  Lender shall have the right to approve each Annual Budget (which approval shall not be unreasonably withheld so long as no Event of Default is continuing).  Annual Budgets approved by Lender shall hereinafter be referred to as an “Approved Annual Budget”.  Until such time that any Annual Budget has been approved by Lender, the prior Approved Annual Budget shall apply for all purposes hereunder (with such adjustments as reasonably determined by Lender to reflect actual increases in Property Taxes, Insurance Premiums and utilities expenses) or, if no applicable Approved Annual Budget exists, then any distribution pursuant to Section 5.9.1(k)(ii)(1) shall be subject to Lender’s discretion for each applicable Payment Date.  Neither Borrower nor Manager shall change or modify any Approved Annual Budget without the prior written consent of Lender.  The “Monthly Budgeted Amount” for each Payment Date shall mean the monthly amount set forth in the Approved Annual Budget for Operating Expenses for the calendar month that includes such Payment Date, but excluding management fees, Property Taxes that are required to be deposited into the Tax Subaccount pursuant to Section 5.2 and Insurance Premiums that are required to be deposited into the Insurance Subaccount pursuant to Section 5.3.

5.9.4 Extraordinary Operating Expenses.  During any Trigger Period, if Borrower incurs or is required to incur any operating expense not set forth in the Approved Annual Budget (each an “Extraordinary Operating Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Operating Expense for Lender’s approval.  Any Extraordinary Operating Expense approved by Lender is referred to herein as an “Approved Extraordinary Operating Expense”.  Any funds distributed to Borrower for the payment of Approved Extraordinary Operating Expenses pursuant to Section 5.9.1 shall be used by Borrower only to pay for such Approved Extraordinary Operating Expenses or reimburse Borrower for such Approved Extraordinary Operating Expenses, as applicable, and the distribution thereof shall be subject to the satisfaction of conditions determined by Lender.

Section 5.10 Sponsor Liquidity Funds.  Borrower shall deposit with Lender on the Closing Date $200,000.00, which shall be transferred to a Subaccount (the “Sponsor Liquidity Subaccount”) to be held as additional collateral for the Loan.  Amounts deposited into the Sponsor Liquidity Subaccount are referred to herein as the “Sponsor Liquidity Funds”.  Provided no Trigger Period is continuing, Borrower may on one (1) occasion during the Term request in writing that Lender disburse the Sponsor Liquidity Funds to Borrower and Lender shall disburse such Sponsor Liquidity Funds to Borrower upon Borrower providing evidence satisfactory to Lender that Sponsor satisfies the Sponsor Financial Covenant and Sponsor shall continue to satisfy the Sponsor Financial Covenant from and after such date through the remainder of the Term.

Section 5.11 Release of Reserve Funds Generally.  Notwithstanding anything to the contrary contained in this Article 5, disbursements of Reserve Funds to Borrower shall only occur on the Reserve Release Date after receipt by Lender of a Reserve Release Request from Borrower not less than five (5) Business Days prior to such date; provided that if the amount of Reserves to be released to Borrower on any Reserve Release Date is less than $5,000, then such Reserves shall continue to be maintained in the Subaccounts until the next Reserve Release Date on which an amount equal to or greater than $5,000 is available for disbursement or until the payment in full of the Obligations.  Borrower shall not be entitled to any earnings or interest on funds deposited into the Cash Management Account or the Subaccounts.  Any funds remaining in any Subaccount (other than earnings or interest) after the Obligations have been paid in full shall be returned to Borrower.

ARTICLE 6

DEFAULTS

Section 6.1 Events of Default.  Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) the Obligations are not paid in full on the Maturity Date, (B) any regularly scheduled monthly payment of interest or principal due under the Note is not paid in full on the applicable Payment Date, (C) any prepayment of principal due under this Agreement or the Note is not paid when due, or (D) the Spread Maintenance Premium or Interest Shortfall is not paid when due;

(ii) if any deposit to the Reserve Funds is not made when due, with such failure continuing for two (2) Business Days after Lender delivers written notice thereof to Borrower;

(iii) if any other amount payable pursuant to any Loan Document (other than as set forth in the foregoing clauses (i) and (ii)) is not paid in full when due, with such failure continuing for five (5) Business Days after Lender delivers written notice thereof to Borrower;

(iv) if any Policies satisfying the requirements hereof are not (A) delivered to Lender within five (5) Business Days of Lender’s written request, or (B) kept in full force and effect;

(v) if a Transfer other than a Permitted Transfer occurs;

(vi) if any certification, representation or warranty made by a Relevant Party in any Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material and adverse respect as of the date the same was made or delivered (except that, provided same was not intentional and was not made with knowledge of the lack of truthfulness therein, if Lender determines that such breach could not reasonably be expected to have a Material Adverse Effect and Borrower provides Lender with immediate written notice of the occurrence of such breach then Borrower shall have ten (10) days to cure such breach to the satisfaction of Lender before same shall constitute an Event of Default);

(vii) if any Event of Bankruptcy shall occur with respect to any Relevant Party;

(viii) if any Loan Party attempts to assign its rights under any of the Loan Documents;

(ix) a breach of the covenants set forth in Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.9, 3.18, 3.22, 3.23, 3.25, 3.26, 3.27, 3.28, 3.29 or 3.30;

(x) if, without Lender’s prior written consent, (i) any Management Agreement is terminated (unless simultaneously therewith, Borrower and a new Qualified Manager enter into a Replacement Management Agreement and the other documents required under and in accordance with Section 3.12(b)), or (ii) there is a default by Borrower under any Management Agreement beyond any applicable notice or grace period that permits such Manager to terminate or cancel the applicable Management Agreement;

(xi) if any Loan Party or any Person owning a direct or indirect ownership interest in any Loan Party shall be convicted of a Patriot Act Offense by a court of competent jurisdiction;

(xii) if there shall be a Default under any Loan Document that continues beyond any applicable cure period specified for the same in such Loan Document, or if any other event or condition shall occur if the effect of such occurrence under any Loan Document is to accelerate or to permit Lender to accelerate the maturity of all or any portion of the Obligations;

(xiii) if any Loan Document or any Lien granted thereunder shall (except in accordance with its terms or pursuant to Lender’s written consent), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the parties thereto; or if any Relevant Party or any Affiliate thereof shall disaffirm or contest in writing such effectiveness, validity, binding nature or enforceability (other than as a result of payment in full of the Obligations);

(xiv) if one or more final judgments aggregating $100,000 or more shall be rendered against any Loan Party, and such amount is not covered by insurance or indemnity or not discharged, paid or stayed within sixty (60) days after (A) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (B) the date on which all rights to appeal have been extinguished;

(xv) as of any Calculation Date, Sponsor fails to comply with the Sponsor Financial Covenant;

(xvi) intentionally omitted;

(xvii) if Borrower fails to obtain an Interest Rate Cap Agreement or replacement thereof in accordance with Exhibit K; or

(xviii) if any Relevant Party shall continue to be in Default under any of the other terms, covenants or conditions of any Loan Document not specified above, and such Default shall continue for ten (10) days after notice to Borrower from Lender, in the case of any such Default which can be cured by the payment of a sum of money, or for 30 days after notice to Borrower from Lender in the case of any other such Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30)-day period, and if Borrower shall have commenced to cure such Default within such thirty (30)-day period shall and thereafter diligently and expeditiously proceed to cure the same, such thirty (30)-day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, provided that the aggregate cure period will not exceed ninety (90) days.

If more than one of the foregoing paragraphs shall describe the same condition or event, then Lender shall have the right to select which paragraph or paragraphs shall apply.  In any such case, Lender shall have the right (but not the obligation) to designate the paragraph or paragraphs that provide for no notice or lesser notice or for a shorter time to cure (or for no time to cure).

Section 6.2 Remedies.

6.2.1 Acceleration, Other Remedies.  Without the necessity of notice or demand to any Person (which notice and demand Borrower hereby expressly waives), (a) all Obligations shall be accelerated and shall become immediately due and payable automatically upon the occurrence of any Event of Default described in clauses (vii) or (viii) of Section 6.1 and (b) such Obligations as Lender may designate shall be accelerated and shall become immediately due and payable at the election of Lender at any time upon or after the occurrence of any other Event of Default (and also as to any Event of Default described in clause (a) of this Section 6.2.1 to the extent that automatic acceleration is prevented by any lawful stay).  Upon and at all times following the occurrence of any Event of Default, Lender may suspend performance of any and all of its obligations under the Loan Documents, and Lender shall have all rights and remedies available to it pursuant to the Loan Documents, and pursuant to all Legal Requirements, and Lender may take any action, without notice or demand (which notice and demand Borrower hereby expressly waives) that Lender elects to protect and enforce its rights against any Relevant Party and in and to the Collateral.

6.2.2 Remedies Cumulative.  Each of the rights, powers and remedies of Lender under this Agreement and the Loan Documents and Legal Requirements and at equity shall be cumulative and not exclusive of any other such right, power or remedy.  Lender’s rights, powers and remedies may be pursued independently, singly, successively, together or otherwise, at such times and from time to time and as often and in such order as Lender may determine, to the fullest extent permitted by law, without impairing or otherwise affecting any of the other such rights, powers and remedies of Lender.  Without limiting the generality of the foregoing, if an Event of Default is continuing (a) Lender shall not be subject to any “one action” or “election of remedies” law or rule, (b) all Liens and other rights, powers and remedies provided to Lender shall remain in full force and effect until all of the Obligations have been paid in full and (c) Lender may pursue any right, power or remedy against any Person or Collateral with or without accelerating the Obligations or pursuing any other right, power or remedy against any other Person or Collateral.  No delay or omission of the exercise any right, power or remedy shall limit or impair the same or any other right, power or remedy, nor shall it be construed as a waiver thereof.  A waiver of any Default or Event of Default with respect to any Person or Collateral shall not be construed to be a waiver as to any other Person or Collateral, nor of any subsequent Default or Event of Default with respect to the same Person or Collateral.

6.2.3 Severance.

(a) During the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose any Mortgage or the Lien of any of the other Collateral Documents in any manner and for any amounts secured by the Collateral Documents then due and payable as determined by Lender, including the following circumstances:  (i) if Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose one or more of the Mortgages or other Collateral Documents to recover such delinquent payments, or (ii) if Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose one or more of the Mortgages or other Collateral Documents to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgages and the other Collateral Documents as Lender may elect.  Notwithstanding one or more partial foreclosures, the Collateral shall remain subject to the Mortgages and the other Collateral Documents to secure payment of the sums secured by the Collateral Documents and not previously recovered.

(b) During the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, Collateral Documents and other security documents in such denominations as Lender shall determine for purposes of evidencing and enforcing its rights and remedies provided under the Loan Documents.  Borrower shall, and shall cause Equity Owner to, execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender.  Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.

(c) During the continuance of an Event of Default, any amounts recovered from the Collateral may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents, in such order, priority and proportions as Lender determines.

6.2.4 Lender’s Right to Perform.  If any Loan Party fails to pay or perform any obligation under any Loan Document or any Management Agreement, Lender may, but shall have no obligation to, pay, perform, or cause the performance of, such obligation, in which case all costs, expenses (including reasonable attorneys’ fees and expenses), liabilities, penalties and fines incurred or paid by Lender in connection therewith shall be paid or reimbursed by Borrower to Lender upon demand, and shall bear interest from such demand at the Default Rate.  Lender need not give advance notice of any such action if Lender determines in good faith that it would incur risk of adverse consequences by doing so, and otherwise Lender shall give five Business Days’ advance notice of any such action.  Any such payment or performance by Lender shall not limit Lender’s other rights and remedies under the Loan Documents or under any Legal Requirement and shall not be deemed to waive or release Borrower from performing any such obligation or its Obligations under the Loan Documents.

Section 6.3 Duration and Cure of Events of Default.  If any Event of Default shall occur (irrespective of whether or not the same consists of an ongoing condition, a one-time occurrence, or otherwise), the same shall be deemed to continue at all times thereafter; provided, however, that such Event of Default shall cease to continue, irrespective of subsequent performance or acceptance of the same, only (a) in the case of any Event of Default that consists of the failure to pay money, if the same is paid to Lender (together with any applicable late charge and interest at the Default Rate) and Lender accepts such payment, (b) in the case of any Qualified Release Property Default, if Borrower satisfies the Release Conditions as set forth in Section 1.5, or (c) in the case of any of the foregoing Events of Default or any other Event of Default, if Lender shall execute and deliver a written agreement in which Lender expressly states that such Event of Default has ceased to continue.  Except only as expressly required by law or as to a Qualified Release Property Default in accordance with Section 1.5, Borrower shall have no right to cure any Event of Default, and Lender shall not be obligated under any circumstances whatsoever to accept such cure or performance or to execute and deliver any such writing.  Without limitation, this Section 6.3 shall govern in any case where reference is made in the Loan Documents to (i) any “cure” (whether by use of such word or otherwise) of any Event of Default, (ii) ”during an Event of Default” or “the continuance of an Event of Default” (in each case, whether by use of such words or otherwise), or (iii) any condition or event which continues beyond the time when the same becomes an Event of Default.

ARTICLE 7

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 7.1 Specific Definitions.  For all purposes of this Agreement, except as otherwise expressly provided:

“Actual Rent Collections” means, for any period of determination, actual cash collections of Rents in respect of the Properties to the extent such Rents relate to such period of determination, regardless of when actually collected.

“Advance Rent” means any Rent that has been prepaid more than thirty (30) days in advance, as measured from the date of payment.

“Affiliate” means, as to any Person, any other Person that (i) owns directly or indirectly twenty percent (20%) or more of all equity interests in such Person, and/or (ii) is in Control of, is Controlled by or is under common ownership or Control with such Person, and/or (iii) is a director or officer of such Person or of an Affiliate of such Person, and/or (iv) is the spouse, lineal descendent or parent of such Person or of an Affiliate of such Person.

“Allocated Loan Amount” means, with respect to each Property, an amount equal to the portion of the Loan made with respect to such Property, as set forth on Schedule I as the same may be reduced in accordance with Section 1.3.6.

“Annual Budget” means the operating and capital budget for the Properties in the aggregate setting forth, on a month-by-month basis, in reasonable detail, each line item of Borrower’s good faith estimate of anticipated Rents and other recurring income, Operating Expenses and Capital Expenditures for the applicable twelve (12) calendar month period.

“Approved Counterparty” means a bank or other financial institution which has (i) (a) a long-term unsecured debt rating of at least “A” and a short-term rating of at least “A-1” by S&P and (b) a long-term unsecured debt rating of not less than “A2” by Moody’s and a short-term senior unsecured debt rating of at least “P1” by Moody’s or (ii) is otherwise acceptable to the Rating Agencies, as evidenced by a Rating Agency Confirmation to the effect that such counterparty shall not cause a downgrade, withdrawal or qualification of the ratings assigned, or to be assigned, to the Securities or any class thereof in any Secondary Market Transaction.

“Assignment of Management Agreement” means an Assignment of Management Agreement and Subordination of Management Fees among Borrower, Manager and Lender, substantially in the form delivered on the Closing Date by Borrower, Existing Manager and Lender.

“Assumed Note Rate” means an interest rate per annum for a Succeeding Interest Period equal to the sum of 0.25% plus the Interest Rate that was in effect on the date of the prepayment in the immediately prior Interest Period for which determination of the Assumed Note Rate is required hereunder.

“Award” means any compensation paid by any Governmental Authority in connection with a Condemnation in respect to all or any part of a Property.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. Section 101 et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.

“BPO Value” means, with respect to any Property, the “as is” value for such Property set forth in a Broker Price Opinion obtained by Lender.

“Broker Price Opinion” means (i) with respect to any Property as to which the Allocated Loan Amount exceeds $250,000, either, as determined by Lender, (x) a broker price opinion obtained by Lender or (y) an appraisal obtained by Lender that at a minimum conforms to generally accepted appraisal standards as set forth in the Uniform Standards of Professional Appraisal Practice promulgated by the Appraisal Standards Board of the Appraisal Foundation and (ii) with respect to any other Property, a broker price opinion obtained by Lender.

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the state where the corporate trust office of the Trustee is located, or (iii) the state where the servicing offices of the Servicer are located.

“Calculation Date” means the last day of each calendar quarter, commencing with the calendar quarter ended June 30, 2015.

“Cap Receipts” means all amounts received by a Borrower pursuant to an Interest Rate Cap Agreement.

“Capital Expenditures” means, for any period, amounts expended for repairs, replacements and alterations to any Property and required to be capitalized according to GAAP.

“Cash Management Account” means an Eligible Account at the Cash Management Account Bank.

“Cash Management Account Bank” means the Eligible Institution selected by Lender to maintain the Cash Management Account.

“Cash Management Agreement” means the Cash Management Agreement among Borrower, Cash Management Bank and Lender dated as of the Closing Date, providing for the exclusive Control of the Cash Management Account and all Subaccounts by Lender.

“Closing Date” means the date of the funding of the Loan.

“Closing Date DSCR” means 1.72 : 1.00.

“Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means, collectively, all of the real, personal and mixed property in which Liens are purported to be granted in favor of Lender pursuant to the Collateral Documents as security for the Obligations.

“Collateral Assignment of Interest Rate Protection Agreement” means a Collateral Assignment of Interest Rate Protection Agreement between Borrower and Lender, substantially in the form delivered on the Closing Date by Borrower and Lender.

“Collateral Documents” means each Mortgage, the Pledge Agreement, the Cash Management Agreement, each Rent Deposit Account Control Agreement, each Collateral Assignment of Interest Rate Protection Agreement, each Acknowledgement, each Assignment of Management Agreement and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Lender a Lien on any real, personal or mixed property of a Loan Party as security for the Obligations.

“Collections” means, with respect to any Property, all Rents, Insurance Proceeds, Awards, Transfer Proceeds, interest on amounts on deposit in the Cash Management Account and the Reserve Funds, amounts paid by Borrower to the Cash Management Account pursuant to this Agreement, and all other payments received with respect to such Property and all “proceeds” (as defined in Section 9-102 of the UCC) of such Property.

“Compliance Certificate” means a certificate in the form attached hereto as Exhibit G.

“Concessions” means, for any period of determination, the value of concessions (other than free Rent) provided with respect to the Properties by Borrower.

“Condemnation” means a temporary or permanent taking by any Governmental Authority in the exercise of the right of condemnation or eminent domain, of all or any part of a Property, or any interest therein or right accruing thereto, including any right of access thereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, through the ownership of voting securities, by contract or otherwise, and the terms Controlled and Controlling shall have correlative meanings.

“Cooperation Agreement” means that certain Cooperation Agreement dated as of the Closing Date among Borrower, Equity Owner, Sponsor and Lender.

“Counterparty” means, with respect to the Interest Rate Cap Agreement, [______________], and with respect to any Replacement Interest Rate Cap Agreement, any Approved Counterparty thereunder.

“Debt” means the Outstanding Principal Balance together with all interest accrued and unpaid thereon and all other sums (including expense reimbursements, indemnification obligations and Spread Maintenance Premium, if applicable) due from time to time in respect of the Loan under any Loan Document.

“Debt Service” means, with respect to any particular period of determination, the sum of (i) the Monthly Amortization Amounts applicable to such period and (ii) interest payments due under the Note for such period.

“Debt Service Coverage Ratio” means, as of any date of determination, a ratio of (i) Underwritten Net Cash Flow to (ii) the sum of (a) the product of (x) the Outstanding Principal Balance as of such date and (y) the lesser of (I) provided the Interest Rate Cap Agreement and Collateral Assignment of Interest Rate Protection Agreement are and remain in full force and effect, the sum of the Strike Price and the Spread and (II) the Interest Rate as of the Determination Date immediately preceding such determination and (b) annual amortization in the amount of one percent (1%) of the initial principal amount of the Loan.

“Default” means the occurrence of any event under any Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” means a rate per annum equal to the lesser of (i) the Maximum Legal Rate or (ii) three percent (3%) above the Interest Rate.

“Determination Date” means, (i) with respect to the Initial Interest Period, the date that is two (2) Business Days before the Closing Date and (ii) with respect to any other Interest Period, the date which is two (2) Business Days prior to the commencement of such Interest Period.  When used with respect to a Determination Date, Business Day means any day on which banks are open for dealing in foreign currency and exchange in London.

“Disqualified Property” means any Property with respect to which there is an Event of Default (other than as a result of a voluntary act or omission of any Relevant Party).

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution that is an account (or a subaccount thereof) maintained with an Eligible Institution.  An Eligible Account shall not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” means a federal or state-chartered depository institution or trust company insured by the Federal Deposit Insurance Corporation (i) whose long-term senior unsecured debt obligations are rated at least “A-“ by S&P or “A3” by Moody’s (or equivalent ratings by another rating agency approved by Lender if not rated by S&P or Moody’s) or (ii) such other banking institution as is approved by Lender.

“Eligible Lease” means, unless otherwise approved by Lender, a written Lease that (i) is executed by an Eligible Tenant, (ii) has a rental rate and terms consistent with existing local market rates and terms, (iii) on its commencement date has a term of at least six months and not more than three years, and (iv) complies with all applicable Legal Requirements in all material respects and includes all disclosures required by applicable Legal Requirements.

“Eligible Property” means a residential real property that complies with each of the representations and warranties set forth in Sections 2.1.4, 2.1.6, 2.1.9, 2.1.11, 2.1.12, 2.1.13, 2.1.14, 2.1.15, 2.1.16, 2.1.17, 2.1.18, 2.1.19 and 2.1.20 hereof.

“Eligible Tenant” means a bona fide third-party lessee of a Property who satisfies each of the following criteria:  either (A) the Tenant’s rent (calculated without including payments made pursuant to “Section 8” or any other subsidy provided by a Governmental Authority) for the initial 12 calendar month period of the Lease is not greater than 40% of the Tenant’s annual gross income (including from self-employment, rental property, alimony, child support, public assistance, and retirement benefits) based on the two calendar month period completed immediately prior to the date such Tenant is initially screened by Borrower prior to its execution of a Lease (as verified by Borrower), annualized or (B) Borrower or Manager otherwise verifies, based on bona fide written documentation, that (i) the Tenant has sufficient financial resources to satisfy its obligations under the Lease for the Property, (ii) the Tenant is not subject to an ongoing Event of Bankruptcy as such date of initial screening (or if not so initially screened, as of the Closing Date) and (iii) the Tenant is not a Relevant Party or any Affiliate thereof or an immediate family member (ancestor, spouse or lineal descendant) of any of the foregoing.

“Environmental Indemnity” means that certain Environmental Indemnity Agreement dated as of the Closing Date, executed by Borrower in favor of Lender.

“Equity Owner” means AHR First Equity LLC, a Delaware limited liability company.

“Equity Owner Guaranty” means that certain Equity Owner Guaranty, dated as of the Closing Date, executed by Equity Owner in favor of Lender.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which another entity is a member or (ii) described in Section 414(m) or (o) of the Code of which another entity is a member, except that this clause (ii) shall apply solely for purposes of potential liability under Section 302(b) of ERISA and Section 412(b) of the Code and the lien created under Section 303(k) of ERISA and Section 430(k) of the Code.

“Event of Bankruptcy” means, with respect to any Person:  (i) such Person shall (a) fail generally to pay its debts as they come due, (b) make a general assignment for the benefit of creditors, (c) institute any case or other proceeding by such Person seeking to adjudicate it as bankrupt or insolvent, (d) seek liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of its debts or any similar action under the Bankruptcy Code or (e) take any action to authorize any of such actions or (ii) a case or other proceeding shall be commenced, without the application or consent of such Person in any court seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under the Bankruptcy Code, and (x) such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days or (y) an order for relief in respect of such Person shall be entered in such case or proceeding or a decree or order granting such other requested relief shall be entered.

“Excluded Taxes” means Taxes (i) imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes that are imposed by the jurisdiction in which Lender is organized or in which Lender’s applicable lending office is located, or (ii) imposed on Lender or Borrower as a result of Lender permitting foreign banks to participate in the Loan and such banks fail to comply with FATCA requirements.

“Existing Management Agreement” means individually and collectively, as required by the context, those certain management agreements, dated as of the respective dates thereof, between Borrower and the respective Existing Manager.

“Existing Manager” means individually and collectively, as required by the context, Ashoka Lion Consulting, L.L.C., a Texas limited liability company, OneProp Georgia, LLC, a Georgia limited liability company, OneProp, Inc., a Texas corporation, and Envision Property Management Services LLC, a Georgia limited liability company.

“Expenditures Certificate” means an Officer’s Certificate that accurately (a) describes all items of work with respect to the Properties for which Borrower is seeking a disbursement of funds, (b) states that such items of work are bona fide out-of-pocket costs and expenses of Borrower that were incurred for the Restoration or repair of the applicable Property, (c) states that such work has been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (d) states that such work has not been the subject of a previous disbursement, and has been paid for in full by Borrower (including any cost in excess of the requested disbursement), (e) for any expenditure greater than $5,000 and any other expenditure requested by Lender, is delivered together with copies of any invoices, mechanics lien releases and other documents specified by Lender and (f) if requested by Lender, is delivered together with evidence of payment of such items of work.

“FATCA” shall mean Sections 1471 through 1474 of the Code and any IRS promulgated regulations thereof.

“Fee Letter” means the fee letter dated as of the Closing Date between Borrower and Lender.

“Fitch” means Fitch, Inc.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, commonwealth, county, district, municipal, city, foreign or otherwise) whether now or hereafter in existence.

“Government List” means (i) the Annex to Presidential Executive Order 13224 (Sept. 23, 2001), (ii) OFAC’s most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http://www.treasury.gov/ofac/downloads/t11sdn.pdf or any successor website or webpage) and (iii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained by a Governmental Authority that Lender notifies Borrower in writing is now included in “Government List”.

“Improvements” means the buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter erected or located on any Property.

“Indebtedness” means, without duplication, (i) all indebtedness for (a) borrowed money, (b) amounts drawn under a letter of credit, or (c) the deferred purchase price of property, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility, (iii) all amounts required to be paid as a guaranteed payment to equity owners or a preferred or special dividend, including any mandatory redemption of equity interests, (iv) all obligations under leases that constitute capital leases, (v) all obligations under interest rate swaps, caps, floors, collars and other interest hedge agreements, whether absolute or contingent, as obligor, guarantor or otherwise, (vi) indebtedness secured by a Lien on any property owned by the applicable Person (whether or not such indebtedness has been assumed), (vii) any guaranty of any of the foregoing and (viii) any other contractual obligation for the payment of money, including trade payables.

“Indemnified Persons” means, collectively, (a) Lender, (b) any successor owner or holder of the Loan or participations in the Loan, (c) any Servicer or prior Servicer of the Loan, (d) any trustees, custodians or other fiduciaries who hold or will have held a full or partial interest in the Loan for the benefit of any investor in connection with any Secondary Market Transaction or other third party, (e) any Affiliate of Lender that has filed any registration statement relating to any Secondary Market Transaction or has acted as the sponsor or depositor in connection with any Secondary Market Transaction, (f) any Affiliate of Lender that acts as an underwriter, placement agent, any other co-underwriters or co-placement agents, and (g) each of the respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) of any and all of the foregoing, in all cases whether during the Term or as part of or following a foreclosure of the Loan.

“Indemnified Taxes” means, other than Excluded Taxes, all Taxes (including any stamp, court, documentary, intangible, recording, filing or similar Taxes) that arise from or are imposed upon any payment made under, from the execution, delivery, performance, or enforcement of any of the Loan Documents, or the registration of, from the receipt or perfection of any Lien of or under any Loan Document.

“Individual Material Adverse Effect” means, with respect of any Property, (i) any event or condition that has a material adverse effect on the profitability, value, use, occupation, leasing or marketability of such Property or results in any material liability to, claim against or obligation of Lender or any Loan Party or (ii) the enforceability, validity, perfection or priority of the Lien of the Collateral Documents with respect to such Property.

“Interest Rate” means, with respect to each Interest Period, (i) an interest rate per annum equal to the sum of (a) the greater of LIBOR, determined as of the Determination Date immediately preceding the commencement of such Interest Period, and the LIBOR Floor, plus (b) the Spread, or (ii) when applicable pursuant to this Agreement or any other Loan Document, the Default Rate.

“Key Principal” means Inter-American Management LLC, a Delaware limited liability company, provided that (i) such entity has substantially the same ownership as existed on the Closing Date and (ii) the REIT Management Agreement remains in full force and effect without default by any party thereto.

“Lease” means any agreement or arrangement pursuant to which any Person has or claims a possessory interest in, or right to use or occupy, all or any part of any Property, and every modification, amendment or other agreement relating thereto, including any sublease, assignment and guarantee.

“Legal Requirements” means all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Loan, any Secondary Market Transaction with respect to the Loan, a Relevant Party or a Property or any part thereof or the use or operation thereof, whether now or hereafter enacted and in force.

“LIBOR” means, with respect to each Interest Period and each Determination Date, the rate per annum (rounded upwards, if necessary, to the nearest 1/1,000 of 1%) calculated by Lender as set forth below: (i) the rate for deposits in U.S. Dollars for a three-month period that appears on Reuters Screen LIBOR01 Page (or its equivalent) as of 11:00 a.m., London time, on such Determination Date or (ii) If such rate does not appear on Reuters Screen LIBOR01 Page (or its equivalent) as of 11:00 a.m., London time, on the applicable Determination Date, Lender shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such reference bank’s offered quotation to prime banks in the London interbank market for deposits in U.S. Dollars for a three-month period as of 11:00 a.m., London time, on such Determination Date in a principal amount of not less than $1,000,000 that is representative for a single transaction in the relevant market at the relevant time.  If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations.  If fewer than two such quotations are so provided, Lender shall request any three major banks in New York City selected by Lender to provide such bank’s rates for loans in U.S. Dollars to leading European banks for a three-month period as of 11:00 a.m., New York City time, on such Determination Date in a principal amount not less than $1,000,000 that is representative for a single transaction in the relevant market at the relevant time, and if at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates.

“LIBOR Floor” means twenty-five one-hundredths percent (0.25%).

“Lien” means any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any portion of any Collateral, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquidity Condition” means that Borrower has deposited $200,000.00 in the Sponsor Liquidity Subaccount and that the balance of Sponsor Liquidity Funds in the Sponsor Liquidity Subaccount is and remains not less than $200,000.00.

“Loan” means the loan evidenced by the Note.

“Loan Documents” means, collectively, this Agreement, the Note, the Sponsor Guaranty, the Equity Owner Guaranty, the Environmental Indemnity, each Collateral Assignment of Interest Rate Protection Agreement, each Interest Rate Cap Agreement, the Cooperation Agreement, the Fee Letter, each Collateral Document and all other agreements, instruments and documents delivered pursuant thereto or in connection therewith.

“Loan Party” means Borrower and Equity Owner.

“Low Debt Service Period” shall commence if, as of any Calculation Date, the Debt Service Coverage Ratio is less than 1.20:1.00, and shall end if the Properties have achieved, as of any two succeeding consecutive Calculation Dates, a Debt Service Coverage Ratio of at least 1.25:1.00.

“Management Agreement” means any agreement pursuant to which any Person has any right or obligation to manage, lease or collect rent from any of the Properties.  The only Management Agreements permitted hereunder are the Existing Management Agreement and any Replacement Management Agreement as to which the requirements herein have been satisfied.

“Management Fee Cap” means, with respect to the calendar month ending immediately prior to each Payment Date during the Term, eight percent (8.00%) of gross Rents collected with respect to the Properties for such calendar month.  For purposes of such calculation, Advance Rent shall be deemed to be collected in the calendar month to which it is applicable as set forth on the related Advance Rent Disbursement Schedule.

“Manager” means Existing Manager or, if the context requires, a Qualified Manager who is managing one or more of the Properties in accordance with the terms and provisions of this Agreement pursuant to a Management Agreement.

“Material Adverse Effect” means a material adverse effect on (i) the property, business, operations or financial condition of any Relevant Party, (ii) the use, operation or value of the Properties taken as a whole, (iii) the ability of Borrower to repay the principal and interest of the Loan when due or the ability of any Relevant Party to satisfy its obligations under the Loan Documents when due, or (iv) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the rights, interests and remedies of Lender under any Loan Document.

“Maturity Date” means the Stated Maturity Date (or the First Extended Maturity Date, the Second Extended Maturity Date, or the Third Extended Maturity Date, as applicable, if the applicable Extension Options are validly exercised).

“Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Debt evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such Governmental Authority whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Monthly Amortization Amount” means, with respect to each Payment Date, an amount equal to one-twelfth (1/12) of one percent (1%) of the Outstanding Principal Balance on the Closing Date.

“Monthly Debt Service Payment” means, for each Payment Date, an amount equal to the sum of (i) the amount of interest which is then due on the Loan in the aggregate for the Interest Period during which such Payment Date occurs plus (ii) the Monthly Amortization Amount.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means, individually and collectively, as required by the context, all mortgages, deeds of trust or deeds to secure debt, as applicable, collateral assignments of leases and rents and fixture filings encumbering one or more Properties, executed and delivered by Borrower and accepted by Lender as Collateral.

“Net Proceeds” means  (i) the net amount of all property and business interruption insurance proceeds received by Lender as a result of damage to or destruction of a Property, after deduction of its reasonable costs and expenses (including reasonable counsel fees) in collecting same (“Insurance Proceeds”), or (ii) the net amount of an Award, after deduction of Lender’s reasonable costs and expenses (including reasonable counsel fees) in collecting same, whichever the case may be.

“Obligations” means, collectively, each and all obligations of the Relevant Parties under the Loan Documents, including Borrower’s obligations for the payment of the Debt and payment of all operating expenses and Capital Expenditures necessary for the operation of the Properties or otherwise required by this Agreement.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Officer’s Certificate” means a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower.

“Operating Expenses” means, for any period, without duplication, all expenses actually paid or payable by Borrower during such period in connection with the administration, operation, management, maintenance, repair and use of the Properties, determined on an accrual basis, and, except to the extent otherwise provided in this definition, in accordance with GAAP.  Operating Expenses specifically shall include, without duplication:  (i) all operating expenses incurred in such period based on quarterly financial statements delivered to Lender in accordance with Section 3.31.1(b), (ii) cost of utilities, inventories, and fixed asset supplies consumed in the operation of the Properties by the Borrower, (iii) management fees in an amount equal to the greater of (a) actual management fees or (b) the Management Fee Cap, (iv) administrative, payroll, security and general expenses for the Properties, (v) costs and fees of independent professionals (including legal, accounting, consultants and other professionals) or other third parties retained to perform services, (vi) computer processing charges, (vii) operational equipment and other lease payments to the extent constituting operating expenses under GAAP, (viii) Property Taxes and Other Charges, (ix) insurance premiums, (x) Property maintenance expenses and (xi) all periodic reserves required by Lender hereunder.  Notwithstanding the foregoing, Operating Expenses shall not include (a) depreciation or amortization, (b) income taxes or other charges in the nature of income taxes, (c) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of the Loan or in connection with the recovery of Insurance Proceeds or Awards which are applied to prepay the Note, (d) Capital Expenditures, (e) Debt Service, (f) any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by any Tenant under a Lease, (g) bad debt expense with respect to Rents, and (h) concessions provided with respect to the Properties.

“Other Charges” means all homeowner’s association dues, fees and assessments, impositions other than Taxes, and any other charges levied or assessed or imposed against a Property, or any part thereof, other than Taxes.

“Other Receipts” means, for any period of determination, actual collections by Borrower in respect to the Properties from sources other than Rents, to the extent they are recurring in nature and relate to such period of determination, regardless of when actually collected.

“Outstanding Principal Balance” means, as of any date, the outstanding principal balance of the Loan.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

“Payment Date” means the eighth (8th) day of every calendar month occurring during the Term.  The first Payment Date shall be March 8, 2015.

“Permitted Investment” means the investments described in clause (i) below, subject to qualifications set forth in clause (ii) below:

(i)           (a) obligations of, or obligations guaranteed as to principal and interest by, the United States government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States; (b) federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 365 days of any bank, the short-term debt obligations of which are rated A-1+ (or the equivalent) by each of the Rating Agencies, it being understood that the A-1+ benchmark rating and other benchmark ratings in this Agreement are intended to be the ratings, or the equivalent of ratings, issued by S&P; (c) deposits that are fully insured by the Federal Deposit Insurance Corp.; (d) debt obligations that are rated AA (or the equivalent) by each of the Rating Agencies having maturities of not more than 365 days; (e) commercial paper rated A–1+ (or the equivalent) by each of the Rating Agencies and (f) investment in money market funds rated AAAm or AAAm–G (or the equivalent) by each of the Rating Agencies.

(ii)           Notwithstanding the foregoing, “Permitted Investments” shall (a) exclude any security with the S&P’s “r” symbol (or any other Rating Agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (b) not have maturities in excess of one year; (c) be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; and (d) exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.  Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index.  No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity.  All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase or (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted Liens” means, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all encumbrances and other matters disclosed in Lender’s title insurance policies for the Properties, (iii) Liens for Taxes imposed by any Governmental Authority not yet due or delinquent, (iv) Liens arising after the Closing Date for Taxes or Other Charges being contested in accordance with Section 3.8, (v) any workers’, mechanics’ or other similar Liens on any Property that are bonded or discharged within sixty (60) days of attachment, (vi) all easements, rights-of-way, restrictions and other similar non-monetary encumbrances recorded against and affecting any Property and that would not reasonably be expected to and do not have an Individual Material Adverse Effect on such Property, (vii) such other title exceptions as Lender approves in writing, and (viii) rights of Tenants as Tenants only under Leases permitted hereunder.

“Permitted Public Transfer” means, with respect to those certain direct interests in Sponsor (and indirect interests in Borrower and Equity Owner) being owned by HFE USA, LLC, a Delaware limited liability company, transfers by such entity or issuance by Sponsor of additional direct ownership interests in Sponsor in connection with a public sale and offering under United States law of Sponsor, provided that (i) following such transfers Borrower and Equity Owner continue to be Special Purpose Entities and Controlled by Sponsor and Sponsor continues to be Controlled by Key Principal (or any sponsor that replaces a Person or Persons comprising Key Principal, as approved by Lender and pursuant to the terms herein), (ii) no violation of Sections 2.1.23, 3.18, 3.22 or 3.25 hereof occurs as a result of such transfer, (iii) with respect to any individual transferees first obtaining a direct interest in Sponsor (or indirect interest in Borrower or Equity Owner) equal to or greater than twenty percent (20%) after the Closing Date, and to which Borrower, Equity Owner, Sponsor or Key Principal receives actual knowledge of the name, state of formation or domicile, or other similar identifying information as to such transferees, Borrower provides Lender with such identifying information as to such transferees, and (iv) Borrower pays to Lender all reasonable costs and expenses incurred by Lender in connection with any such transfer.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Pledge Agreement” means that certain Pledge Agreement dated as of the Closing Date, executed by Equity Owner in favor of Lender.

“Prepayment Notice” means a prior written notice to Lender specifying the proposed Business Day on which a voluntary prepayment of the Debt is to be made pursuant to Section 1.4.1, which date shall be no earlier than 10 days after the date of such Prepayment Notice and no later than 30 days after the date of such Prepayment Notice.

“Prepayment Rate” means the bond equivalent yield (in the secondary market) on the United States Treasury Security that as of the Prepayment Rate Determination Date has a remaining term to maturity closest to, but not exceeding, the remaining term to the Maturity Date as most recently published in the “Treasury Bonds, Notes and Bills” section in The Wall Street Journal as of such Prepayment Rate Determination Date.  If more than one issue of United States Treasury Securities has the same remaining term to the Maturity Date, the “Prepayment Rate” shall be the yield on such United States Treasury Security most recently issued as of the Prepayment Rate Determination Date.  The rate so published shall control absent manifest error.  If the publication of the Prepayment Rate in The Wall Street Journal is discontinued, Lender shall determine the Prepayment Rate on the basis of “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as Lender may reasonably select.

“Prepayment Rate Determination Date” means the date that is five (5) Business Days prior to the date that a prepayment of principal is applied pursuant to Section 1.4.4(c).

“Property” means, individually, and “Properties” means, collectively, the residential real properties described on the Rent Roll as of the Closing Date and encumbered by the Mortgages; provided that if (i) the Allocated Loan Amount for any Property has been reduced to zero and (ii) all interest and other Obligations related to the repayment of such Allocated Loan Amount have been repaid in full, then such residential real property shall no longer be a Property hereunder.  The Properties include the Improvements now or hereafter erected or installed thereon and other personal property owned by Borrower located thereon, together with all rights pertaining to such real property, Improvements and personal property.

“Property Document” means each agreement relating to a Property, each Permitted Lien affecting a Property and each other instrument binding on Borrower or any Property, including any reciprocal easement agreement, declaration of covenants, conditions and restrictions and any condominium or home owner’s association governing documents, rules and regulations.

“Property Taxes” means any real estate and personal property Taxes, assessments, water charges, sewer rents, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto now or hereafter levied or assessed or imposed by a Governmental Authority against any Property, any Collateral, any part of either of the foregoing, or Borrower.

“Qualified Manager” means (i) Existing Manager, (ii) any Person that is under common Control with Existing Manager, or (iii) a reputable professional property manager that (a) has at least two (2) years’ experience in the management of at least 100 residential rental properties in each metropolitan statistical area in which the applicable Properties to be managed by such Person are located.

“Rating Agencies” means the nationally-recognized statistical rating organization (e.g. S&P, Moody’s, Fitch, DBRS, Inc., Morningstar, Inc., Kroll Bond Rating Agency, Inc. or any successor thereto) that are engaged by Lender or its designees in connection with a Secondary Market Transaction.

“Rating Agency Confirmation” means a written affirmation from each of the Rating Agencies that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.  In the event that, at any given time, no Securities are then outstanding, then the term Rating Agency Confirmation shall be deemed instead to require the written approval of Lender based on its reasonable, good faith determination of whether the Rating Agencies would issue a Rating Agency Confirmation if any such Securities were outstanding.

“Records” means all Leases, agreements, instruments, documents, books, records and other information (including tapes, disks, punch cards and related property and rights) maintained with respect to Properties or the Loan Parties.

“Regulatory Change” means any change after the Closing Date in federal, state or foreign laws or regulations, or the adoption, taking effect or the making, after such date, of any interpretations, directives or requests applying to Lender, or any Person in Control of Lender or to a class of banks or companies Controlling banks, of or under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or Governmental Authority or monetary authority charged with the interpretation or administration thereof.

“REIT Management Agreement” means that certain management agreement, dated as of [______ __, __], by and between Sponsor and Inter-American Management LLC, a Delaware limited liability company.

“Release Amount” means, for a Release Property, (i) 120% of the initial Allocated Loan Amount for such Property or (ii) during a Trigger Period, the greater of (a) 120% of the initial Allocated Loan Amount for such Property and (b) 100% of Transfer Proceeds for such Property.

“Relevant Party” means each Loan Party and Sponsor (and, collectively “Relevant Parties”).

“REMIC Trust” means a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

“Rent Deposit Account Control Agreement” means the deposit account control agreement dated as of the Closing Date among Borrower, Lender, Manager and a Rent Deposit Bank, providing for control by Lender.

“Rent Roll” means a schedule of the Properties that includes for each Property:  address, occupancy, rental rate, lease expiration, security deposit, past due rent, Advance Rent (including  the Payment Date on which such Advance Rent should be disbursed from the Advance Rent Subaccount (such schedule, the “Advance Rent Disbursement Schedule”) and the amount of such disbursement), lease start date, lease concessions, building code violations, “Section 8” housing status and other such items as may be requested by Lender from time to time.  The Rent Roll as of the Closing Date is attached hereto as Schedule II.

“Rents” means, with respect to each Property, all rents and rent equivalents and any fees, payments or other compensation from any Tenant (other than security deposits).

“Replacement Management Agreement” means a Management Agreement other than the Existing Management Agreement between Borrower and a Qualified Manager, which agreement satisfies the requirements set forth herein and is in form and substance approved by Lender in its reasonable discretion.

“Request for Release” means a request for release of a Property in connection with any Transfer of a Property, substantially in the form attached hereto as Exhibit C.

“Reserve Funds” means, collectively, all funds held in the Subaccounts pursuant to Article 5, including, but not limited to, the Capital Expenditure Funds, the Insurance Funds, the Tax Funds, the Casualty and Condemnation Funds, the Cash Collateral Funds, the Deferred Maintenance Funds, the Sponsor Liquidity Funds and the Advance Rent Funds.

“Reserve Release Date” means any Business Day as requested by Borrower pursuant to a Reserve Release Request; provided that there shall be no more than one Reserve Release Date in any calendar month.

“Reserve Release Request” means any written request by Borrower for a release of Reserves Funds made in accordance with Article 5.

“Responsible Officer” means, as to any Person, the chief executive officer or president or, with respect to financial matters, the chief financial officer or treasurer of such Person; provided that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer means any officer authorized to act on such officer’s behalf as demonstrated by a certified resolution of such Person.

“Restoration” means the repair and restoration of a Property after a Casualty as nearly as possible to the condition such Property was in immediately prior to such Casualty, with such material alterations as may be approved by Lender, which such approval shall not to be unreasonably withheld.

“Restoration Conditions” means (i) no Event of Default shall have occurred and be continuing, (ii) within sixty (60) days after the occurrence of the Casualty, Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration of the affected Properties in accordance with the terms of this Agreement, (iii) Lender shall be satisfied that any Debt Service and operating deficits which will be incurred with respect to the Properties as a result of the occurrence of the Casualty will be covered out of (A) the Net Proceeds, (B) the insurance coverage referred to in paragraph 2 of Exhibit B, if applicable, or (C) by other funds of Borrower; (v) Lender shall be satisfied that the Restoration will be completed on or before the earliest of (A) six (6) months prior to the Maturity Date, (B) such time as may be required under applicable Legal Requirements or (C) six (6) months prior to the expiration of the insurance coverage referred to in paragraph 2 of Exhibit B and (vi) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of the Restoration.

“Restoration Threshold Amount” means, as of any date of determination, an amount equal to three percent (3.00%) of the Outstanding Principal Balance.

“Restricted Junior Payment” means, with respect to any Person, (i) any dividend or other distribution of any nature (including cash, securities, assets, Indebtedness or otherwise) and any payment (by virtue of redemption, retirement or otherwise) on any class of equity interests or subordinate Indebtedness issued by such Person now or hereafter outstanding, whether directly or indirectly, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any equity interests or subordinate Indebtedness of such Person now or hereafter outstanding.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Solvent” means, with respect to any Person on any date of determination, (i) the fair saleable value of such Person’s assets exceeds its total liabilities, (ii) such Person’s assets do not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted and (iii) such Person is able to pay its liabilities as they mature.

“Sponsor” means American Housing REIT Inc., a Maryland corporation.

“Sponsor Financial Covenant” means the requirement that Sponsor (i) maintain liquidity of not less than 10% of the Loan Amount, unless and for so long as the Liquidity Condition is satisfied, (ii) have net worth in excess of 100% of the Loan Amount (which may be inclusive of Sponsor’s direct or indirect interest in Borrower) and (iii) not be subject to any Event of Bankruptcy.

“Sponsor Guaranty” means that certain Sponsor Guaranty, dated as of the Closing Date, executed by Sponsor in favor of Lender.

“Spread” means 4.75% per annum.

“Spread Maintenance Date” means the Stated Maturity Date.

“Spread Maintenance Premium” means, with respect to any prepayment of principal (or acceleration of the Loan) prior to the Spread Maintenance Date, an amount equal to the product of:  (i) the amount of such prepayment (or the amount of principal so accelerated), multiplied by (ii) the sum of (A) the Spread plus (B) the positive excess if any of the LIBOR Floor over LIBOR on the date such prepayment occurs, multiplied by (iii) a fraction (expressed as a percentage) having a numerator equal to the number of months from the end of the Interest Period through which interest then has been paid by Borrower to and including the Spread Maintenance Date, and a denominator equal to 12.  All Spread Maintenance Premium payments hereunder shall be deemed to be earned by Lender upon the funding of the Loan.

“Stated Maturity Date” means February 8, 2017.

“Strike Price” means (i) as to any Interest Rate Cap Agreement during the initial term of the Loan, not greater than 3.0% per annum and (ii) as to any Replacement Interest Rate Cap Agreement obtained in connection with the exercise of any Extension Option, the rate of interest per annum (substituted for the Interest Rate for purposes of the calculation) at which the Debt Service Coverage Ratio as of the Calculation Date immediately preceding scheduled Maturity Date prior to the extension is 1.15:1.00, as determined by Lender.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, including Property Taxes.

“Tenant” means any Person obligated by contract or otherwise to pay monies under any Lease now or hereafter affecting all or any part of a Property.

“Term” means the entire term of this Agreement, which shall expire upon repayment in full of the Debt.

“Transfer” means any transfer of any kind (including any gift, conveyance, lease, sublease, sale or Lien) with respect to all or any part of or any interest (whether direct or indirect, ownership, beneficial or otherwise, and irrespective of the number of tiers of parties having interests) in any Property, Collateral, or Loan Party, or direct or indirect constituent of any Loan Party, whether voluntarily or involuntarily and whether directly or indirectly, by operation of law or otherwise.  Without limitation, “Transfer” includes (i) an installment sales agreement wherein by which a Property or any part thereof is to be sold for a price to be paid in installments; (ii) an agreement for the leasing of all or a substantial part of a Property for any purpose other than the actual occupancy by a Tenant thereunder; (iii) a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iv) if Borrower or any direct or indirect constituent is a corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock, or the creation or issuance of new stock, or entering into any agreement to do any of the foregoing; (v) if Borrower or any direct or indirect constituent is partnership, limited liability company, or other entity, any change, withdrawal, removal, resignation, addition, or change of control of any partner, member, or other interest holder, or the issuance of any new partnership, membership or other entity interest, or the transfer of any partnership, membership or other entity interest, or entering into any agreement to do any of the foregoing; (vi) any pledge, hypothecation, assignment, transfer or other Lien or encumbrance of any direct or indirect ownership interest in any Loan Party; and (vii) granting or sufferance of any purchase option, right of first refusal, right of first offer or other similar rights in favor of any Tenant or other Persons.

“Transfer Date” means the date upon which a Transfer of a Property is consummated.

“Transfer Expenses” means, with respect to the Transfer of any Property, the reasonable expenses of Borrower incurred in connection therewith not to exceed six percent (6.00%) of all gross amounts realized with respect thereto, for any of the following:  (i) third party real estate commissions, (ii) the closing costs of the purchaser of such Property actually paid by Borrower and (iii) Borrower’s miscellaneous closings costs, including title, escrow and appraisal costs and expenses.

“Transfer Proceeds” means, with respect to the Transfer of any Property, the gross sales price for such Property (including any earnest money, down payment or similar deposit included in the total sales price paid by the purchaser), less Transfer Expenses.

“Trigger Period” shall commence upon the occurrence of (i) an Event of Default or (ii) the commencement of a Low Debt Service Period; and shall end if, (a) with respect to a Trigger Period continuing pursuant to clause (i), the Event of Default commencing the Trigger Period has been cured and such cure has been accepted by Lender (and no other Event of Default is then continuing) or (b) with respect to a Trigger Period continuing due to clause (ii), the Low Debt Service Period has ended pursuant to the terms hereof.

“Trustee” means any trustee holding the Loan in a Secondary Market Transaction.

“UCC” means the Uniform Commercial Code as in effect in (i) the States of Texas and Georgia (with respect to fixtures) and (ii) the State of New York for all other purposes.

“Underwritten Capital Expenditures” means, as of any date of determination, for the twelve (12) month period ending on such date, the product of (i) the number of Properties multiplied by (ii) $750.

“Underwritten Net Cash Flow” means, as of any date of determination, the excess for the applicable period of:  (i) the sum of (x) Actual Rent Collections and (y) Other Receipts; over (ii) the sum of (x) Operating Expenses, as adjusted by Lender to reflect exclusion of amounts representing non-recurring expenses, (y) Underwritten Capital Expenditures and (z) Concessions.

The applicable period for determining Underwritten Net Cash Flow shall be the twelve (12) month period ending on the date of determination; provided that for the first three Calculation Dates after the Closing Date, Underwritten Net Cash Flow shall be equal to (i) for the first Calculation Date after the Closing Date, the sum of (x) Underwritten Net Cash Flow for the calendar quarter then ended plus (y) $392,518; (ii) for the second Calculation Date after the Closing Date, the sum of (x) Underwritten Net Cash Flow for the two calendar quarters then ended plus (y) $261,679; and (iii) for the third Calculation Date after the Closing Date, the sum of (x) Underwritten Net Cash Flow for the three calendar quarters then ended plus (y) $130,839.

Notwithstanding the foregoing, Underwritten Net Cash Flow shall not include (i) any Insurance Proceeds (other than business interruption and/or rental loss insurance proceeds and only to the extent allocable to the applicable period), (ii) any proceeds resulting from the Transfer of all or any portion of any Property, (iii)  any item of income otherwise included in Underwritten Net Cash Flow but paid directly by any Tenant to a Person other than Borrower as an offset or deduction against Rent payable by such Tenant, provided such item of income is for payment of an item of expense (such as payments for utilities paid directly to a utility company) and such expense is otherwise excluded from the definition of Operating Expenses pursuant to clause (f) of the definition thereof, (iv) security deposits received from Tenants until forfeited or applied and (v) any lease buy-out or surrender payment from any Tenant (including any payment relating to unamortized leasing commissions).

Notwithstanding anything herein to the contrary, the Actual Rent Collections of any Property that is a Disqualified Property shall be zero for all purposes of this Agreement.

“United States” means the United States of America.

“U.S. Dollars” refers to lawful money of the United States.

Section 7.2 Additional Definitions.  The following terms are defined in the Sections, Schedules or Loan Documents as indicated below:

“Acceptable LLC” – Exhibit E
“Acknowledgement” – Exhibit K
“Act” – Exhibit E
“Advance Rent Disbursement Schedule” – Definition of Rent Roll
“Advance Rent Funds” – 5.8
“Advance Rent Subaccount” – 5.8
“Agreement” – Introductory Paragraph
“Anti-Money Laundering Laws” – 3.18
“Approved Annual Budget” – 5.9.3
“Approved Extraordinary Operating Expense” – 5.9.4
“Available Cash” – 5.9.1(k)
“Borrower” – Introductory Paragraph
“Capital Expenditure Funds” – 5.4
“Capital Expenditure Subaccount” – 5.4
“Cash Collateral Funds” – 5.6
“Cash Collateral Subaccount” – 5.6
“Casualty” – 4.2
“Casualty and Condemnation Funds” – 5.5
“Casualty and Condemnation Subaccount” – 5.5
“Counterparty Opinion” – Exhibit K
“Current Owner” – 3.24
“Deferred Maintenance Funds” – 5.7
“Deferred Maintenance Subaccount” – 5.7
“Embargoed Person” – 3.25
“Equity Owner Permitted Indebtedness” – 3.4
“Equity Owner” – Introductory Paragraph
“Event of Default” – 6.1
“Exchange Act” – Cooperation Agreement
“Extension Notice” – 1.9
“Extension Option” – 1.9
“Extraordinary Operating Expense” – 5.9.4

“First Extended Maturity Date” – 1.9
“Foreign Taxes” – 1.7.4
“Fully Condemned Property” – 4.3(b)
“Fully Condemned Property Prepayment Amounts” – 4.3(b)
“Increased Costs” – 1.6
“Initial Interest Period” – 1.3.1
“Insurance Funds” – 5.3
“Insurance Premiums” – 4.1(b)
“Insurance Proceeds” – Definition of Net Proceeds
“Insurance Subaccount” – 5.3
“Interest Period” – 1.3.2
“Interest Rate Cap Agreement” – Exhibit K
“Interest Shortfall” – 1.4.4(a)(ii)
“Lender” – Introductory Paragraph
“Lockbox Account” – 5.1.3
“Margin Stock” – 2.1.21
“Material Action” – Exhibit C
“Monthly Budgeted Amount” – 5.9.3
“Net Proceeds Deficiency” – 4.4(d)
“Note” – 1.1.2
“Notice” – Exhibit A
“Patriot Act Offense” – 2.1.23
“Permitted Indebtedness” – 3.4
“Permitted Transfers” – 3.24
“Policy” and “Policies” – 4.1.1(b)
“Prepayment Interest Period” – 1.4.4(a)(i)
“Qualified Release Property Default” – 1.5(a)
“Rate Cap Collateral” – Collateral Assignment of Interest Rate Protection Agreement
“Regulation AB” – Cooperation Agreement
“Release Conditions” – 1.5
“Release Property” – 1.5
“Rent Deposit Account” – 5.1.2
“Rent Deposit Bank” – 5.1.2
“Replacement Interest Rate Cap Agreement” – Exhibit K
“Second Extended Maturity Date” – 1.9
“Secondary Market Transaction” – Cooperation Agreement
“Securities” – Cooperation Agreement
“Securities Act” – Cooperation Agreement
“Security Deposit Account” – 3.14
“Servicer” – Exhibit A
“Servicing Agreement” – Exhibit A
“Sole Member” – Exhibit E
“Special Member” – Exhibit E
“Special Purpose Entity” – Exhibit E
“Sponsor Liquidity Funds” – 5.10
“Sponsor Liquidity Subaccount” – 5.10

“Subaccounts” – 5.1.1
“Succeeding Interest Period” – 1.4.4(a)(ii)
“Tax Funds” – 5.2
“Tax Subaccount” – 5.2
“Tenant Direction Letter” – 5.1.3
“Third Extended Maturity Date” – 1.9

Section 7.3 Exhibits and Schedules.  Lender’s general terms attached to this Agreement as Exhibit A, and the other Schedules and Exhibits annexed hereto, are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

[No Further Text On This Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

B2R FINANCE L.P., a Delaware limited partnership

By:	/s/
Name
Title

By:	/s/
Name
Title

                                              4201 Congress Street, Suite 475
                                              Charlotte, NC  28209
                                              Attention:  Katharine R. Briggs or General Counsel
                                              Facsimile No. (704) 228-0010

BORROWER:

AHR FIRST BORROWER LLC, a Delaware limited liability company

By:	/s/
Name
Title

                                              4800 Montgomery Lane, #450
                                              Bethesda, Maryland 20814
                                              Attention:  Don McClure
                                              Facsimile No.: (914) 944-9124

SCHEDULE I

ALLOCATED LOAN AMOUNT

(attached)

SCHEDULE II

RENT ROLL

(attached)

SCHEDULE III

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

None.

SCHEDULE IV

CHIEF EXECUTIVE OFFICE, PRIOR NAMES, EMPLOYER IDENTIFICATION

NUMBER AND ORGANIZATIONAL CHART

Legal Name	Prior Names	Federal Employer Identification Number	Delaware Organizational Identification Number	Chief Executive Office
AHR FIRST BORROWER LLC	None.	47-2072648	5598555	4800 Montgomery Lane, #450, Bethesda, Maryland 20814

(Organizational Chart Attached)

SCHEDULE V

CAPITAL EXPENDITURE RESERVE AMOUNTS

$4,500.00 per month in the aggregate of all Properties.

SCHEDULE VI

DEFERRED MAINTENANCE PROPERTIES

None.

EXHIBIT A

GENERAL TERMS

1.           Notices.  All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and shall be sent by facsimile (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or by reputable overnight courier, addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this paragraph.  Any Notice shall be deemed to have been received:  (a) three (3) days after the date such Notice is mailed, (b) on the date of sending by facsimile if sent during business hours on a Business Day (otherwise on the next Business Day), provided confirmation of successful transmission thereof is received by the sending party, (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties at their addresses as set forth on the signature pages hereto.  Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days’ written notice of such change to the other parties in accordance with the provisions of this paragraph.  Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery.  Additionally, Notice from Lender may also be given by Servicer and Lender hereby acknowledges and agrees that Borrower shall be entitled to rely on any Notice given by Servicer as if it had been sent by Lender.

2.           Survival; Successors and Assigns.  This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Obligations are outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party.  All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.  Without limiting the foregoing, Borrower’s obligations under Section 3.20 and 3.21 shall survive repayment of the Loan and exercise by Lender of any rights or remedies under the Loan Documents/

3.           Governing Law.

(a)           THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA.  TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE.

ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.  BORROWER AGREES THAT SERVICE OF PROCESS UPON BORROWER AT THE ADDRESS FOR BORROWER SET FORTH HEREIN AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK, BORROWER (i) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGE IN THE ADDRESS FOR BORROWER SET FORTH HEREIN AND (ii) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE AN AUTHORIZED AGENT OF BORROWER WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS).  NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION.

4.           Modifications.  No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party or parties against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided herein, no notice to, or demand on, Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.  Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.  Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.

5.           Waiver of Trial by Jury.  BORROWER AND LENDER, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

6.           Headings, Schedules and Exhibits.  The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

7.           Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid pursuant to all Legal Requirements, but if any provision of this Agreement shall be prohibited by or invalid pursuant to Legal Requirements, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.           Preferences.  Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Obligations.  To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

9.           Waiver of Notice.  Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.  Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

10.           Remedies of Borrower.  If a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment.  Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

11.           Offsets, Counterclaims and Defenses.  Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents that Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

12.           No Joint Venture or Partnership; No Third Party Beneficiaries.  Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender.  Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in any Property other than that of beneficiary or lender.  The Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in any Loan Document shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.

13.           Publicity.  All news releases, publicity or advertising by Borrower or any of its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender (with respect to the Loan and any Secondary Market Transaction only), the Affiliate of Lender that acts as the issuer with respect to a Secondary Market Transaction or any of their other Affiliates (in each case, with respect to the Loan and any Secondary Market Transaction only) (x) shall be prohibited prior to any Secondary Market Transaction and (y) after any Secondary Market Transaction, shall be subject to the prior written approval of Lender.  Lender shall have the right to publicly describe the Loan, the Properties financed thereby and the parties to the Loan Documents in advertising and public communications of all kinds, including press releases, direct mail, newspapers, magazines, journals, e-mail, or internet advertising or communications.  The addresses of the Properties and any names of any individuals or other personal information shall only be included subject to Borrower's reasonable approval in advance.

14.           Waiver of Marshalling of Assets.  To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Equity Owner and others with interests in Borrower, and of the Collateral, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Collateral for the collection of the Obligations without any prior or different resort for collection, or of the right of Lender to the payment of the Obligations out of the net proceeds of the Collateral in preference to every other claimant whatsoever.

15.           Certain Waivers.  Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents.  No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents.  Without limiting any of the other provisions contained herein, Borrower hereby unconditionally and irrevocably waives, to the maximum extent not prohibited by any Legal Requirements, any rights it may have to claim or recover against Lender in any legal action or proceeding any special, exemplary, punitive or consequential damages.

16.           Conflict; Construction of Documents; Reliance.  In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control.  The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.  Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan, without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or affiliate of Lender.  Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies.  Borrower acknowledges that Lender and its Affiliates engage in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

17.           Brokers and Financial Advisors.  Borrower shall indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, losses, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising out of a claim by any Person that such Person acted on behalf of Borrower or any if its Affiliates in connection with the transactions contemplated herein.  The provisions of this Exhibit A, Section 17 shall survive the expiration and termination of this Agreement and the payment of the Obligations.

18.           Prior Agreements.  This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto and their respective affiliates in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, including any confidentiality agreements or any similar agreements between or among any such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

19.           Creation of Security Interest.  Notwithstanding any other provision set forth in this Agreement, the Note, the Mortgages or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Mortgages and any other Loan Document (including the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

20.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

21.           Set-Off.  In addition to any rights and remedies of Lender provided by this Agreement and by law, Lender has the right in its sole discretion, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by Legal Requirements, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower; provided, however, Lender may only exercise such right during the continuance of an Event of Default.  Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

22.           Lender’s Discretion; Rating Agency Review.  Whenever pursuant to this Agreement or any Loan Document (a) Lender has any right to approve or disapprove any matter, (b) Lender is entitled to make any determination, or (c) any matter is to be satisfactory to Lender, then Lender shall have the right to so approve, disapprove, determine, or be satisfied or unsatisfied, as applicable, in its sole discretion of Lender, and any such decision and shall be final and conclusive and may be conditioned upon obtaining a Rating Agency Confirmation.

23.           Servicer.  At the option of Lender, the Loan may be serviced by a servicer or special servicer (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a trust and servicing agreement or pooling and servicing agreement (the “Servicing Agreement”) governing a Secondary Market Transaction.  Borrower shall not be responsible for any set-up fees or any other initial costs relating to or arising under the Servicing Agreement.  Borrower shall not be responsible for payment of the monthly master servicing fee due to the Servicer under the Servicing Agreement.

25.           Usury Savings.  Anything to the contrary notwithstanding, if by the terms of this Agreement or the other Loan Documents, Borrower is at any time required to pay interest on the Outstanding Principal Balance at a rate in excess of the Maximum Legal Rate, the Interest Rate shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.  All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by Legal Requirements, be amortized, prorated, allocated and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

26.           Principles of Construction.  All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified.  Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision hereof or thereof.  When used in this Agreement or any other Loan Document, the word “including” shall mean “including but not limited to”.  Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.  References herein to any Loan Document include such document as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.  Borrower shall be deemed to have knowledge of a fact or matter if any officer, director, manager or direct or indirect owner of ten percent (10%) or more of the equity interests of Borrower or Sponsor has knowledge thereof.

EXHIBIT B

INSURANCE REQUIREMENTS

1.           Comprehensive “all risk” or special causes of loss form insurance, as is available in the insurance market as of the Closing Date, with respect to the Properties (a) in an amount equal to one hundred percent (100%) of the “full replacement cost”, which for purposes of this Agreement shall mean actual replacement value of the Properties; (b) containing an agreed amount endorsement with respect to the Improvements and personal property at any Property waiving all co-insurance provisions or to be written on a no co-insurance form and (c) providing for no deductible in excess of two and one-half percent (2.5%) of the lesser of (i) the “full replacement cost” of the Properties or (ii) the initial principal balance of the Loan.  In addition, if any portion of a Property is currently or at any time in the future located in a federally designated “special flood hazard area”, Borrower shall obtain for such Property flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, plus excess amounts as Lender shall require.  Furthermore, if any Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, Borrower shall obtain for such Property coverage for windstorm and/or windstorm related perils and/or “named storms” or an endorsement covering damage from windstorm and/or windstorm related perils and/or named storms.

2.           Business income or rental loss insurance, written on an “Actual Loss Sustained Basis” (a) with loss payable to Lender; (b) covering all risks required to be covered by the insurance provided for in paragraphs 1, 3, 4, 5 and 8 of this Exhibit B and (c) in an amount equal to one hundred percent (100%) of the aggregate projected gross income less non-continuing expense from the operation of the Properties for a period of at least six (6) months after the date of the Casualty.  The amount of such business income or rental loss insurance shall be determined at least once each year after the Closing Date based on Borrower’ reasonable estimate of the gross income less non-continuing expense from each Property for the succeeding twelve (12) month period.  All proceeds payable to Lender pursuant to this paragraph shall be held by Lender and shall be applied in Lender’s sole discretion to (x) the Obligations or (y) Operating Expenses approved by Lender; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligation to pay the Obligations and Operating Expenses as and when required in this Agreement and the other Loan Documents except to the extent such amounts theretofore are actually paid out of the proceeds of such business income insurance.

3.           At all times during which structural construction, repairs or renovations are being made with respect to any Property, and only if each of the property coverage form and the liability insurance coverage form does not otherwise apply, (a) owner’s contingent or protective liability insurance, otherwise known as Owner Contractor’s Protective Liability (or its equivalent), covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy and (b) the insurance provided for in this Exhibit B written in a so-called builder’s risk completed value form including coverage for all insurable hard and soft costs of construction (x) on a non-reporting basis, (y) against all risks insured against pursuant to paragraphs 1, 2, 4, 5, and 8 of this Exhibit B, (z) including permission to occupy such Property and (c) with an agreed amount endorsement waiving co-insurance provisions.

4.           Commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about any Property, such insurance to be on the so-called “occurrence” form with a combined limit of not less than One Million Dollars ($1,000,000) per occurrence; Two Million Dollars ($2,000,000) in the aggregate “per location” and overall Two Million Dollars ($2,000,000) in the aggregate, and be at least as broad as Insurance Services Office’s (ISO) policy form CG 00 01.

5.           Umbrella and excess liability insurance in an amount not less than Two Million Dollars ($2,000,000) per occurrence and in the aggregate on terms consistent with the commercial general liability insurance policy required under paragraph 4 of this Exhibit B, and (if applicable) including automobile liability and employer liability.

6.           If applicable, automobile liability coverage for all vehicles owned, used or leased by Borrower containing minimum limits per occurrence of One Million Dollars ($1,000,000).

7.           If applicable, worker’s compensation subject to the worker’s compensation laws of the applicable state, and employer’s liability in amounts reasonably acceptable to Lender.

8.           Upon thirty (30) days’ written notice, (x) increases in the amounts of coverage required hereunder as may be reasonably requested by Lender taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices and (y) such other reasonable insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the Properties located in or around the region in which Properties are located.

EXHIBIT C

FORM OF REQUEST FOR RELEASE

[________] [__], 201[_]

To:	B2R Finance L.P., a Delaware limited partnership (the “Lender”).

From:	AHR First Borrower LLC, a Delaware limited liability company (the “Borrower”)

Re:
Loan Agreement, dated as of January 15, 2015, by and between Borrower and Lender (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

Borrower hereby gives notice of its intent to Transfer each of the Properties listed on Schedule I hereto (collectively, the “Release Properties”).  In connection with such Transfer, Borrower hereby certifies, as of the date hereof, the following:

(a)           enclosed herewith are true, correct and complete copies of each material agreement relating to the proposed Transfer, including any HUD-1 or other closing statements;

(b)           Schedule I hereto sets forth for each Release Property the following:  (i) gross sales price (including any earnest money, down payment or similar deposit included in the total sales price paid by the purchaser of such Release Property), (ii) Transfer Expenses, (iii) Transfer Proceeds and (iv) the applicable Release Amount;

(c)           the date of the proposed Transfer (the “Transfer Date”) is [_________], 201[_];

(d)           the Borrower has not previously submitted a Request for Release applicable to the calendar month that includes the proposed Transfer Date;

(e)           as set forth on Schedule II hereto, the Debt Service Coverage Ratio as of the most recent Calculation Date, after giving pro forma effect for the elimination of the Underwritten Net Cash Flow for the applicable Release Property and the reduction of Debt Service as determined by Lender pursuant to Section 1.4.4(d) is at least the Closing Date DSCR;

(f)           intentionally omitted;

(g)           no Event of Default has occurred and is continuing other than a Qualified Release Property Default that will be cured as a result of the release of the Release Properties; and

(h)           [the Release Property is being Transferred to a Person who is not a Relevant Party or an Affiliate of a Relevant Party, pursuant to a bona fide all-cash sale on arms-length terms and conditions] [the Transfer of the Release Property will cure a Qualified Release Property Default and the Release Property is being Transferred to an Affiliate of Borrower or Equity Owner (but not a direct or indirect subsidiary of either of them), for cash consideration equal to not less than the BPO Value of the Release Property, as determined by Lender];

(i)           the Release Property is being transferred pursuant to a bona fide all-cash sale of the Release Property on arms-length terms and conditions.

Borrower hereby requests that Lender provide a release with respect to the Release Properties.

IN WITNESS WHEREOF, Lender has caused this certificate to be executed on its behalf this [__] day of [____________], 201[_].

AHR FIRST BORROWER LLC, a Delaware limited liability company

By:	/s/
Name
Title

SCHEDULE I

PROPERTIES TO BE TRANSFERRED

Unit Number	Property Address	Gross Transfer Proceeds	Transfer Expenses	Transfer Proceeds	Applicable Release Amount

SCHEDULE II

CALCULATION OF PRO FORMA DEBT SERVICE COVERAGE RATIO

A.           Numerator calculation

1.Underwritten Net Cash Flow as of the most recent Calculation Date:	$________
2.Underwritten Net Cash Flow for the Release Properties as of the most recent Calculation Date:	$________
3.Line A1 minus Line A2 (pro forma Underwritten Net Cash Flow):	$________

B.           Denominator calculation

1.Monthly Debt Service Payment:	$________

C.           Pro Forma Debt Service Coverage Ratio

1.(Line A3 ÷ Line B1)	_____: 1.00
2.Closing Date Debt Service Coverage Ratio:	1.72 : 1.00

SCHEDULE III

INTENTIONALLY OMITTED

EXHIBIT D

STATE SPECIFIC PROVISIONS

NOTICE OF INDEMNIFICATION.  BORROWER ACKNOWLEDGES THAT THIS AGREEMENT PROVIDES FOR INDEMNIFICATION OF LENDER BY BORROWER.

EXHIBIT E

DEFINITION OF SPECIAL PURPOSE ENTITY

Borrower hereby represents and warrants to, and covenants with, Lender that since the date of the formation of Borrower and Equity Owner, Borrower and Equity Owner have complied with the following and at all times on and after the Closing Date and until such time as the Obligations shall be paid and performed in full Borrower shall, and shall cause Equity Owner to, comply with the following:

(a)           Borrower (i) has been, is, and will be organized solely for the purpose of acquiring, renovating, rehabilitating, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Properties, entering into the Loan Documents to which it is a party, refinancing the Properties in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, and (ii) has not owned, does not own, and will not own any asset or property other than (A) the Properties, and (B) incidental personal property necessary for the ownership or operation of the Properties.

(b)           Equity Owner (i) has been, is, and will be organized solely for the purpose of acting as the sole member of Borrower, executing the Loan Documents to which it is a party and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, and (ii) has not owned, does not own, and will not own any asset or property other than its membership interest in Borrower.

(c)           Borrower has not engaged and will not engage in any business other than the acquisition, renovation, rehabilitation, ownership, management and operation of the Properties and Borrower will conduct and operate its business as presently conducted and operated.

(d)           Equity Owner has not engaged and will not engage in any business other than acting as the member of Borrower and Equity Owner will conduct and operate its business as presently conducted and operated.

(e)           Each Loan Party has not and will not enter into any contract or agreement with any Affiliate of such Loan Party except upon commercially reasonable terms and conditions that are comparable to those of an arms-length basis with third parties other than any such party.

(f)           Each Loan Party has not incurred and will not incur any Indebtedness other than, with respect to Borrower, Permitted Indebtedness, and with respect to Equity Owner, Equity Owner Permitted Indebtedness.  No Indebtedness other than the Debt may be secured (senior, subordinate or pari passu) by the Collateral.

(g)           Each Loan Party has not made and will not make any loans or advances to any third party (including any Affiliate or constituent party), and has not and shall not acquire obligations or securities of its Affiliates.

(h)           Each Loan Party has been, is, and intends to remain solvent and each Loan Party has paid and intends to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of any Loan Party to make any additional capital contributions to such Loan Party.

(i)           Each Loan Party has done or caused to be done, and will do, all things necessary to observe organizational formalities and preserve its existence, and no Loan Party will, nor will such Loan Party permit any Person to, (i) terminate or fail to comply with the provisions of its organizational documents, or (ii) unless (A) Lender has consented and (B) following a Secondary Market Transaction, the applicable Rating Agencies have issued a Rating Agency Confirmation in connection therewith, amend, modify or otherwise change its partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents.

(j)           Each Loan Party has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any other Person.  No Loan Party’s assets will be listed as assets on the financial statement of any other Person, provided, however, that a Loan Party’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of such Loan Party and such Affiliates and to indicate that such Loan Party’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person, and (ii) such assets shall be listed on such Loan Party’s own separate balance sheet.  Except to the extent that such Loan Party is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law, each Loan Party will file its own tax returns (to the extent such Loan Party is required to file any such tax returns) and will not file a consolidated, combined or unitary income tax return (as provided for in IRC Sec. 1501 or any applicable state or local law) with any other Person.  Each Loan Party has maintained and shall maintain its books, records, resolutions and agreements in accordance with this Agreement.

(k)           Each Loan Party has been, will be, and at all times has held and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of such Loan Party or any constituent party of such Loan Party), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or department or part of the other and shall maintain and utilize separate stationery, invoices and checks bearing its own name.

(l)           Each Loan Party has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of any Loan Party to make any additional capital contributions to such Loan Party.

(m)           No Loan Party or any constituent party of such Loan Party has sought or will seek or effect the liquidation, dissolution, winding up, consolidation or merger, in whole or in part, of such Loan Party.

(n)           No Loan Party has or will commingle the funds and other assets of such Loan Party with those of any Affiliate or constituent party or any other Person, and has held and will hold all of its assets in its own name.

(o)           Each Loan Party has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.

(p)           No Loan Party has or will assume or guarantee or become obligated for the debts of any other Person (other than other Loan Parties) and no Loan Party has or will hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person (other than other Loan Parties), except, in each case, as contemplated by this Agreement or the other Loan Documents.

(q)           Intentionally Omitted

(r)           The organizational documents of each Loan Party shall also provide an express acknowledgment that Lender is an intended third-party beneficiary of the “special purpose” provisions of such organizational documents.

(s)           The organizational documents of each Loan Party shall provide that actions requiring such unanimous written consent shall include each of the following with respect to such Loan Party (each, a “Material Action”):  (i) filing or consenting to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, (ii) seeking or consenting to the appointment of a receiver, liquidator or any similar official of such Loan Party, or a substantial part of its business, (iii) making an assignment for the benefit of creditors, (iv) admitting in writing its inability to pay debts generally as they become due, (v) declaring or effectuating a moratorium on the payment of any obligations, or (vi) taking any action in furtherance of the foregoing, provided, for purposes of clauses (iv) and (vi), the following shall not constitute a Material Action:  (1) admissions or statements which are compelled and required by law and which are true and correct, or (2) admissions or statements in writing to Lender or any servicer of the Loan, or in connection with any audit opinion or “going concern” qualification in its audited financial statements, that (x) Borrower cannot pay its Operating Expenses, (y) Borrower cannot pay debt service on the Loan, or (z) Borrower cannot repay or refinance the Loan on the Maturity Date.  No Loan Party shall take any of the foregoing actions without the unanimous written consent of its board of directors or its member(s).

(t)           Notwithstanding anything herein to the contrary, each Loan Party shall be a Delaware single-member limited liability company satisfying the requirements below (an “Acceptable LLC”):

(i)           the organizational documents shall provide that, as long as any portion of the Obligations remains outstanding, upon the occurrence of any event that causes the Sole Member of such limited liability company to cease to be a member of such limited liability company (other than (i) upon an assignment by Sole Member of all of its limited liability company interest in the limited liability company and the admission of the transferee, if permitted pursuant to the organizational documents and the Loan Documents or (ii) the resignation of Sole Member and the admission of an additional member to the limited liability company, if permitted pursuant to the organizational documents and the Loan Documents), the springing member of such Loan Party shall, without any action of any Person and simultaneously with Sole Member ceasing to be a member of such limited liability company, automatically be admitted as members of the limited liability company (in each case, individually, a “Special Member” and collectively, the “Special Members”) and shall preserve and continue the existence of the limited liability company without dissolution.  The organizational documents of the limited liability company shall further provide that for so long as any portion of the Obligations is outstanding, no Special Member may resign or transfer its rights as a Special Member unless a successor Special Member has been admitted to the limited liability company as a Special Member.

(ii)           The organizational documents of the limited liability company shall provide that, as long as any portion of the Obligations remains outstanding, except as expressly permitted pursuant to the terms of this Agreement, (x) Sole Member may not resign, and (y) no additional member shall be admitted to the limited liability company; and

(iii)           the organizational documents of the limited liability company shall provide that, as long as any portion of the Obligations remains outstanding:  (v) the limited liability company shall be dissolved, and its affairs shall be wound up, only upon the first to occur of the following:  (A) the termination of the legal existence of the last remaining member of the limited liability company or the occurrence of any other event which terminates the continued membership of the last remaining member of the limited liability company unless the business of the Loan Party is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (the “Act”), or (B) The entry of a decree of judicial dissolution under Section 18-802 of the Act; (w) upon the occurrence of any event that causes the last remaining member of the limited liability company to cease to be a member of the limited liability company or that causes Sole Member to cease to be a member of the limited liability company (other than (A) upon an assignment by Sole Member of all of its limited liability company interest in the limited liability company and the admission of the transferee, if permitted pursuant to the organizational documents and the Loan Documents, or (B) the resignation of Sole Member and the admission of an additional member of the limited liability company, if permitted pursuant to the organizational documents and the Loan Documents), to the fullest extent permitted by law, the personal representative of such last remaining member shall be authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in the limited liability company, agree in writing (I) to continue the existence of the limited liability company, and (II) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the limited liability company, effective as of the occurrence of the event that terminated the continued membership of such member in the limited liability company; (x) the bankruptcy of Sole Member or a Special Member shall not cause such Sole Member or Special Member, respectively, to cease to be a member of the limited liability company and upon the occurrence of such an event, the business of the limited liability company shall continue without dissolution; (y) that in the event of the dissolution of the limited liability company, the limited liability company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the limited liability company in an orderly manner), and the assets of the limited liability company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; and (z) that to the fullest extent permitted by law, each of Sole Member  and the Special Member shall irrevocably waive any right or power that they might have to cause the limited liability company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the limited liability company, to compel any sale of all or any portion of the assets of the limited liability company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the limited liability company.

(u)           No Loan Party has permitted or will permit any Affiliate (except a Manager pursuant to a Management Agreement entered into in accordance with this Agreement) or constituent party independent access to its bank accounts.

(v)           Each Loan Party has paid and intends to pay its own liabilities and expenses, including the salaries of its own employees (if any) from its own funds, and has maintained and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of any Loan Party to make any additional capital contributions to such Loan Party.

(w)           Each Loan Party has compensated and shall compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of any Loan Party to make any additional capital contributions to such Loan Party.

(x)           Each Loan Party has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space.

(y)           Except in connection with the Loan, no Loan Party has pledged and no Loan Party will pledge its assets for the benefit of any other Person.

(z)           No Loan Party has and no Loan Party will have any obligation to indemnify its officers, directors, members or partners, as the case may be, or has such an obligation that is fully subordinated to the Debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation.

(aa)           If such Loan Party is (i) a limited liability company, has articles of organization, a certificate of formation and/or an operating agreement, as applicable, (ii) a limited partnership, has a limited partnership agreement, or (iii) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity will not:  (A) dissolve, merge, liquidate, consolidate; (B) sell, transfer, dispose, or encumber (except with respect to the Loan Documents) all or substantially all of its assets or acquire all or substantially all of the assets of any Person; or (C) engage in any other business activity, or amend its organizational documents with respect to the matters set forth on this Exhibit E without the consent of Lender.

(bb)           No Loan Party has, does or will have any of its obligations guaranteed by an Affiliate (other than by the Equity Owner Guaranty and the Sponsor Guaranty with respect to the Loan).

EXHIBIT F

INTENTIONALLY OMITTED

EXHIBIT G

FORM OF COMPLIANCE CERTIFICATE

Compliance Certificate

[Borrower Letterhead]

To:	B2R Finance L.P., as Lender

under the below referenced Loan Agreement

6000 Fairview Road, Suite 1200

Charlotte, NC 28210

Attention: Katharine R. Briggs or General Counsel

Re:           Compliance Certificate dated [_________________], 201[_]

Ladies and Gentlemen:

Reference is made to that certain Loan Agreement, dated as of January 15, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and between AHR First Borrower LLC, a Delaware limited liability company (together with its permitted successors and assigns, collectively, “Borrower”), and B2R Finance L.P., a Delaware limited partnership (together with its permitted successors and assigns, collectively, “Lender”).  Capitalized terms used in this Compliance Certificate have the meanings set forth in the Loan Agreement unless specifically defined herein.

Pursuant to Section 3.31.1(d) of the Loan Agreement, the undersigned officer of Borrower hereby certifies that:

1.           The financial information of Borrower required to be provided for the calendar quarter ended [March 31] [June 30] [September 30] [December 31], 201[__] (the “Calculation Date”) pursuant to Section 3.31.1(b) of the Loan Agreement and the calculations attached as Schedule 1 hereto, have been prepared in accordance with GAAP and fairly present the financial condition of Borrower.

2.           Such officer has reviewed the terms of the Loan Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of Borrower during the accounting period covered by the financial statements delivered pursuant to Section 3.31.1(b) of the Loan Agreement.

3.           Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence, as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 hereto, specifying the nature and period of existence thereof and what action Borrower has taken, is taking, or proposes to take with respect thereto.

4.           As of the date of this Compliance Certificate, no Property is a Disqualified Property.

5.           Attached hereto as Schedule 3 is the current Property Tax assessment amounts and Other Charges payable in respect of each Property.  As of the date of this Compliance Certificate, all Property Taxes and Other Charges have been paid with respect to the Properties before any such Property Taxes or Other Charges became delinquent, subject to any contest conducted in accordance with Section 3.8 of the Loan Agreement.

6.           Attached hereto as Schedule 4 is the monthly cost of the insurance required under Section 4.1.1 of the Loan Agreement.

7.           Attached hereto as Schedule 5 is a schedule of the Capital Expenditures made at each Property for (i) the calendar quarter ended on the Calculation Date and (ii) the 12 month period ended on the Calculation Date.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this ______ day of _____________, 201_.

AHR FIRST BORROWER LLC, a Delaware limited liability company

By:	/s/
Name
Title

SCHEDULE 1

Financial Covenant

Debt Service Coverage.  The Debt Service Coverage Ratio for the 12 month period ended on the Calculation Date is calculated as follows:

I.           Debt Service Coverage Ratio.

A. Underwritten Net Cash Flow as of the Calculation Date:	$________
B. Debt Service for such 12 month period:	$________
C. Debt Service Coverage Ratio
1. (Line A ÷ Line B)	___: 1.00
2. Minimum Required	1.30 : 1.00

SCHEDULE 2

Events of Default

SCHEDULE 3

Property Taxes and Other Charges

SCHEDULE 4

Cost of Insurance

SCHEDULE 5

Capital Expenditures

EXHIBIT H

INTENTIONALLY OMITTED

EXHIBIT I

FORM OF TENANT DIRECTION LETTER

[______________], 201[_]

[TENANT]

Re:           [Describe Lease] (the “Lease”)

To Whom it May Concern:

Please be advised of new Lease payment instructions for your home effective immediately.  All payments due under the Lease should be delivered as follows:

(i)           If by check, money order, or its equivalent, please mail such items to:

[INSERT LOCKBOX ACCT. INFO]

Attention:
Facsimile No.:

(a)           If by wire transfer to:

[INSERT LOCKBOX ACCT. INFO]

Payee:
ABA Routing #:
For Account:
Account #:
Bank Contact:

This payment direction may not be rescinded or altered, except by a written direction signed by B2R Finance L.P., its successors and/or assigns or its agent.  The foregoing payment direction is irrevocable, except with the written consent of our mortgagee, B2R Finance L.P. (or its successors or assigns), notwithstanding any future contrary request or direction from the undersigned or any other person (other than B2R Finance L.P. (or its successors or assigns)).

Thank you for your cooperation.

AHR FIRST BORROWER LLC, a Delaware limited liability company

By:	/s/
Name
Title

EXHIBIT K

INTEREST RATE CAP PROVISIONS

1. “Interest Rate Cap Agreement” means the Confirmation and Agreement (together with the schedules relating thereto), dated on or about the Closing Date, between the Counterparty and Borrower, obtained by Borrower and collaterally assigned to Lender pursuant to this Agreement.  After delivery of a Replacement Interest Rate Cap Agreement to Lender, the term Interest Rate Cap Agreement shall be deemed to mean such Replacement Interest Rate Cap Agreement.  The Interest Rate Cap Agreement shall be governed by the laws of the State of New York and shall contain each of the following:

(a) the notional amount of the Interest Rate Cap Agreement shall be equal to the maximum principal amount of the Loan;

(b) the remaining term of the Interest Rate Cap Agreement shall at all times extend through the end of the Interest Period in which the Maturity Date occurs as extended from time to time pursuant to this Agreement and the Loan Documents;

(c) the Interest Rate Cap Agreement shall be issued by the Counterparty to Borrower and shall be pledged to Lender by Borrower in accordance with this Agreement;

(d) the Counterparty under the Interest Rate Cap Agreement shall be obligated to make a stream of payments, directly to the Cash Management Account (whether or not an Event of Default has occurred) from time to time equal to the product of (i) the notional amount of such Interest Rate Cap Agreement multiplied by (ii) the excess, if any, of LIBOR (including any upward rounding under the definition of LIBOR) over the Strike Price and shall provide that such payment shall be made on a monthly basis in each case not later than (after giving effect to and assuming the passage of any cure period afforded to such Counterparty under the Interest Rate Cap Agreement, which cure period shall not in any event be more than three Business Days) each Payment Date;

(e) the Counterparty under the Interest Rate Cap Agreement shall execute and deliver the Acknowledgment; and

(f) the Interest Rate Cap Agreement shall impose no material obligation on the beneficiary thereof (after payment of the acquisition cost) and shall be in all material respects satisfactory in form and substance to Lender and shall satisfy applicable Rating Agency standards and requirements, including provisions satisfying Rating Agencies standards, requirements and criteria (i) that incorporate customary tax “gross up” provisions, (ii) whereby the Counterparty agrees not to file or join in the filing of any petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, and (iii) that incorporate, if the Interest Rate Cap Agreement contemplates collateral posting by the Counterparty, a credit support annex setting forth the mechanics for collateral to be calculated and posted that are consistent with Rating Agency standards, requirements and criteria.

2. “Replacement Interest Rate Cap Agreement” means an interest rate cap agreement from an Approved Counterparty with terms that are the same in all material respects as the terms of the Interest Rate Cap Agreement except that the same shall be effective as of (i) in connection with a replacement pursuant to this Exhibit K, following a downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty, the date required in this Exhibit K or (ii) in connection with a replacement (or extension of the then-existing Interest Rate Cap Agreement) in connection with an extension of the Maturity Date pursuant to Section 1.9, the date required in Section 1.9; provided that to the extent any such interest rate cap agreement does not meet the foregoing requirements, a Replacement Interest Rate Cap Agreement shall be such interest rate cap agreement approved in writing by Lender, and if the Loan or any portion thereof is included in a Secondary Market Transaction, each of the Rating Agencies with respect thereto.

3. “Acknowledgement” means an acknowledgement of the Collateral Assignment of Interest Rate Protection Agreement, dated on or about the Closing Date, or as applicable, the applicable Maturity Date, made by Counterparty, or as applicable, Approved Counterparty, in form and substance acceptable to Lender.

4. Interest Rate Cap Agreement.  Prior to or contemporaneously with the Closing Date, Borrower shall have obtained, and thereafter maintain in effect, the Interest Rate Cap Agreement, which shall have a term expiring no earlier than the last day of the Interest Period in which the Maturity Date occurs and have a notional amount which shall not at any time be less than the Outstanding Principal Balance.  The Interest Rate Cap Agreement shall have a strike rate equal to the Strike Price.

5. Covenants.

(a) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement.  All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately into the Cash Management Account pursuant to Section 5.1.1.  Subject to terms hereof, provided no Event of Default has occurred and is continuing, Borrower shall be entitled to exercise all rights, powers and privileges of Borrower under, and to control the prosecution of all claims with respect to, the Interest Rate Cap Agreement and the other Rate Cap Collateral.  Borrower shall take all actions reasonably requested by Lender to enforce Borrower’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty thereunder and shall not waive, amend or otherwise modify any of its rights thereunder.

(b) Borrower shall defend Lender’s right, title and interest in and to the Rate Cap Collateral pledged by Borrower pursuant hereto or in which it has granted a security interest pursuant hereto against the claims and demands of all other Persons.

(c) In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty such that it ceases to qualify as an “Approved Counterparty”, unless the Counterparty shall have posted collateral on terms acceptable to each Rating Agency, Borrower shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than ten (10) Business Days following receipt of notice from Lender, Servicer or any other Person of such downgrade, withdrawal or qualification.  In the event that the Counterparty is downgraded below “BBB+” by S&P or Fitch (or, if such counterparty was an approved counterparty based on its short-term rating by S&P or Fitch, below “A-2” by S&P or “F-2” by Fitch) or below “Baa1” by Moody’s, a Replacement Interest Rate Cap Agreement shall be required regardless of the posting of collateral.

(d) In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement as and when required hereunder, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing the Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is paid by Borrower to Lender.

(e) Borrower shall not sell, assign, or otherwise dispose of, or mortgage, pledge or grant a security interest in, any of the Rate Cap Collateral or any interest therein, and any sale, assignment, mortgage, pledge or security interest whatsoever made in violation of this covenant shall be a nullity and of no force and effect, and upon demand of Lender, shall forthwith be cancelled or satisfied by an appropriate instrument in writing.

(f) Borrower shall not (i) without the prior written consent of Lender, modify, amend or supplement the terms of the Interest Rate Cap Agreement, (ii) without the prior written consent of Lender, except in accordance with the terms of the Interest Rate Cap Agreement, cause the termination of the Interest Rate Cap Agreement prior to its stated maturity date, (iii) without the prior written consent of Lender, except as aforesaid, waive or release any obligation of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) under the Interest Rate Cap Agreement, (iv) without the prior written consent of Lender, consent or agree to any act or omission to act on the part of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) which, without such consent or agreement, would constitute a default under the Interest Rate Cap Agreement, (v) fail to exercise promptly and diligently each and every material right which it may have under the Interest Rate Cap Agreement, (vi) take or intentionally omit to take any action or intentionally suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under the Interest Rate Cap Agreement or any defense by the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) to payment or (vii) fail to give prompt notice to Lender of any notice of default given by or to Borrower under or with respect to the Interest Rate Cap Agreement, together with a complete copy of such notice.  If Borrower shall have received written notice that a Secondary Market Transaction shall have occurred, no consent by Lender provided for in this Exhibit K, Section 5(f), shall be given by Lender unless Lender shall have received a Rating Agency Confirmation.

(g) In connection with an Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender an opinion of counsel from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty upon which Lender and its successors and assigns may rely (the “Counterparty Opinion”), under New York law and, if the Counterparty is a non-U.S. entity, the applicable foreign law, which shall provide in relevant part, that: (i) the issuer is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement; (ii) the execution and delivery of the Interest Rate Cap Agreement by the issuer, and any other agreement which the issuer has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property; (iii) all consents, authorizations and approvals required for the execution and delivery by the issuer of the Interest Rate Cap Agreement, and any other agreement which the issuer has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and (iv) the Interest Rate Cap Agreement, and any other agreement which the issuer has executed and delivered pursuant thereto, has been duly executed and delivered by the issuer and constitutes the legal, valid and binding obligation of the issuer, enforceable against the issuer in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

6. Representations and Warranties.  Borrower hereby covenants with, and represents and warrants to Lender as of the Closing Date as follows:

(a) The Interest Rate Cap Agreement constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b) The Rate Cap Collateral is free and clear of all claims or security interests of every nature whatsoever, except such as are created pursuant to this Agreement and the other Loan Documents, and Borrower has the right to pledge and grant a security interest in the same as herein provided without the consent of any other Person other than any such consent that has been obtained and is in full force and effect.

(c) The Rate Cap Collateral has been duly and validly pledged hereunder.  All consents and approvals required to be obtained by Borrower for the consummation of the transactions contemplated by this Agreement have been obtained.

(d) Giving effect to the aforesaid grant and assignment to Lender, Lender has, as of the date of this Agreement, and as to Rate Cap Collateral acquired from time to time after such date, shall have, a valid, and upon proper filing, perfected and continuing first priority lien upon and security interest in the Rate Cap Collateral; provided that no representation or warranty is made with respect to the perfected status of the security interest of Lender in the proceeds of Rate Cap Collateral consisting of “cash proceeds” or “non-cash proceeds” as defined in the UCC except if, and to the extent, the provisions of Section 9-306 of the UCC shall be complied with.

(e) Except for financing statements filed or to be filed in favor of Lender as secured party, there are no financing statements under the UCC covering any or all of the Rate Cap Collateral and Borrower shall not, without the prior written consent of Lender, until payment in full of all of the Obligations, execute and file in any public office, any enforceable financing statement or statements covering any or all of the Rate Cap Collateral, except financing statements filed or to be filed in favor of Lender as secured party.

7. Payments.  If Borrower at any time shall be entitled to receive any payments with respect to the Interest Rate Cap Agreement, such amounts shall, immediately upon becoming payable to Borrower, be deposited by Counterparty into the Cash Management Account.

8. Remedies. Subject to the provisions of the Interest Rate Cap Agreement, if an Event of Default shall occur and then be continuing:

(a) Lender, without obligation to resort to any other security, right or remedy granted under any other agreement or instrument, shall have the right to, in addition to all rights, powers and remedies of a secured party pursuant to the UCC, at any time and from time to time, sell, resell, assign and deliver, in its sole discretion, any or all of the Rate Cap Collateral (in one or more parcels and at the same or different times) and all right, title and interest, claim and demand therein and right of redemption thereof, at public or private sale, for cash, upon credit or for future delivery, and in connection therewith Lender may grant options and may impose reasonable conditions such as requiring any purchaser to represent that any “securities” constituting any part of the Rate Cap Collateral are being purchased for investment only, Borrower hereby waiving and releasing any and all equity or right of redemption to the fullest extent permitted by the UCC or Legal Requirements.  If all or any of the Rate Cap Collateral is sold by Lender upon credit or for future delivery, Lender shall not be liable for the failure of the purchaser to purchase or pay for the same and, in the event of any such failure, Lender may resell such Rate Cap Collateral.  It is expressly agreed that Lender may exercise its rights with respect to less than all of the Rate Cap Collateral, leaving unexercised its rights with respect to the remainder of the Rate Cap Collateral, provided, however, that such partial exercise shall in no way restrict or jeopardize Lender’s right to exercise its rights with respect to all or any other portion of the Rate Cap Collateral at a later time or times.

(b) Lender may exercise, either by itself or by its nominee or designee, in the name of Borrower, all of Lender’s rights, powers and remedies in respect of the Rate Cap Collateral, hereunder and under law.

(c) Borrower hereby irrevocably, in the name of Borrower or otherwise, authorizes and empowers Lender and assigns and transfers unto Lender, and constitutes and appoints Lender its true and lawful attorney-in-fact, and as its agent, irrevocably, with full power of substitution for Borrower and in the name of Borrower, (i) to exercise and enforce every right, power, remedy, authority, option and privilege of Borrower under the Interest Rate Cap Agreement, including any power to subordinate or modify the Interest Rate Cap Agreement (but not, unless an Event of Default exists and is continuing, the right to terminate or cancel the Interest Rate Cap Agreement), or to give any notices, or to take any action resulting in such subordination, termination, cancellation or modification and (ii) in order to more fully vest in Lender the rights and remedies provided for herein, to exercise all of the rights, remedies and powers granted to Lender in this Agreement, and Borrower further authorizes and empowers Lender, as Borrower’s attorney-in-fact, and as its agent, irrevocably, with full power of substitution for Borrower and in the name of Borrower, to give any authorization, to furnish any information, to make any demands, to execute any instruments and to take any and all other action on behalf of and in the name of Borrower which in the opinion of Lender may be necessary or appropriate to be given, furnished, made, exercised or taken under the Interest Rate Cap Agreement, in order to comply therewith, to perform the conditions thereof or to prevent or remedy any default by Borrower thereunder or to enforce any of the rights of Borrower thereunder.  These powers-of-attorney are irrevocable and coupled with an interest, and any similar or dissimilar powers heretofore given by Borrower in respect of the Rate Cap Collateral to any other Person are hereby revoked.

(d) Lender may, without notice to, or assent by, Borrower or any other Person (to the extent permitted by law), but without affecting any of the Obligations, in the name of Borrower or in the name of Lender, notify the Counterparty, or if applicable, any other counterparty to the Interest Rate Cap Agreement, to make payment and performance directly to Lender; extend the time of payment and performance of, compromise or settle for cash, credit or otherwise, and upon any terms and conditions, any obligations owing to Borrower, or claims of Borrower, under the Interest Rate Cap Agreement; file any claims, commence, maintain or discontinue any actions, suits or other proceedings deemed by Lender necessary or advisable for the purpose of collecting upon or enforcing the Interest Rate Cap Agreement; and execute any instrument and do all other things deemed necessary and proper by Lender to protect and preserve and realize upon the Rate Cap Collateral and the other rights contemplated hereby.

(e) Pursuant to the powers-of-attorney provided for above, Lender may take any action and exercise and execute any instrument which it may deem necessary or advisable to accomplish the purposes hereof; provided, however, that Lender shall not be permitted to take any action pursuant to said power-of-attorney that would conflict with any limitation on Lender’s rights with respect to the Rate Cap Collateral.  Without limiting the generality of the foregoing, Lender, after the occurrence of an Event of Default, shall have the right and power to receive, endorse and collect all checks and other orders for the payment of money made payable to Borrower representing:  (i) any payment of obligations owed pursuant to the Interest Rate Cap Agreement, (ii) interest accruing on any of the Rate Cap Collateral or (iii) any other payment or distribution payable in respect of the Rate Cap Collateral or any part thereof, and for and in the name, place and stead of Borrower, to execute endorsements, assignments or other instruments of conveyance or transfer in respect of any property which is or may become a part of the Rate Cap Collateral hereunder.

(f) Lender may exercise all of the rights and remedies of a secured party under the UCC.

(g) Without limiting any other provision of this Agreement or any of Borrower’s rights hereunder, and without waiving or releasing Borrower from any obligation or default hereunder, Lender shall have the right, but not the obligation, to perform any act or take any appropriate action, as it, in its reasonable judgment, may deem necessary to protect the security of this Agreement, to cure such Event of Default or to cause any term, covenant, condition or obligation required under this Agreement or the Interest Rate Cap Agreement to be performed or observed by Borrower to be promptly performed or observed on behalf of Borrower.  All amounts advanced by, or on behalf of, Lender in exercising its rights under this Exhibit K, Section 8(g) (including, but not limited to, reasonable legal expenses and disbursements incurred in connection therewith), together with interest thereon at the Default Rate from the date of each such advance, shall be payable by Borrower to Lender upon demand and shall be secured by this Agreement.

9. Sales of Rate Cap Collateral.  No demand, advertisement or notice, all of which are, to the fullest extent permitted by law, hereby expressly waived by Borrower, shall be required in connection with any sale or other disposition of all or any part of the Rate Cap Collateral, except that Lender shall give Borrower at least thirty (30) Business Days’ prior written notice of the time and place of any public sale or of the time when and the place where any private sale or other disposition is to be made, which notice Borrower hereby agrees is reasonable, all other demands, advertisements and notices being hereby waived.  To the extent permitted by law, Lender shall not be obligated to make any sale of the Rate Cap Collateral if it shall determine not to do so, regardless of the fact that notice of sale may have been given, and Lender may without notice or publication adjourn any public or private sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  Upon each private sale of the Rate Cap Collateral of a type customarily sold in a recognized market and upon each public sale, unless prohibited by any applicable statute which cannot be waived, Lender (or its nominee or designee) may purchase any or all of the Rate Cap Collateral being sold, free and discharged from any trusts, claims, equity or right of redemption of Borrower, all of which are hereby waived and released to the extent permitted by law, and may make payment therefor by credit against any of the Obligations in lieu of cash or any other obligations.  In the case of all sales of the Rate Cap Collateral, public or private, Borrower shall pay all reasonable costs and expenses of every kind for sale or delivery, including brokers’ and attorneys’ fees and disbursements and any tax imposed thereon.  However, the proceeds of sale of Rate Cap Collateral shall be available to cover such costs and expenses, and, after deducting such costs and expenses from the proceeds of sale, Lender shall apply any residue to the payment of the Obligations in the order of priority as set forth in this Agreement.

10. Public Sales Not Possible. Borrower acknowledges that the terms of the Interest Rate Cap Agreement may prohibit public sales, that the Rate Cap Collateral may not be of the type appropriately sold at public sales, and that such sales may be prohibited by law.  In light of these considerations, Borrower agrees that private sales of the Rate Cap Collateral shall not be deemed to have been made in a commercially unreasonably manner by mere virtue of having been made privately.

11. Receipt of Sale Proceeds.  Upon any sale of the Rate Cap Collateral by Lender hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt by Lender or the officer making the sale or the proceeds of such sale shall be a sufficient discharge to the purchaser or purchasers of the Rate Cap Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to Lender or such officer or be answerable in any way for the misapplication or non-application thereof.

12. Replacement Interest Rate Cap Agreement.  If, in connection with Borrower’s exercise of any Extension Option pursuant to Section 1.9, Borrower delivers a Replacement Interest Rate Cap Agreement, all the provisions of this Exhibit K applicable to the Interest Rate Cap Agreement delivered on the Closing Date shall be applicable to the Replacement Interest Rate Cap Agreement.

6397189v.9 56672-75